ARRANGEMENT AGREEMENT

GRAN TIERRA ENERGY INC.

AND

SOLANA RESOURCES LIMITED

AND

GRAN TIERRA EXCHANGECO INC.

DATED AS OF JULY 28, 2008

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(continued)

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(continued)

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(continued)

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(continued)

		Page

11.3	Interpretation	70
11.4	Severability	70
11.5	Counterparts	70
11.6	Miscellaneous	71
11.7	Governing Law	71
11.8	Expenses	71
11.9	Further Assurances	71

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Key to Location of Defined Terms

Page

“ABCA”	2
“Agreement”	1
“AIM”	8
“Applicable Environmental Laws”	13
“Arrangement”	2
“Articles of Arrangement”	2
“Closing”	63
“Commissions”	7
“Confidentiality Agreement”	20
“Court”	1
“dollars” or “$”	4
“Effective Date”	2
“Effective Time”	56
“Encumbrance”	6
“Exchangeable Shares”	3
“Exchange Act”	3
“Final Order”	2
“Governmental Entity”	7
“Gran Tierra Comfort Letter”	56
“Gran Tierra Common Stock”	26
"Gran Tierra's Debt"	39
“Gran Tierra Disclosure Letter”	24
“Gran Tierra Employment Agreements”	29
“Gran Tierra Exchangeco”	1
“Gran Tierra Fairness Opinion”	39
“Gran Tierra Intellectual Property”	30
"Gran Tierra Interests"	34
"Gran Tierra Permitted Encumbrances"	34
“Gran Tierra Plans”	30
“Gran Tierra Preferred Stock”	26
“Gran Tierra Colombia Reserve Report”	34
“Gran Tierra Securities Reports”	26
“Gran Tierra Special Voting Stock”	26
“Gran Tierra Stockholders Meeting”	3
“Gran Tierra Subsidiaries”	24
“Gran Tierra Warrants”	3
“Indemnified Party”	64
“Interim Order”	2
“Joint Proxy Statement”	3
“Material Adverse Change”	4
“Material Adverse Effect”	4
“Personal Information”	67
“Plan of Arrangement”	2
“Pre-Closing Period”	43

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Key to Location of Defined Terms
(continued)

Page

“Registration Statement”	3
“SEC”	2
“SEC Filings”	7
“Securities Act”	3
“Solana”	1
“Solana Acquisition Proposal”	48
“Solana Columbia”	5
“Solana Comfort Letter”	56
“Solana Common Shares”	7
“Solana's Debt	22
“Solana Disclosure Letter”	5
"Solana Documents of Title"	17
“Solana Employment Agreements”	10
“Solana Fairness Opinion”	21
“Solana Intellectual Property”	12
"Solana Interests"	16
“Solana Options”	2
"Solana Permitted Encumbrances"	16
“Solana Plans”	12
“Solana Representatives”	45
“Solana Reserve Report”	15
“Solana Shareholders”	1
“Solana Securities Reports”	8
“Solana Securityholders Meeting”	3
“Solana Subsidiaries”	5
“Solana Superior Proposal”	46
“Solana Warrants”	2
“Termination Date”	61
“TSX”	7

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ARRANGEMENT AGREEMENT

This Arrangement Agreement (this “Agreement”) is entered into as of July 28, 2008, among:

Gran Tierra Energy Inc., a Nevada corporation (hereinafter referred to as “Gran Tierra”)

- and –

Solana Resources Limited, an Alberta corporation (hereinafter referred to as “Solana”)

- and –

Gran Tierra Exchangeco Inc. (“Gran Tierra Exchangeco”), an Alberta corporation and a wholly-owned subsidiary of Gran Tierra Callco ULC

Recitals

Whereas:

A. The respective boards of directors of Gran Tierra, Solana and Gran Tierra Exchangeco each deem it advisable and in the best interests of their respective stockholders and shareholders to combine their respective businesses by Gran Tierra Exchangeco acquiring common shares of Solana pursuant to the Plan of Arrangement (as hereinafter defined), subject to the terms and conditions contained herein.

B.  In furtherance of such combination, the respective boards of directors of Gran Tierra, Solana and Gran Tierra Exchangeco have approved the transactions contemplated by this Agreement, the board of directors of Solana has agreed to submit the Plan of Arrangement and the other transactions contemplated hereby to its shareholders (the “Solana Shareholders”), warrantholders and optionholders (the warrantholders and optionholders, together with the Solana Shareholders, “Solana Securityholders”) and the Court of Queen’s Bench of Alberta (the “Court”) for approval, and the board of directors of Gran Tierra has agreed to submit the issuance of the shares of Gran Tierra Common Stock (as hereinafter defined) issuable in connection with the transactions contemplated by this Agreement and the Plan of Arrangement, to its stockholders for approval.

Now, Therefore, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

GENERAL

1.

1.1 Plan of Arrangement

As promptly as practicable after the preliminary Joint Proxy Statement (as hereinafter defined) is cleared by the U.S. Securities and Exchange Commission (the “SEC”), Solana will apply to the Court pursuant to Section 193 of the Business Corporations Act (Alberta), as amended, (the “ABCA”) for an interim order of the Court under Subsection 193(4) of the ABCA containing declarations and directions with respect to the Arrangement (as hereinafter defined), in form and substance reasonably satisfactory to Gran Tierra (such order as it may be affirmed, amended or modified by the Court, the “Interim Order”) providing for, among other things, the calling and holding of the Solana Securityholders Meeting (as hereinafter defined) for the purpose of considering and, if deemed advisable, approving the arrangement (the “Arrangement”) pursuant to Section 193 of the ABCA and pursuant to this Agreement and the Plan of Arrangement substantially in the form of Exhibit A (as amended or supplemented from time to time in accordance with Article 6 thereof, the “Plan of Arrangement”). If the Solana Securityholders approve the Arrangement and all necessary approvals of Gran Tierra stockholders are obtained, Solana will take the necessary steps to submit the Arrangement to the Court and apply for a final order of the Court approving the Arrangement pursuant to Subsection 193(9)(a) of the ABCA, in form and substance reasonably satisfactory to Gran Tierra (such order as it may be affirmed, amended or modified by the Court, (the “Final Order”). Upon issuance of the Final Order and subject to satisfaction or waiver (in respect of those conditions that can be waived) of the conditions precedent in Article 6, each of Gran Tierra and Gran Tierra Exchangeco on the one hand and Solana on the other hand shall execute and deliver such closing documents and instruments and forthwith proceed to file the articles of arrangement in respect of the Arrangement required under Subsection 193(10) of the ABCA to be sent to the Registrar after the Final Order has been granted (the date of such filing, the “Effective Date”), giving effect to the Arrangement (the “Articles of Arrangement”), the Final Order and such other documents as may be required to give effect to the Arrangement with the Registrar pursuant to Subsection 193(9) of the ABCA, whereupon the transactions comprising the Arrangement shall occur (the time of such filing, the “Effective Time”) and shall be deemed to have occurred in the order set out therein without any further act or formality.

1.2 Adjustments to Exchange Ratio

The Exchange Ratio (as defined in the Plan of Arrangement) shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Gran Tierra Common Stock or Solana Common Shares (as hereinafter defined)), merger, reorganization, recapitalization or other like change with respect to Gran Tierra Common Stock or Solana Common Shares occurring after the date hereof and prior to the Effective Time.

1.3 Dissenting Shares

Holders of Solana Common Shares will have rights of dissent with respect to such shares in connection with the Arrangement pursuant to and in the manner set forth in Section 191 of the ABCA, as modified by Article 4 of the Plan of Arrangement. Holders of options (“Solana Options”) and warrants (“Solana Warrants”) to acquire Solana Common Shares will not have rights of dissent with respect to such securities in connection with the Arrangement. Solana shall give Gran Tierra (i) prompt notice of any written demands of a right of dissent, withdrawals of such demands, and any other instruments served pursuant to the ABCA and received by Solana, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such rights. Without the prior written consent of Gran Tierra, except as required by applicable law, Solana shall not make any payment with respect to any such rights or offer to settle or settle any such rights.

2.

1.4 Joint Proxy Statement; Registration Statement

a. As promptly as practicable after execution of this Agreement, Gran Tierra and Solana shall prepare and Gran Tierra shall file with the SEC a preliminary joint management information circular and proxy statement (the “Joint Proxy Statement”), together with any other documents required by the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the Arrangement and the other transactions contemplated hereby. The Joint Proxy Statement shall constitute (i) the management information circular of Solana with respect to the meeting of Solana Securityholders relating to the Arrangement and the approval of certain matters in connection therewith (the “Solana Securityholders Meeting”), and (ii) the proxy statement of Gran Tierra with respect to the meeting of stockholders of Gran Tierra with respect to the issuance of Gran Tierra Common Stock from time to time after the Effective Time in connection with the transactions contemplated by this Agreement and the Plan of Arrangement (the “Gran Tierra Stockholders Meeting”). As promptly as practicable after the preliminary Joint Proxy Statement is cleared by the SEC and, if required by the SEC, after the Registration Statement is declared effective and subject to receipt of the Interim Order, Gran Tierra and Solana shall cause the Joint Proxy Statement to be mailed to each company’s respective securityholders entitled to vote, as the case may be. As promptly as practicable after execution of this Agreement, Gran Tierra shall file a registration statement (the “Registration Statement”) with the SEC to register the issuance of the Gran Tierra Common Stock to be issued from time to time after the Effective Time upon the exchange of the exchangeable shares to be issued by Gran Tierra Exchangeco as contemplated by the Plan of Arrangement (the “Exchangeable Shares”) and the exercise of the Solana Warrants which shall by their terms upon the Effective Date become automatically exercisable into Gran Tierra Common Stock (the “Gran Tierra Warrants”), if such offering may be included on the Registration Statement. Gran Tierra and Solana shall use their commercially reasonable efforts to cause the Registration Statement to become effective. If the Registration Statement is filed and becomes effective, Gran Tierra will use its commercially reasonable efforts to maintain the effectiveness of the Registration Statement for so long as any Exchangeable Shares or Gran Tierra Warrants remain outstanding or until such earlier time as Gran Tierra determines that the securities covered by such Registration Statement have been sold, or may be sold without volume restrictions pursuant to Rule 144, as determined by the counsel to Gran Tierra pursuant to a written opinion letter to such effect, addressed and acceptable to Gran Tierra’s transfer agent.

b. Each party shall promptly furnish to the other parties all information concerning such party and its securityholders as may be reasonably required in connection with any action contemplated by this Section 1.4. The Joint Proxy Statement and the Registration Statement shall comply in all material respects with all applicable requirements of law. Each of Gran Tierra and Solana will notify the other promptly of the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Joint Proxy Statement or the Registration Statement, or for additional information, and will supply the other with copies of all correspondence with the SEC with respect to the Joint Proxy Statement or the Registration Statement. Whenever any event occurs which should be set forth in an amendment or supplement to the Joint Proxy Statement or the Registration Statement, Gran Tierra or Solana, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC, and/or mailing to securityholders entitled to vote of Gran Tierra and Solana, as may be applicable, such amendment or supplement.

3.

c. Gran Tierra and Solana shall take any action required to be taken under any applicable provincial or state securities laws (including “blue sky” laws) in connection with the issuance of the Gran Tierra Common Stock and the Arrangement; provided, however, that with respect to the blue sky and Canadian provincial qualifications, neither Gran Tierra nor Solana shall be required to register or qualify as a foreign corporation or reporting issuer where any such entity is not now so registered or qualified except as to matters and transactions arising solely from the offer and sale of the Gran Tierra Common Stock or the issuance of the Exchangeable Shares.

1.5 Material Adverse Effect or Material Adverse Change

In this Agreement, the term “Material Adverse Effect” or “Material Adverse Change” used with respect to any party means any matter or action that has an effect or change that is, or could reasonably be expected to be, material and adverse to the business, operations, assets, capitalization, financial condition or prospects of such party and subsidiaries, taken as a whole, but excluding any matter, action, effect or change occurring after the date of this Agreement relating to or resulting from: (i) general economic, financial, currency exchange, securities or commodity prices in Canada, the United States or elsewhere, (ii) conditions affecting the oil and gas exploration, exploitation, development and production industry as a whole, and not specifically relating to any party or its respective subsidiaries (in the case of Solana, the “Solana Subsidiaries”) and (in the case of Gran Tierra, the “Gran Tierra Subsidiaries”), including changes in laws (including tax laws) and royalties, (iii) any decline in crude oil or natural gas prices on a current or forward basis, (iv) any matter which has been publicly disclosed or has been communicated in writing to the other party as of the date hereof, (v) the results of any well commenced or completed by Gran Tierra or Solana, as the case may be, after the date hereof (it being the intention of the parties that a determination that any one or more wells completed or commenced after the date hereof (provided that the capital expenditures relating to such wells have been included in such party’s 2008 capital budget previously provided to the other party) is not capable of commercial production shall not be considered to be a Material Adverse Change for the purposes of this Agreement or the Arrangement), or (vi) matters permitted by this Agreement, the Solana Disclosure Letter (as hereinafter defined), the Gran Tierra Disclosure Letter (as hereinafter defined) or consented to or approved in writing by the other party.

1.6 Currency

Unless otherwise specified, all references in this Agreement to “dollars” or “$” shall mean United States dollars.

4.

1.7 Exhibits

The following Exhibits attached hereto are incorporated herein by reference:

a.	Exhibit A - Plan of Arrangement;

b.	Exhibit B - Support Agreement;

c.	Exhibit C - Voting and Exchange Trust Agreement; and

d.	Exhibit D – Form of Non-Solicitation Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SOLANA

Except as set forth in a letter dated the date of this Agreement and delivered by Solana to Gran Tierra concurrently herewith (the “Solana Disclosure Letter”), Solana hereby represents and warrants to, and agrees with, Gran Tierra that:

2.1 Organization and Standing

a. Solana and each body corporate, partnership, joint venture, association or other business entity of which more than 50% of the total voting power of shares of stock or units of ownership or beneficial interest entitled to vote in the election of directors (or members of a comparable governing body) is owned or controlled, directly or indirectly, by Solana (the “Solana Subsidiaries”), is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has full requisite power and authority to carry on its business as it is currently conducted, and to own, lease and operate the properties currently owned, leased and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation or organization authorized to do business in all jurisdictions in which the character of the properties owned or leased or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect on Solana. The Solana Disclosure Letter sets forth a complete list, as at the date hereof, of the Solana Subsidiaries and the percentage of each subsidiary’s outstanding capital stock or other ownership interest owned by Solana or any Solana Subsidiary. Except as set forth in the Solana Disclosure Letter, neither Solana nor any Solana Subsidiary owns any debt or equity interests in any entity other than the Solana Subsidiaries.

b. No Solana Subsidiary has total assets which constitute more than 5% of the consolidated assets of Solana as at March 31, 2008, or the total revenues of which constitute more than 5% of the consolidated revenues of Solana for the three month period ended March 31, 2008, other than the Colombian branch of Solana Petroleum Exploration (Colombia) Limited (“Solana Colombia”). As of the date hereof, Solana is the beneficial direct or indirect owner of all of the outstanding shares, trust units and partnership units, as applicable, of the Solana Subsidiaries with good title thereto free and clear of any and all encumbrances. There are no options, warrants or other rights, shareholder or unitholder rights plans, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by any of the Solana Subsidiaries of any securities of the Solana Subsidiaries or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of the Solana Subsidiaries. All outstanding securities of the Solana Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights.

5.

2.2 Agreement Authorized and its Effect on Other Obligations

a. Solana has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and, subject to approval of the Solana Securityholders and the Court as provided in this Agreement, to consummate the Arrangement and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Solana and, subject to approval of the Solana Securityholders and the Court as provided in this Agreement, the consummation by Solana of the Arrangement and the other transactions contemplated hereby have been unanimously approved by the Solana Board of Directors and have been duly authorized by all other necessary corporate action on the part of Solana. This Agreement has been duly executed and delivered by Solana and is a valid and binding obligation of Solana, enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors’ rights generally, (ii) general equitable principles, and (iii) that the consummation of the Arrangement is subject to approval of the Solana Securityholders and the Court as provided in this Agreement.

b. Neither the execution, delivery or performance of this Agreement or the Arrangement by Solana, nor the consummation of the transactions contemplated hereby or thereby by Solana nor compliance with the provisions hereof or thereof by Solana will: (i) conflict with, or result in any violations of, the articles of incorporation or bylaws of Solana or any equivalent document of any of the Solana Subsidiaries, (ii) result in any breach of or cause a default (with or without notice or lapse of time, or both) under, (iii) give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit or the incurrence of any material cost (including, but not limited to, seismic data transfer fees) under, or (iv) result in the creation of any lien, charge, mortgage, adverse claim, hypothec, pledge, warrant, lease, sublease, encumbrance, right to possession, security interest, option, preferential purchase right or other right or interest of any other person (collectively, an “Encumbrance”) upon any of the material properties or assets of Solana or any of the Solana Subsidiaries under, any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Solana or any of the Solana Subsidiaries or their respective properties or assets, other than any such breaches, defaults, rights, losses, or Encumbrances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Solana.

6.

2.3 Governmental and Third Party Consents

a. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (each a “Governmental Entity”), is required to be obtained by Solana or any of the Solana Subsidiaries in connection with the execution and delivery of this Agreement or the Plan of Arrangement or the consummation of the transactions contemplated hereby or thereby, except for: (i) the filing with the applicable Canadian provincial securities commissions or regulatory authorities (the “Commissions”) and the Court and the mailing to the Solana Securityholders of the Joint Proxy Statement relating to the Solana Securityholders Meeting; (ii) the furnishing to the SEC of such reports and information under the Exchange Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby (the “SEC Filings”); (iii) approval by the Court of the Arrangement and the filings of the articles of arrangement and other required arrangement or other documents as required by the ABCA; (iv) such filings, authorizations, orders and approvals as may be required under state “control share acquisition,” “anti-takeover” or other similar statutes, any other applicable federal, provincial or state securities laws and the rules of the AMEX, the Toronto Stock Exchange (“TSX”), the TSX Venture Exchange or the AIM; (v) such competition and foreign investment notices and filings with any Governmental Entity as may be necessary, including, under the Colombian merger control regime; and (vi) where the failure to obtain such consents, approvals, etc., would not prevent or delay the consummation of the Arrangement or otherwise prevent Solana from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect on Solana.

b. Other than as contemplated by Section 2.3 (a), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of Solana’s material contracts or leases or for Solana to consummate the transactions contemplated hereby, except when the failure to receive such consents or other certificates would not reasonably be expected to have a Material Adverse Effect on Solana.

2.4 Capitalization

a. The authorized capital of Solana consists of an unlimited number of common shares (“Solana Common Shares”). As of July 1, 2008, 126,426,792 Solana Common Shares were issued and outstanding and an aggregate of 4,045,000 Solana Common Shares were reserved for issuance pursuant to outstanding Solana Options granted under the Stock Option Plan of Solana (the “Solana Option Plan”), and an aggregate of 7,500,000 Solana Common Shares were reserved for issuance pursuant to outstanding Solana Warrants, and as at such date, no other Solana Common Shares are reserved for issuance pursuant to any outstanding rights or options and no Solana Preferred Shares are reserved for issuance. All unvested Solana Options will be vested upon the consummation of the transactions contemplated by this Agreement. All of the issued and outstanding Solana Common Shares have been duly authorized and validly  issued, are fully paid and non-assessable, were not issued in violation of the terms of any agreement or other understanding binding upon Solana and were issued in compliance with all applicable charter documents of Solana and all applicable federal, provincial and foreign securities laws, rules and regulations. There are, and have been, no preemptive rights with respect to the issuance of the Solana Common Shares or any other capital stock of Solana.

7.

b. Other than as set forth above, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) of any character to purchase or otherwise acquire from Solana any shares of, or any securities convertible into, the capital stock of Solana.

c. To the knowledge of Solana, neither Solana nor any of the Solana Subsidiaries or their respective shareholders is a party to any unanimous shareholder agreement, pooling agreement, voting trust or other similar type of arrangements in respect of their outstanding securities.

2.5 Securities Reports and Financial Statements

a. Solana has filed, if required, all forms, reports, annual reports, business acquisition reports and documents with the SEC pursuant to the Securities Act and the Exchange Act and the rules and regulations thereunder and with the Commissions pursuant to relevant Canadian securities statutes, regulations, policies and rules and filed all forms, reports, annual reports, business acquisition reports and documents with the Alternative Investment Market of the London Stock Exchange plc (the “AIM”) and the TSX Venture Exchange required to be filed by it pursuant the relevant regulations, policies and rules (collectively, the “Solana Securities Reports”), all of which have complied in all material respects with all applicable requirements of such statutes, regulations, policies and rules. None of the Solana Securities Reports, at the time filed or as subsequently amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. No subsidiary of Solana is required to file any form, report or other document with the SEC or the Commissions. The financial statements of Solana contained in the Solana Canadian Securities Reports complied in all material respects with the then applicable accounting requirements and the published rules and regulations of the relevant Canadian securities statutes with respect thereto, were prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable laws, rules or regulations) and fairly present (subject, in the case of the unaudited statements, to normal, year-end audit adjustments) the consolidated financial position of Solana and its consolidated Solana Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

b. There has been no change in Solana’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to such financial statements, except as described in the notes thereto.

2.6 Liabilities

Neither Solana nor any Solana Subsidiary has, and none of Solana or any Solana Subsidiary is or would reasonably be expected to become responsible for performing or discharging, any accrued, contingent or other liabilities of any nature, either matured or unmatured, that are, individually or in the aggregate, material to Solana or any Solana Subsidiary, except for: (a) liabilities reflected or reserved against in financial statements contained in the Solana Securities Reports; (b) normal and recurring current liabilities that have been incurred in the ordinary course of business and consistent with past practices by Solana or any Solana Subsidiary since the date of the last filed Solana Securities Report filed on SEDAR; (c) liabilities for performance of obligations of Solana or any Solana Subsidiary under any contracts by Solana or any Solana Subsidiary, to the extent such liabilities are readily ascertainable (in nature, scope and amount) from the written terms of such contracts and such contracts have been delivered to Gran Tierra; (d) liabilities described in part 2.6 of the Disclosure Letter; and (e) liabilities that would not, in the aggregate, have a Material Adverse Effect on Solana or any Solana Subsidiary.

8.

2.7 Information Supplied

None of the information supplied or to be supplied by Solana for inclusion or incorporation by reference in the Joint Proxy Statement (and, if filed, the Registration Statement) will, at the time the Joint Proxy Statement is mailed to the securityholders of Solana and at the time of the Solana Securityholders Meeting (and, if filed, at the time the Registration Statement is declared effective), contain any untrue statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the ABCA, applicable United States and Canadian securities laws, the rules and policies of the TSX Venture Exchange and the rules and regulations promulgated thereunder.

2.8 No Defaults

Neither Solana nor any Solana Subsidiary is, or has received notice that it would be with the passage of time, in default or violation of any term, condition or provision of (a) its articles or bylaws; (b) any judgment, decree or order applicable to it; or (c) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument to which Solana or any Solana Subsidiary is now a party or by which it or any of its properties or assets may be bound, except in the case of item (c) for defaults and violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Solana.

2.9 Litigation; Investigations

There is no claim, action, suit or proceeding pending, or to the knowledge of Solana threatened against Solana or any of the Solana Subsidiaries, which would, if adversely determined, individually or in the aggregate, have a Material Adverse Effect on Solana, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Solana or any of the Solana Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect. There is no investigation pending or, to the knowledge of Solana, threatened, against Solana or any of the Solana Subsidiaries before any Governmental Entity which could have such effect.

9.

2.10 Absence of Certain Changes and Events

a. Since March 31, 2008, there has not been:

i. Any Material Adverse Effect on Solana;

ii. Any material damage, destruction, or loss to the business or properties of Solana and the Solana Subsidiaries, taken as a whole, not covered by insurance;

iii. Any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Solana, or any direct or indirect redemption, purchase or any other acquisition by Solana of any such stock;

iv. Any material labor dispute or charge of unfair labor practice (other than routine individual grievances) or, to the knowledge of Solana, any activity or proceeding by a labor organizer or union or by a representative thereof to organize any employees of Solana or any Solana Subsidiary or any campaign being conducted to solicit authorization from employees to be represented by such labor union; or

v. Any other event or condition known to Solana particularly pertaining to and adversely affecting the operations, assets or business of Solana or any of the Solana Subsidiaries (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which would constitute a Material Adverse Effect on Solana.

b. Since July 1, 2008, there has not been any change in the capital stock or in the number of shares or classes of Solana’s authorized or outstanding capital stock as described in Section 2.4 (other than as a result of exercises of Solana Options and Solana Warrants described in Section 2.4 (a)).

2.11 Additional Solana Information

The Solana Disclosure Letter contains true, complete and correct lists of the following items with respect to Solana and each of the Solana Subsidiaries, and Solana has previously furnished or made available to Gran Tierra true, complete and correct copies of all documents referred to in such lists:

a. All contracts which involve, or may involve, aggregate payments by any party thereto of $1,000,000 or more, which payments or obligations are to be performed in whole or in part after the Effective Time and which are not cancellable or terminable by Solana without payment or penalty in excess of $500,000;

b. All option, bonus, incentive compensation, deferred compensation, employment agreements, profit-sharing, retirement, pension, welfare, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements (collectively, “Solana Employment Agreements”);

c. All material patents, trademarks, copyrights and other intellectual property rights owned, licensed or used and all applications therefor;

10.

d. All material trade names and fictitious names used or held, whether and where such names are registered and where used;

e. All obligations or liabilities, direct or indirect, vested or contingent in respect of any rate swap transactions, basis swaps, forward rate transactions, commodity swaps, hedges, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, production sales transactions having terms greater than 90 days or any other similar transactions (including any option with respect to any of such transactions) or any combination of such transactions;

f. All material long-term and short-term promissory notes, installment contracts, loan agreements, credit agreements, operating and finance leases, and any other material agreements relating thereto or with respect to collateral securing the same;

g. All material indebtedness, liabilities and commitments of third parties (other than Solana Subsidiaries) and as to which it is a guarantor, endorser, co-maker, surety or accommodation maker, or is contingently liable therefor (excluding liabilities as an endorser of cheques and the like in the ordinary course of business) or has otherwise provided any form of financial assistance and all letters of credit in excess of $300,000, whether stand-by or documentary, issued by any third party; and

h. All Encumbrances.

2.12 Certain Agreements

Except for the Solana employment agreements disclosed under Section 2.11 (b), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) result in any payment (including severance, unemployment compensation, parachute payment, bonus, retention, termination or otherwise) becoming due to any director, employee or independent contractor of Solana or any of the Solana Subsidiaries under any Solana Plan (as defined in Section 2.13) or otherwise; (b) materially increase any benefits otherwise payable under any Solana Plan or otherwise; or (c) result in the acceleration of the time of payment or vesting of any such benefits. Upon completion of the Arrangement, the aggregate amount payable pursuant to (a) above will not exceed $1.5 million.

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2.13 Employee Benefit Plans

All employee benefits plans covering active, former or retired employees of Solana and the Solana Subsidiaries are listed in the Solana Disclosure Letter (the “Solana Plans”). Solana has made available to Gran Tierra true, complete and correct copies of each Solana Plan, any related trust agreement, annuity or insurance contract or other funding vehicle, and: (a) each Solana Plan has been maintained and administered in material compliance with its terms and is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability or adequate provision has been made therefor; (b) all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof, (c) each Solana Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause, the appropriate governmental agency or authority to revoke such qualification, registration or approval; (d) there are no pending or anticipated material claims against or otherwise involving any of the Solana Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Solana Plan activities) has been brought against or with respect to any Solana Plan; (e) all material contributions, reserves or premium payments required to be made to the Solana Plans have been made or provided for; and (f) neither Solana nor any Solana Subsidiary has any material obligations for retiree health and life benefits under any Solana Plan.

2.14 Intellectual Property

Solana or the Solana Subsidiaries own or possess licenses to use all patents, patent applications, trademarks and service marks (including registrations and applications therefor), trade names, copyrights and written know-how, trade secrets and all other similar proprietary data and the goodwill associated therewith (collectively, the “Solana Intellectual Property”) that are either material to the business of Solana or any Solana Subsidiary or that are necessary for the manufacture, use, license or sale of any services or products manufactured, used, licensed or sold by Solana and the Solana Subsidiaries. The Solana Intellectual Property is owned or licensed by Solana or the Solana Subsidiaries free and clear of any Encumbrance other than such Encumbrances that would not reasonably be expected to have a Material Adverse Effect on Solana. Except in the ordinary course of business, neither Solana nor any of the Solana Subsidiaries has granted to any other person any license or sublicense to use any Solana Intellectual Property. Neither Solana nor any of the Solana Subsidiaries has received any notice of infringement, misappropriation or conflict with, the intellectual property rights of others in connection with the use by Solana and the Solana Subsidiaries of the Solana Intellectual Property.

2.15 Title to Properties

Except for the Solana Interests (as hereinafter defined) and for goods and other property sold, used or otherwise disposed of since March 31, 2008 in the ordinary course of business for fair value, Solana has good and defensible title to all its properties, interests in properties and assets, real and personal, reflected in its March 31, 2008, financial statements, free and clear of any Encumbrance, except: (a) Encumbrances reflected in the balance sheet of Solana as of March 31, 2008 and listed in the Disclosure Letter; (b) liens for current taxes not yet due and payable; and (c) such imperfections of title, easements and Encumbrances as would not reasonably be expected to have a Material Adverse Effect on Solana. All leases pursuant to which Solana or any Solana Subsidiary leases (whether as lessee or lessor) any real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by Solana or any Solana Subsidiary which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Solana and in respect to which Solana or a Solana Subsidiary has not taken adequate steps to prevent a default from occurring. The buildings and premises of Solana and each of the Solana Subsidiaries that are used in its business are in good operating condition and repair, subject only to ordinary wear and tear. All major items of operating equipment of Solana and the Solana Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as do not substantially interfere with the continued use thereof in the conduct of normal operations.

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2.16 Environmental Matters

a. There are no environmental conditions or circumstances, such as the presence or release of any hazardous substance, on any property presently or, to the knowledge of Solana, previously owned or leased by Solana or any of the Solana Subsidiaries that could reasonably be expected to result in a Material Adverse Effect on Solana;

b. Solana and the Solana Subsidiaries have in full force and effect all material environmental permits, licenses, approvals and other authorizations required to conduct their operations and are operating in material compliance thereunder;

c. Solana’s and the Solana Subsidiaries’ operations and the use of their assets do not violate any applicable Canadian or Colombian federal, provincial or local law, statute, ordinance, rule, regulation, order or notice requirement pertaining to (i) the condition or protection of air, groundwater, surface water, soil, or other environmental media, (ii) the environment, including natural resources or any activity which affects the environment or (iii) the regulation of any pollutants, contaminants, waste or other substances (whether or not hazardous or toxic), including their use, storage, treatment, transportation and disposition (collectively the “Applicable Environmental Laws”), except for violations which, either singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Solana;

d. To the knowledge of Solana, none of the operations or assets of Solana or any Solana Subsidiary has ever been conducted or used by Solana or any Solana Subsidiary in such a manner as to constitute a violation of any of the Applicable Environmental Laws, except for violations which, either singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Solana or have been rectified;

e. No written notice has been served on Solana or any Solana Subsidiary from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Applicable Environmental Laws, or regarding any claims for remedial obligations or contribution under any Applicable Environmental Laws, or which may require any material work, repairs, construction or expenditures, other than any of the foregoing which, either singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Solana; and

f. Solana does not know of any reason that would preclude it from renewing or obtaining a reissuance of the material permits, licenses or other authorizations required pursuant to any Applicable Environmental Laws to operate and use any of Solana’s or the Solana Subsidiaries’ assets for their current purposes and uses.

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2.17 Compliance With Other Laws

Neither Solana nor any Solana Subsidiary is in violation of or in default with respect to, or in alleged violation of or alleged default with respect to any other applicable law or any applicable rule or regulation, or any writ or decree of any court or any Governmental Entity or delinquent with respect to any report required to be filed with any Governmental Entity, except for violations, defaults and delinquencies which, either singly or in the aggregate, do not and would not reasonably be expected to result in a Material Adverse Effect on Solana.

2.18 Taxes

a. Except with respect to failures which, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Solana, proper and accurate federal, provincial, state and local income, capital, withholding, value added, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties and any and all other tax returns, reports, and estimates have been filed with appropriate governmental agencies, domestic and foreign, by Solana and each of the Solana Subsidiaries for each period for which any returns, reports, or estimates were due (taking into account any extensions of time to file before the date hereof); all taxes shown by such returns to be payable and any other taxes due and payable have been paid other than those being contested in good faith by Solana or a Solana Subsidiary; and the tax provision reflected in Solana’s financial statements is adequate, in accordance with Canadian or United States (if applicable) generally accepted accounting principles, to cover liabilities of Solana and the Solana Subsidiaries for all taxes, including any interest, penalties and additions to taxes of any character whatsoever applicable to Solana and the Solana Subsidiaries or their assets or businesses.

b. No waiver of any statute of limitations executed by Solana or a Solana Subsidiary with respect to any tax is in effect for any period.

c. Neither Solana nor any Solana Subsidiary has received any notice of reassessment from the Canada Revenue Agency or the Alberta Tax and Revenue Administration, or any tax authority in Colombia, the Cayman Islands or any other jurisdiction that could reasonably be expected to result in a Material Adverse Effect on Solana.

d. There are no tax liens on any assets of Solana or the Solana Subsidiaries except for taxes not yet currently due and those which could not reasonably be expected to result in a Material Adverse Effect on Solana.

e. Solana and the Solana Subsidiaries have withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the Tax Act, all amounts required by law or as required in accordance with published administrative practice of the Canada Revenue Agency and will continue to do so until the Effective Time and have remitted withheld amounts within the prescribed periods to the appropriate governmental agencies. All Canada Pension Plan contributions, Employment Insurance premiums, employer health taxes and other taxes payable by Solana and the Solana Subsidiaries in respect of employees have been or will be paid to the proper governmental agencies within the time required by law. Solana and the Solana Subsidiaries have charged, collected and remitted on a timely basis all taxes as required by applicable law on any sale, supply or delivery whatsoever made by them.

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f. None of sections 78, 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the tax legislation of any province or any other jurisdiction, have applied or will apply to Solana or the Solana Subsidiaries at any time up to and including the Effective Time.

g. No meetings of the Solana Colombia Board of Directors have ever occurred in Canada. At no time since the incorporation of Solana Colombia have the majority of its directors been Canadian resident, nor have any written resolutions of its Board of Directors been executed by a majority of the signatories in Canada. The business and operations of Solana Colombia have been managed, since its incorporation, from outside of Canada.

2.19 Insurance

Policies of insurance are in force as of the date hereof naming Solana as an insured that adequately cover all risks as are customarily covered by oil and gas producers in the industry in which Solana operates. All such policies shall remain in force and effect and shall not be cancelled or otherwise terminated as a result of the transactions contemplated by this Agreement.

2.20 Indebtedness to and by Officers, Directors and Others

Solana is not indebted to any of the directors, officers, employees or consultants or any of their respective associates or affiliates or other parties not at arm’s length to Solana, except for amounts due as normal compensation or reimbursement of ordinary business expenses, nor is there any indebtedness owing by any such parties to Solana.

2.21 No Limitation

There is no non-competition, exclusivity or other similar agreement, commitment or understanding in place to which Solana is a party or by which it is otherwise bound that would now or hereafter in any way limit the business or operations of Solana in a particular manner or to a particular locality or geographic region or for a limited period of time (including, for greater certainty, following the completion of the Arrangement), and the execution, delivery and performance of this Agreement does not and will not result in the restriction of Solana from engaging in this business or from competing with any person or in any geographic area.

2.22 Information to Independent Engineer

Solana has no reason to believe that the report prepared by DeGolyer and MacNaughton Canada Limited dated April 10, 2008 and effective as at December 31, 2007, evaluating the crude oil, natural gas liquids and natural gas reserves and future net production revenues attributable to the properties of Solana as of December 31, 2007 (the “Solana Reserve Report”) and, if applicable, any updates to such report or any other reserve evaluation reports which may be, or be deemed to be, included or incorporated by reference in the Solana Joint Proxy Statement, whether in addition to or as a replacement to the Solana Reserve Report, was not accurate in all material respects as at the effective date of such report and, except for any impact of changes in commodity prices, which may or may not be material, Solana has no knowledge of a Material Adverse Change in the production, costs, price, reserves, estimates of future net production revenues or other relevant information from that disclosed in that report. Solana has provided to DeGolyer and MacNaughton Canada Limited all material information concerning land descriptions, well data, facilities and infrastructure, ownership and operations, future development plans and historical technical and operating data respecting the principal oil and gas assets of Solana, in each case as at the effective dates of such reports and, in particular, all material information respecting the interests of Solana in its principal oil and gas assets and royalty burdens and net profits interest burdens thereon and such information was accurate and correct in all material respects as at the respective dates thereof and did not omit any information necessary to make any such information provided not misleading as at the respective dates thereof and there has been no Material Adverse Change in any of the material information so provided since the date thereof.

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2.23 No Insider Rights

No director, officer, insider or other party not at arm’s length to Solana has any right, title or interest in (or the right to acquire any right, title or interest in) any royalty interest, participation interest or any other interest whatsoever, in any properties of Solana.

2.24 Petroleum and Natural Gas Property Interests

Other than Solana Permitted Encumbrances (as hereinafter defined) and security obligations with respect to its bank indebtedness, all of the interests of each of Solana and each of the Solana Subsidiaries in its petroleum and natural gas rights and leases and all related tangibles, equipment, facilities and miscellaneous interests (collectively, the "Solana Interests") are free and clear of Encumbrances created by, through or under Solana or the Solana Subsidiaries, except as disclosed in the Solana Financial Statements or those arising in the ordinary course of business and that would not reasonably be expected to have a Material Adverse Effect on Solana and, to its knowledge, each of Solana and each of the Solana Subsidiaries holds the Solana Interests under valid and subsisting licenses, leases, permits, concessions, concession agreements, contracts, subleases, reservations or other agreements except where the failure to so hold the Solana Interests would not reasonably be expected to have a Material Adverse Effect on Solana. "Solana Permitted Encumbrances" means: (a) the terms and conditions of the Solana Documents of Title (as hereinafter defined), including the following: (i) any overriding royalties, net profits interests or other encumbrances applicable to the Solana Interests, (ii) any existing potential alteration of the Solana Interests because of a payout conversion or farm-in, farm-out or other such agreement, and (iii) any penalty or forfeiture that applies to the Solana Interests at the date hereof because of Solana's election not to participate in a particular operation; (b) easements, rights of way, servitudes or other similar rights, including, without limitation, rights of way for highways, railways, sewers, drains, gas or oil pipelines, gas or water mains, electric light, power, telephone or cable television towers, poles, and wires; (c) the regulations and any rights reserved to or vested in any municipality or governmental, statutory or public authority to levy taxes or to control or regulate any of Solana's assets in any manner, including, without limitation, the right to control or regulate production rates and the conduct of operations; (d) statutory exceptions to title and the reservations, limitations and conditions in any grants or transfers from the Crown of any of the Solana Interests or interests therein; (e) undetermined or inchoate liens incurred or created in the ordinary course of business as security for Solana's share of the costs and expenses of the development or operation of any of its assets, which costs and expenses are not delinquent as of the Effective Time; (f) undetermined or inchoate mechanics' liens and similar liens for which payment for services rendered or goods supplied is not delinquent as of the Effective Time; and (g) liens granted in the ordinary course of business to a public entity, municipality or governmental authority respecting operations pertaining to any of Solana's assets. "Solana Documents of Title" means, collectively, any and all certificates of title, leases, permits, licences, unit agreements, assignments, trust declarations, royalty agreements, operating agreements or procedures, participation agreements, farm-in and farm-out agreements, sale and purchase agreements, pooling agreements and other agreements by virtue of which Solana's or any of the Solana Subsidiary's title to and interest in its oil and gas assets are derived.

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2.25 Title to Oil and Gas Properties

Although it does not warrant title, other than Solana Permitted Encumbrances, Solana is not aware of any defects, failures or impairments to the title to the Solana Interests, whether or not an action, suit, proceeding or inquiry is pending or threatened and whether or not discovered by any third party, which taken together, could reasonably be expected to have a Material Adverse Effect on: (a) the quantity and pre-tax present worth values of its oil and gas reserves; (b) the current production attributable to its properties; or (c) the current cash flow from such properties.

2.26 No Encumbrances

Other than Solana Permitted Encumbrances, neither Solana nor any of the Solana Subsidiaries has encumbered or alienated its respective interest in the Solana Interests or agreed to do so and such assets are free and clear of all encumbrances except for or pursuant to: (i) encumbrances securing Solana's current credit facility and derivative transactions with the lenders (and other affiliates) thereunder; or (ii) encumbrances arising in the ordinary course of business, which are not material in the aggregate.

2.27 Compliance

To Solana's knowledge, neither Solana nor any Solana Subsidiary has failed to comply with, perform, observe or satisfy any term, condition, obligation or liability which has heretofore arisen under the provisions of any of title or operating documents or any other agreements and documents to which the Solana Interests are subject.

2.28 Areas of Mutual Interest

Neither Solana nor any Solana Subsidiary is bound by or subject to active area of mutual interest covenants.

2.29 Production Related Contracts

Neither Solana nor any Solana Subsidiary is a party to or is otherwise bound or affected by any material: (i) production sales contracts that cannot be terminated on notice of 31 days or less (without an early termination penalty or other cost); (ii) gas balancing or similar agreements; (iii) agreements for transportation, processing or disposal; (iv) agreements for the contract operation by a third party of any of its assets; and (v) agreements to provide transportation, processing or disposal capacity or service to any third party which, for (ii) to (iv) above, cannot be terminated on notice of 60 days or less.

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2.30 Take or Pay Obligations

Neither Solana nor any Solana Subsidiary has any take or pay obligations.

2.31 No Defaults Under Leases and Agreements

a. Solana has not received notice of any default under any of the leases and other title and operating documents or any other agreement or instrument pertaining to the Solana Interests to which Solana is a party or by or to which Solana or the Solana Interests are bound or subject except to the extent that such defaults would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on Solana.

b. To Solana’s knowledge:

i. each of Solana and the Solana Subsidiaries is in good standing under all, and is not in default under any; and

ii. there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the giving of notice, would constitute a default under any,

leases and other title and operating documents or any other agreements and instruments pertaining to the Solana Interests to which it is a party or by or to which it or the Solana Interests are bound or subject and, to their knowledge, all such leases, title and operating documents and other agreements and instruments are in good standing and in full force and effect and none of the counterparties to such leases, title and operating documents and other agreements and instruments is in default thereunder except to the extent that such defaults would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on Solana.

2.32 No Reduction of Interests

Except as is reflected in the Solana Reserve Report, none of the Solana Interests are subject to reduction by reference to payout of or production penalty on any well or otherwise or to change to an interest of any other size or nature by virtue of or through any right or interest granted by, through or under Solana or the Solana Subsidiaries except to the extent that such reduction or change to an interest would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on Solana.

2.33 Royalties, Rentals and Taxes Paid

All royalties and rentals payable on or before the date hereof under the leases and other title and operating documents pertaining to the Solana Interests and all ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of such assets or the production of petroleum substances derived therefrom or allocated thereto or the proceeds of sales thereof payable on or before the date hereof have been properly paid in full and in a timely manner except to the extent that such non-payment would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on Solana.

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2.34 Production Allowables and Production Penalties

a. None of the wells in which Solana or any Solana Subsidiary holds an interest has produced in excess of applicable production allowables imposed by any applicable law or any Governmental Entity and Solana has no knowledge of any impending change in production allowables imposed by any applicable law or any Governmental Entity that may be applicable to any of the wells in which it holds an interest, other than changes of general application in the jurisdiction in which such wells are situated except to the extent that such non-compliance or changes would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on Solana.

b. Neither Solana nor any of the Solana Subsidiaries has received notice of any production penalty or similar production restriction of any nature imposed or to be imposed by any Governmental Entity, including gas-oil ratio, off-target and overproduction penalties imposed by any Governmental Entity with jurisdiction, and, to Solana’s knowledge, none of the wells in which it holds an interest is subject to any such penalty or restriction except to the extent that any such penalty or restriction would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on Solana.

2.35 Operation and Condition of Wells

All wells in which Solana or an Solana Subsidiary holds an interest:

a. for which Solana or an Solana Subsidiary was or is operator, were or have been drilled and, if and as applicable, completed, operated and abandoned in accordance with good and prudent oil and gas industry practices in Colombia and all applicable laws; and

b. for which Solana or an Solana Subsidiary was not or is not operator, to Solana’s knowledge, were or have been drilled and, if and as applicable, completed, operated and abandoned in accordance with good and prudent oil and gas industry practices in Colombia and all applicable laws;

except that, in either case, to the extent that such non-compliance with prudent oil and gas industry practices or applicable laws would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on Solana.

2.36 Operation and Condition of Tangibles

Solana’s and the Solana Subsidiaries’ tangible depreciable property used or intended for use in connection with its oil and gas assets:

a. for which Solana or an Solana Subsidiary was or is operator, was or has been constructed, operated and maintained in accordance with good and prudent oil and gas industry practices in Colombia and all applicable laws during all periods in which Solana or an Solana Subsidiary was operator thereof and is in good condition and repair, ordinary wear and tear excepted, and is useable in the ordinary course of business; and

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b. for which Solana or an Solana Subsidiary was not or is not operator, to Solana’s knowledge, was or has been constructed, operated and maintained in accordance with good and prudent oil and gas industry practices in Colombia and all applicable laws during all periods in which Solana or an Solana Subsidiary was not operator thereof and is in good condition and repair, ordinary wear and tear excepted, and is useable in the ordinary course of business;

except to the extent that such non-compliance with such prudent oil and gas industry practices or applicable law would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on Solana.

2.37 Outstanding AFEs

There are no outstanding authorizations for expenditure pertaining to any of the Solana Interests or any other commitments, approvals or authorizations pursuant to which an expenditure may be required to be made in respect of such assets after the date of the most recent Solana Financial Statements in excess of $500,000 for each such commitment, approval or authorization other than pursuant to the 2008 capital budget disclosed in writing to Gran Tierra prior to the date hereof.

2.38 Confidentiality Agreements

All agreements entered into by Solana with persons other than Gran Tierra regarding the confidentiality of information provided to such persons or reviewed by such persons with respect to the sale of Solana or a substantial portion of its assets or any other business combination or similar transaction with another party are in substantially the form of the Confidentiality Agreement between Gran Tierra and Solana dated July 26, 2007 (the “Confidentiality Agreement”) and Solana has not waived the standstill or other provisions of any of such agreements.

2.39 Outstanding Acquisitions

Other than as disclosed in the Solana Disclosure Letter, Solana has no rights to purchase assets, properties or undertakings of third parties under any agreements to purchase that have not closed in excess of $500,000 individually or $2,000,000 in the aggregate, other than pursuant to the 2008 capital budget disclosed in writing to Gran Tierra prior to the date hereof.

2.40 Foreign Private Issuer

Solana is a “foreign private issuer” within the meaning of Rule 405 of Regulation C adopted by the SEC under the U.S. Securities Act.

2.41 Investment Company and PFIC

Solana is not registered and, to the best of its knowledge, is not required to be registered as an investment company pursuant to the U.S. Investment Company Act of 1940, as amended, and Solana was not in 2007 a “passive foreign investment company” for the purposes of U.S. tax laws.

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2.42 Off-Balance Sheet Arrangements

Solana does not have any “off-balance sheet arrangements” as such term is defined in Form 40-F adopted by the SEC.

2.43 Board Approval

Subject to the delivery of the Solana Fairness Opinion (as hereinafter defined), the Solana Board of Directors has unanimously approved the Arrangement and approved this Agreement, has unanimously determined that the Arrangement and this Agreement are in the best interests of Solana and the Solana Securityholders, and has unanimously determined that the Arrangement is fair to Solana Securityholders.

2.44 Brokers and Finders

Other than Tristone Capital Inc. in accordance with the terms of its engagement letter dated May 30, 2008, a copy of which has been provided to Gran Tierra, none of Solana or any of the Solana Subsidiaries nor any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement. The Solana Disclosure Letter includes a description of all of the fees and other financial obligations and commitments of Solana’s engagement arrangement with such firm.

2.45 Fairness Opinion

The Solana Board of Directors has received a verbal opinion as of July 28, 2008 (and have been advised that they will receive a written opinion) from Tristone Capital Inc. that the Plan of Arrangement is fair from a financial point of view to the Solana Securityholders (the “Solana Fairness Opinion”).

2.46 Restrictions on Business Activities

There is no material agreement, judgment, injunction, order or court decree binding upon Solana or any Solana Subsidiary that has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Solana or any Solana Subsidiary, any acquisition of property by Solana or any Solana Subsidiary or the conduct of any current business by Solana or any Solana Subsidiary.

2.47 Books and Records

The books, records and accounts of Solana and the Solana Subsidiaries (a) have been maintained in accordance with good business practices on a basis consistent with prior years, (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Solana and the Solana Subsidiaries, and (c) accurately and fairly reflect the basis for the Solana financial statements. Solana has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; and (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with Canadian generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets.

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2.48 Minute Books

The corporate records and minute books of Solana and each of the Solana Subsidiaries as provided to Gran Tierra's legal counsel have been maintained in accordance with all applicable statutory requirements and are complete and up-to-date in all material respects.

2.49 Debt

As at the time of execution and delivery of this Agreement by Solana to Gran Tierra, Solana’s Debt (as defined below) is $nil. “Solana's Debt” means total consolidated indebtedness, including long-term debt, bank debt and working capital deficiency, but excluding hedging obligations, future taxes and abandonment and reclamation obligations.

2.50 No Default Under Lending Agreements

No event of default or breach of any material covenant has occurred and is continuing under Solana's existing banking and lending agreements.

2.51 Flow Through Obligations

Neither Solana nor any of the Solana Subsidiaries has entered into any agreements or made any covenants with any parties with respect to the issuance of shares which are "flow-through shares" for the purposes of the Income Tax Act (Canada) or the incurring and renunciation of Canadian exploration expense or Canadian development expense, which amounts have not been fully expended and renounced as required thereunder, without the written approval of Gran Tierra.

2.52 No Shareholders' Rights Protection Plan

Solana is not a party to, and prior to the Effective Time, Solana will not implement, a shareholder rights plan or any other form of plan, agreement, contract or instrument that will trigger any rights to acquire Solana Common Shares or other securities of Solana or rights, entitlements or privileges in favour of any person upon the entering into of this Agreement or the consummation of the Arrangement, without the approval of Gran Tierra.

2.53 Transaction Costs

Solana's aggregate transaction costs related to the transaction contemplated hereby (including all financial advisory (inclusive of the amounts contemplated by Section 2.44), legal, accounting or engineering payments, and any and all other costs and expenses of Solana relating to the transaction contemplated hereby), but exclusive of the costs contemplated by Section 2.12, shall not exceed $5 million. No such costs (other than costs contemplated by Section 2.12) will be incurred by any Solana Subsidiary.

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2.54 No Guarantees or Indemnities

Neither Solana nor any Solana Subsidiary is a party to or bound by any agreement of guarantee, indemnification (other than an indemnification of directors and officers in accordance with the by-laws of each of Solana and the Solana Subsidiaries and applicable law and other than standard indemnities in favour of purchasers of assets in purchase and sale agreements and underwriters and agents in connection with offerings of securities, the financial advisor engaged by Solana for purposes of the transactions contemplated hereby, Solana's registrar and transfer agent, indemnities and guarantees in favour of Solana's bankers and indemnities to support Solana's obligations pursuant to agreements entered into in the ordinary course of business), or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person.

2.55 Reporting Issuer Status

Solana is a reporting issuer in the provinces of British Columbia, Alberta and Ontario and is in material compliance with all applicable Canadian securities laws therein. The Solana Common Shares are listed and posted for trading on the TSX Venture Exchange and the AIM and Solana is in material compliance with the rules of the TSX Venture Exchange and the AIM.

2.56 No Cease Trade Orders

No securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of Solana or any of the Solana Subsidiaries and neither Solana nor any Solana Subsidiary is in default of any requirement of applicable law that would reasonably be expected to have a Material Adverse Effect on the transactions contemplated by this Agreement.

2.57 Disclosure

No representation or warranty made by Solana in this Agreement or the Solana Disclosure Letter, nor any document, written information, statement, financial statement, certificate or Exhibit prepared and furnished or to be prepared and furnished by Solana or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains or contained (as of the date made) any untrue statement of a material fact when made, or omits or omitted (as of the date made) to state a material fact necessary to make the statements or facts contained herein or therein not misleading, in any material way, in light of the circumstances under which they were made.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF GRAN TIERRA

Except as set forth in a letter dated the date of this Agreement and delivered by Gran Tierra to Solana concurrently herewith (the “Gran Tierra Disclosure Letter”), Gran Tierra hereby represents and warrants to, and agrees with, Solana that:

3.1 Organization and Standing

a. Gran Tierra and each body corporate, partnership, joint venture, association or other business entity of which more than 50% of the total voting power of shares of stock or units of ownership or beneficial interest entitled to vote in the election of directors (or members of a comparable governing body) is owned or controlled, directly or indirectly, by Gran Tierra (the “Gran Tierra Subsidiaries”), is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has full requisite power and authority to carry on its business as it is currently conducted, and to own, lease and operate the properties currently owned, leased and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation or organization authorized to do business in all jurisdictions in which the character of the properties owned or leased or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect on Gran Tierra. The Gran Tierra Disclosure Letter sets forth a complete list, as at the date hereof, of the Gran Tierra Subsidiaries and the percentage of each subsidiary’s outstanding capital stock or other ownership interest owned by Gran Tierra or another Gran Tierra Subsidiary. Except as set forth in the Gran Tierra Disclosure Letter, neither Gran Tierra nor any Gran Tierra Subsidiary owns any debt or equity interests in any entity other than the Gran Tierra Subsidiaries.

b. No Gran Tierra Subsidiary has total assets which constitute more than 5% of the consolidated assets of Gran Tierra as at March 31, 2008, or the total revenues of which constitute more than 5% of the consolidated revenues of Gran Tierra for the three month period ended March 31, 2008. As of the date hereof, Gran Tierra is the beneficial direct or indirect owner of all of the outstanding shares, trust units and partnership units, as applicable, of the Gran Tierra Subsidiaries with good title thereto free and clear of any and all encumbrances. There are no options, warrants or other rights, shareholder or unitholder rights plans, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by any of the Gran Tierra Subsidiaries of any securities of the Gran Tierra Subsidiaries or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any securities of the Gran Tierra Subsidiaries. All outstanding securities of the Gran Tierra Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any pre-emptive rights.

3.2 Agreement Authorized and its Effect on Other Obligations

a. Gran Tierra has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and, subject to approval of Gran Tierra’s stockholders as provided in this Agreement, to consummate the Arrangement and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Gran Tierra and, subject to approval of Gran Tierra’s stockholders as provided in this Agreement, the consummation by Gran Tierra of the Arrangement and the other transactions contemplated hereby have been unanimously approved by the Gran Tierra Board of Directors and have been duly authorized by all other necessary corporate action on the part of Gran Tierra. This Agreement has been duly executed and delivered by Gran Tierra and is a valid and binding obligation of Gran Tierra, enforceable in accordance with its terms, except that such enforceability may be subject to: (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors’ rights generally; (ii) general equitable principles; and (iii) that the consummation of the Arrangement is subject to approval of Gran Tierra’s stockholders as provided in this Agreement.

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b. Neither the execution, delivery or performance of this Agreement or the Arrangement by Gran Tierra, nor the consummation of the transactions contemplated hereby or thereby by Gran Tierra nor compliance with the provisions hereof or thereof by Gran Tierra will: (i) conflict with, or result in any violations of, the Articles of Incorporation or bylaws of Gran Tierra or any equivalent document of any of the Gran Tierra Subsidiaries, (ii) result in any breach of or cause a default (with or without notice or lapse of time, or both) under, (iii) give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit or incurrence of any material cost (including, but not limited to, seismic data transfer fees) under, or (iv) result in the creation of any Encumbrance upon any of the material properties or assets of Gran Tierra or any of the Gran Tierra Subsidiaries under, any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Gran Tierra or any of the Gran Tierra Subsidiaries or their respective properties or assets, other than any such breaches, defaults, rights, losses, or Encumbrances which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Gran Tierra.

3.3 Governmental and Third Party Consents

a. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required to be obtained by Gran Tierra or any of the Gran Tierra Subsidiaries in connection with the execution and delivery of this Agreement or the Plan of Arrangement or the consummation of the transactions contemplated hereby or thereby, except for: (i) the filing with the Commissions and the SEC and the mailing to stockholders of Gran Tierra of the Joint Proxy Statement relating to the Gran Tierra Stockholders Meeting, (ii) the furnishing to the SEC of the SEC Filings; (iii) approval by the Court of the Arrangement and the filings of the articles of arrangement and other required arrangement or other documents as required by the ABCA; (iv) such filings, authorizations, orders and approvals as may be required under applicable federal, provincial or state securities laws and the rules of the AMEX or TSX; (v) such competition and foreign investment notices and filings with any Governmental Entity as may be necessary, including, under the Colombian merger control regime; (vi) such notice, filings, orders and approvals as may be necessary under the Public Utilities Board Act (Alberta), Gas Utilities Act (Alberta) or similar legislation in other applicable provinces; and (vii) where the failure to obtain such consents, approvals, etc., would not prevent or delay the consummation of the Arrangement or otherwise prevent Gran Tierra from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect on Gran Tierra.

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b. Other than as contemplated by Section 3.3 (a), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of Gran Tierra’s material contracts or leases or for Gran Tierra to consummate the transactions contemplated hereby, except when the failure to receive such consents or other certificates would not reasonably be expected to have a Material Adverse Effect on Gran Tierra.

3.4 Capitalization

a. The authorized capital stock of Gran Tierra consists of 300,000,000 shares of common stock, $0.001 par value (“Gran Tierra Common Stock”), 25,000,000 shares of preferred stock, par value $0.001 per share, issuable in series (“Gran Tierra Preferred Stock”), and one (1) share of special voting stock (“Gran Tierra Special Voting Stock”). As of June 30, 2008, 99,582,314 shares of Gran Tierra Common Stock were issued and outstanding, no shares of Gran Tierra Preferred Stock were issued and outstanding, and one (1) share of Gran Tierra Special Voting Stock was issued and outstanding. As of June 30, 2008, 5,630,000 shares of Gran Tierra Common Stock were allocated for issuance upon the exercise of stock options then outstanding under Gran Tierra’s stock option plans, 18,418,867 shares of Gran Tierra Common Stock were allocated for issuance upon the exercise of warrants to purchase shares of Gran Tierra Common Stock, and 11,192,856 shares of Gran Tierra Common Stock were allocated for issuance upon exchange of exchangeable shares outstanding and exchangeable for shares of Gran Tierra Common Stock. All of the issued and outstanding shares of Gran Tierra Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any agreement or other understanding binding upon Gran Tierra and were issued in compliance with all applicable charter documents of Gran Tierra and all applicable federal, state and foreign securities laws, rules and regulations. There are, and have been, no preemptive rights with respect to the issuance of the shares of Gran Tierra Common Stock or any other capital stock of Gran Tierra.

b. Other than as set forth above, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, agreements or rights (contingent or otherwise) of any character to purchase or otherwise acquire from Gran Tierra any shares of, or any securities convertible into, the capital stock of Gran Tierra.

c. To the knowledge of Gran Tierra, neither Gran Tierra nor any of the Gran Tierra Subsidiaries or their respective shareholders is a party to any unanimous shareholder agreement, pooling agreement, voting trust or other similar type of arrangements in respect of their outstanding securities.

3.5 Securities Reports and Financial Statements

a. Gran Tierra has filed all forms, reports, annual reports and documents required to be filed by it with the SEC pursuant to the Securities Act and the Exchange Act and the rules thereunder and all forms, reports, annual reports and documents required to be filed by it with the Commissions and AMEX and the TSX (collectively, the “Gran Tierra Securities Reports”), all of which have complied in all material respects with all applicable requirements of such statutes, regulations, policies and rules. None of the Gran Tierra Securities Reports, at the time filed or as subsequently amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. No subsidiary of Gran Tierra is required to file any form, report or other document with the SEC or the Commissions. The financial statements of Gran Tierra contained in the Gran Tierra Securities Reports complied in all material respects with the then applicable accounting requirements and the published rules and regulations of the relevant United States securities statutes with respect thereto, were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of unaudited statements, as permitted by applicable laws, rules or regulations) and fairly present (subject, in the case of the unaudited statements, to normal, year-end audit adjustments) the consolidated financial position of Gran Tierra and its consolidated Gran Tierra Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

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b. There has been no change in Gran Tierra’s accounting policies or the methods of making accounting estimates or changes in estimates that are material to such financial statements, except as described in the notes thereto.

3.6 Liabilities

Neither Gran Tierra nor any Gran Tierra Subsidiary has, and none of Gran Tierra or any Gran Tierra Subsidiary is or would reasonably be expected to become responsible for performing or discharging, any accrued, contingent or other liabilities of any nature, either matured or unmatured, that are, individually or in the aggregate, material to Gran Tierra or any Gran Tierra Subsidiary, except for: (a) liabilities reflected or reserved against in financial statements contained in the Gran Tierra Securities Reports; (b) normal and recurring current liabilities that have been incurred in the ordinary course of business and consistent with past practices by Gran Tierra or any Gran Tierra Subsidiary since the date of the last filed Gran Tierra Securities Report filed with the SEC; (c) liabilities for performance of obligations of Gran Tierra or any Gran Tierra Subsidiary under any contracts by Gran Tierra or any Gran Tierra Subsidiary, to the extent such liabilities are readily ascertainable (in nature, scope and amount) from the written terms of such contracts and such contracts have been delivered to Solana; (d) liabilities described in part 3.6 of the Disclosure Letter; and (e) liabilities that would not, in the aggregate, have a Material Adverse Effect on Gran Tierra or any Gran Tierra Subsidiary.

3.7 Information Supplied

None of the information supplied or to be supplied by Gran Tierra for inclusion or incorporation by reference in the Joint Proxy Statement (and, if filed, the Registration Statement) will, at the time the Joint Proxy Statement is mailed to the Securityholders of Gran Tierra and at the time of the Gran Tierra Stockholders Meeting (and, if filed, at the time the Registration Statement is declared effective), contain any untrue statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the provisions of the ABCA and applicable United States and Canadian securities laws and the rules and regulations promulgated thereunder.

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3.8 No Defaults

Neither Gran Tierra nor any Gran Tierra Subsidiary is, or has received notice that it would be with the passage of time, in default or violation of any term, condition or provision of (a) its Articles of Incorporation or bylaws; (b) any judgment, decree or order applicable to it; or (c) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument to which Gran Tierra or any Gran Tierra Subsidiary is now a party or by which it or any of its properties or assets may be bound, except in the case of item (c) for defaults and violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Gran Tierra.

3.9 Litigation; Investigations

There is no claim, action, suit or proceeding pending, or to the knowledge of Gran Tierra threatened against Gran Tierra or any of the Gran Tierra Subsidiaries, which would, if adversely determined, individually or in the aggregate, have a Material Adverse Effect on Gran Tierra, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Gran Tierra or any of the Gran Tierra Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect. There is no investigation pending or, to the knowledge of Gran Tierra, threatened, against Gran Tierra or any of the Gran Tierra Subsidiaries before any Governmental Entity which could have such effect.

3.10 Absence of Certain Changes and Events

a. Since March 31, 2008, there has not been:

i. Any Material Adverse Effect on Gran Tierra;

ii. Any material damage, destruction, or loss to the business or properties of Gran Tierra and the Gran Tierra Subsidiaries, taken as a whole, not covered by insurance;

iii. Any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of Gran Tierra, or any direct or indirect redemption, purchase or any other acquisition by Gran Tierra of any such stock;

iv. Any material labor dispute or charge of unfair labor practice (other than routine individual grievances) or, to the knowledge of Gran Tierra, any activity or proceeding by a labor on or by a representative thereof to organize any employees of Gran Tierra or any Gran Tierra Subsidiary or any campaign being conducted to solicit authorization from employees to be represented by such labor union; or

v. Any other event or condition known to Gran Tierra particularly pertaining to and adversely affecting the operations, assets or business of Gran Tierra or any of the Gran Tierra Subsidiaries (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which would constitute a Material Adverse Effect on Gran Tierra.

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b. Since July 1, 2008, there has not been any change in the capital stock or in the number of shares or classes of Gran Tierra’s authorized or outstanding capital stock as described in Section 3.4 (other than as a result of exercises of Gran Tierra stock options and warrants described in Section 3.4 (a)).

3.11 Additional Gran Tierra Information

The Gran Tierra Disclosure Letter contains true, complete and correct lists of the following items with respect to Gran Tierra and each of the Gran Tierra Subsidiaries, and Gran Tierra has furnished or made available to Solana true, complete and correct copies of all documents referred to in such lists:

a. All contracts which involve, or may involve, aggregate payments by any party thereto of $1,000,000 or more, which payments or obligations are to be performed in whole or in part after the Effective Time and which are not cancellable or terminable by Gran Tierra without payment or penalty in excess of $500,000;

b. All material option, bonus, incentive compensation, deferred compensation, employment agreements, profit-sharing, retirement, pension, welfare, group insurance, death benefit, or other fringe benefit plans, arrangements or trust agreements (collectively, “Gran Tierra Employment Agreements”);

c. All material patents, trademarks, copyrights and other intellectual property rights owned, licensed or used and all applications therefor;

d. All material trade names and fictitious names used or held, whether and where such names are registered and where used;

e. All obligations or liabilities, direct or indirect, vested or contingent in respect of any rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, production sales transactions having terms greater than 90 days or any other similar transactions (including any option with respect to any of such transactions) or any combination of such transactions;

f. All material long-term and short-term promissory notes, installment contracts, loan agreements, credit agreements, operating and finance leases, and any other material agreements relating thereto or with respect to collateral securing the same; and

All material indebtedness, liabilities and commitments of third parties (other than Gran Tierra Subsidiaries) and as to which it is a guarantor, endorser, co-maker, surety or accommodation maker, or is contingently liable therefor (excluding liabilities as an endorser of checks and the like in the ordinary course of business) or has otherwise provided any form of financial assistance and all letters of credit in excess of $300,000, whether stand-by or documentary, issued by any third party.

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3.12 Certain Agreements

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) result in any payment (including severance, unemployment compensation, parachute payment, bonus, retention, termination or otherwise) becoming due to any director, employee or independent contractor of Gran Tierra or any of the Gran Tierra Subsidiaries under any Gran Tierra Plan (as defined in Section 3.13) or otherwise; (b) materially increase any benefits otherwise payable under any Gran Tierra Plan or otherwise; or (c) result in the acceleration of the time of payment or vesting of any such benefits.

3.13 Employee Benefit Plans

All employee benefits plans covering active, former or retired employees of Gran Tierra and the Gran Tierra Subsidiaries are listed in the Gran Tierra Disclosure Letter (the “Gran Tierra Plans”). Gran Tierra has made available to Solana true, complete and correct copies of each Gran Tierra Plan, any related trust agreement, annuity or insurance contract or other funding vehicle, and: (a) each Gran Tierra Plan has been maintained and administered in material compliance with its terms and is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability or adequate provision has been made therefor; (b) all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof, (c) each Gran Tierra Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause, the appropriate governmental agency or authority to revoke such qualification, registration or approval; (d) there are no pending or anticipated material claims against or otherwise involving any of the Gran Tierra Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Gran Tierra Plan activities) has been brought against or with respect to any Gran Tierra Plan; (e) all material contributions, reserves or premium payments required to be made to the Gran Tierra Plans have been made or provided for; and (f) neither Gran Tierra nor any Gran Tierra Subsidiary has any material obligations for retiree health and life benefits under any Gran Tierra Plan.

3.14 Intellectual Property

Gran Tierra or the Gran Tierra Subsidiaries own or possess licenses to use all patents, patent applications, trademarks and service marks (including registrations and applications therefor), trade names, copyrights and written know-how, trade secrets and all other similar proprietary data and the goodwill associated therewith (collectively, the “Gran Tierra Intellectual Property”) that are either material to the business of Gran Tierra or any Gran Tierra Subsidiary or that are necessary for the manufacture, use, license or sale of any services or products manufactured, used, licensed or sold by Gran Tierra and the Gran Tierra Subsidiaries. The Gran Tierra Intellectual Property is owned or licensed by Gran Tierra or the Gran Tierra Subsidiaries free and clear of any Encumbrance other than such Encumbrances that would not reasonably be expected to have a Material Adverse Effect on Gran Tierra. Except in the ordinary course of business, neither Gran Tierra nor any of the Gran Tierra Subsidiaries has granted to any other person any license to use any Gran Tierra Intellectual Property. Neither Gran Tierra nor any of the Gran Tierra Subsidiaries has received any notice of infringement, misappropriation or conflict with, the intellectual property rights of others in connection with the use by Gran Tierra and the Gran Tierra Subsidiaries of the Gran Tierra Intellectual Property.

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3.15 Title to Properties

Except for the Gran Tierra Interests (as hereinafter defined) and for goods and other property sold, used or otherwise disposed of since March 31, 2008 in the ordinary course of business for fair value, Gran Tierra has good and defensible title to all its properties, interests in properties and assets, real and personal, reflected in its March 31, 2008, financial statements, free and clear of any Encumbrance, except: (a) Encumbrances reflected in the balance sheet of Gran Tierra as of March 31, 2008; (b) liens for current taxes not yet due and payable; and (c) such imperfections of title, easements and Encumbrances as would not reasonably be expected to have a Material Adverse Effect on Gran Tierra. All leases pursuant to which Gran Tierra or any Gran Tierra Subsidiary leases (whether as lessee or lessor) any real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by Gran Tierra or any Gran Tierra Subsidiary which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Gran Tierra and in respect to which Gran Tierra or a Gran Tierra Subsidiary has not taken adequate steps to prevent a default from occurring. The buildings and premises of Gran Tierra and each of the Gran Tierra Subsidiaries that are used in its business are in good operating condition and repair, subject only to ordinary wear and tear. All major items of operating equipment of Gran Tierra and the Gran Tierra Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, and are free from any known defects except as may be repaired by routine maintenance and such minor defects as do not substantially interfere with the continued use thereof in the conduct of normal operations.

3.16 Environmental Matters

a. There are no environmental conditions or circumstances, such as the presence or release of any hazardous substance, on any property presently or, to the knowledge of Gran Tierra, previously owned or leased by Gran Tierra or any of the Gran Tierra Subsidiaries that could reasonably be expected to result in a Material Adverse Effect on Gran Tierra;

b. Gran Tierra and the Gran Tierra Subsidiaries have in full force and effect all material environmental permits, licenses, approvals and other authorizations required to conduct their operations and are operating in material compliance thereunder;

c. Gran Tierra’s and the Gran Tierra Subsidiaries’ operations and the use of their assets do not violate any applicable Canadian or Colombian federal, provincial or local law, statute, ordinance, rule, regulation, order or notice requirement pertaining to Applicable Environmental Laws, except for violations which, either singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Gran Tierra;

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d. To the knowledge of Gran Tierra, none of the operations or assets of Gran Tierra or any Gran Tierra Subsidiary has ever been conducted or used by Gran Tierra or any Gran Tierra Subsidiary in such a manner as to constitute a violation of any of the Applicable Environmental Laws, except for violations which, either singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Gran Tierra or have been rectified;

e. No written notice has been served on Gran Tierra or any Gran Tierra Subsidiary from any entity, governmental agency or individual regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Applicable Environmental Laws, or regarding any claims for remedial obligations or contribution under any Applicable Environmental Laws, or which may require any material work, repairs, construction or expenditures, other than any of the foregoing which, either singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Gran Tierra; and

f. Gran Tierra does not know of any reason that would preclude it from renewing or obtaining a reissuance of the material permits, licenses or other authorizations required pursuant to any Applicable Environmental Laws to operate and use any of Gran Tierra’s or the Gran Tierra Subsidiaries’ assets for their current purposes and uses.

3.17 Compliance With Other Laws

Neither Gran Tierra nor any Gran Tierra Subsidiary is in violation of or in default with respect to, or in alleged violation of or alleged default with respect to any other applicable law or any applicable rule or regulation, or any it or decree of any court or any Governmental Entity, or delinquent with respect to any report required to be filed with any Governmental Entity, except for violations, defaults and delinquencies which, either singly or in the aggregate, do not and would not reasonably be expected to result in a Material Adverse Effect on Gran Tierra.

3.18 Taxes

a. Except with respect to failures which, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Gran Tierra, proper and accurate federal, provincial, state and local income, capital, withholding, value added, sales, use, franchise, gross revenue, turnover, excise, payroll, property, employment, customs duties and any and all other tax returns, reports, and estimates have been filed with appropriate governmental agencies, domestic and foreign, by Gran Tierra and each of the Gran Tierra Subsidiaries for each period for which any returns, reports, or estimates were due (taking into account any extensions of time to file before the date hereof); all taxes shown by such returns to be payable and any other taxes due and payable have been paid other than those being contested in good faith by Gran Tierra or a Gran Tierra Subsidiary; and the tax provision reflected in Gran Tierra’s financial statements is adequate, in accordance with United States or Canadian (if applicable) generally accepted accounting principles, to cover liabilities of Gran Tierra and the Gran Tierra Subsidiaries for all taxes, including any interest, penalties and additions to taxes of any character whatsoever applicable to Gran Tierra and the Gran Tierra Subsidiaries or their assets or businesses. No waiver of any statute of limitations executed by Gran Tierra or a Gran Tierra Subsidiary with respect to any tax is in effect for any period. Neither Gran Tierra nor any Gran Tierra Subsidiary has received any notice of reassessment from the U.S. Internal Revenue Service or any applicable state tax authority, Revenue Canada or Alberta Corporate Tax Administration, or any tax authority in Colombia, Peru or Argentina, that could reasonably be expected to result in a Material Adverse Effect on Gran Tierra. There are no tax liens on any assets of Gran Tierra or the Gran Tierra Subsidiaries except for taxes not yet currently due and those which could not reasonably be expected to result in a Material Adverse Effect on Gran Tierra.

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b. No meetings of the Gran Tierra Energy Cayman Islands Inc. Board of Directors or the Gran Tierra Energy (C.I.) Inc. Board of Directors have occurred in Canada or the U.S. Gran Tierra Energy Cayman Islands Inc. and Gran Tierra Energy (C.I.) Inc. are in the process of being legally formed. Both corporations are inactive, have never conducted operations or business, and hold no material assets. At no time since the incorporation of either corporation has the majority of the respective members of the Board of Directors of either corporation been U.S. residents.

3.19 Insurance

Policies of insurance are in force as of the date hereof naming Gran Tierra as an insured that adequately cover all risks as are customarily covered by oil and gas producers in the industry in which Gran Tierra operates. All such policies shall remain in force and effect and shall not be cancelled or otherwise terminated as a result of the transactions contemplated by this Agreement.

3.20 Indebtedness to and By Officers, Directors and Others

Gran Tierra is not indebted to any of the directors, officers, employees or consultants or any of their respective associates or affiliates or other parties not at arm’s length to Gran Tierra, except for amounts due as normal compensation or reimbursement of ordinary business expenses, nor is there any indebtedness owing by any such parties to Gran Tierra.

3.21 No Limitation

There is no non-competition, exclusivity or other similar agreement, commitment or understanding in place to which Gran Tierra is a party or by which it is otherwise bound that would now or hereafter in any way limit the business or operations of Gran Tierra in a particular manner or to a particular locality or geographic region or for a limited period of time (including, for greater certainty, following the completion of the Arrangement), and the execution, delivery and performance of this Agreement does not and will not result in the restriction of Gran Tierra from engaging in this business or from competing with any person or in any geographic area.

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3.22 Information to Independent Engineer

Gran Tierra has no reason to believe that (i) the report prepared by Gaffney, Cline & Associates, dated February 15, 2008, and effective as at December 31, 2007, evaluating the crude oil, natural gas liquids and natural gas reserves and future net production revenues attributable to the properties of Gran Tierra in Colombia as of December 31, 2007 (the “Gran Tierra Colombia Reserve Report”) and (ii) the report prepared by Gaffney, Cline & Associates, dated February 15, 2008, and effective as at December 31, 2007, evaluating the crude oil, natural gas liquids and natural gas reserves and future net production revenues attributable to the properties of Gran Tierra in Argentina as of December 31, 2007 (the “Gran Tierra Argentina Reserve Report,” and together with the Gran Tierra Colombia Reserve Report, the “Gran Tierra Reserve Reports”) and, if applicable, any updates to such reports or any other reserve evaluation reports which may be, or be deemed to be, included or incorporated by reference in the Gran Tierra Joint Proxy Statement, whether in addition to or as a replacement to the Gran Tierra Reserve Reports, were not accurate in all material respects as at the effective date of such reports and, except for any impact of changes in commodity prices, which may or may not be material, Gran Tierra has no knowledge of a Material Adverse Change in the production, costs, price, reserves, estimates of future net production revenues or other relevant information from that disclosed in those reports. Gran Tierra has provided to Gaffney, Cline & Associates, all material information concerning land descriptions, well data, facilities and infrastructure, ownership and operations, future development plans and historical technical and operating data respecting the principal oil and gas assets of Gran Tierra, in each case as at the effective dates of such reports and, in particular, all material information respecting the interests of Gran Tierra in its principal oil and gas assets and royalty burdens and net profits interest burdens thereon and such information was accurate and correct in all material respects as at the respective dates thereof and did not omit any information necessary to make any such information provided not misleading as at the respective dates thereof and there has been no Material Adverse Change in any of the material information so provided since the date thereof.

3.23 No Insider Rights

No director, officer, insider or other party not at arm’s length to Gran Tierra has any right, title or interest in (or the right to acquire any right, title or interest in) any royalty interest, participation interest or any other interest whatsoever, in any properties of Gran Tierra.

3.24 Petroleum and Natural Gas Property Interests

Other than Gran Tierra Permitted Encumbrances (as hereinafter defined) and security obligations with respect to its bank indebtedness, all of the interests of each of Gran Tierra and each of the Gran Tierra Subsidiaries in its petroleum and natural gas rights and leases and all related tangibles, equipment, facilities and miscellaneous interests (collectively, the "Gran Tierra Interests") are free and clear of Encumbrances created by, through or under Gran Tierra or the Gran Tierra Subsidiaries, except as disclosed in the Gran Tierra Financial Statements or those arising in the ordinary course of business and that would not reasonably be expected to have a Material Adverse Effect on Gran Tierra and, to its knowledge, each of Gran Tierra and each of the Gran Tierra Subsidiaries holds the Gran Tierra Interests under valid and subsisting licenses, leases, permits, concessions, concession agreements, contracts, subleases, reservations or other agreements except where the failure to so hold the Gran Tierra Interests would not reasonably be expected to have a Material Adverse Effect on Gran Tierra. "Gran Tierra Permitted Encumbrances" used in this Section 3.24 have the same meaning as set forth in Section 2.24, but replacing each instance of “Solana” with “Gran Tierra” in such definition (including the definition of Solana Documents of Title).

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3.25 Title to Oil and Gas Properties

Although it does not warrant title, other than Gran Tierra Permitted Encumbrances, Gran Tierra is not aware of any defects, failures or impairments to the title to the Gran Tierra Interests, whether or not an action, suit, proceeding or inquiry is pending or threatened and whether or not discovered by any third party, which taken together, could reasonably be expected to have a Material Adverse Effect on: (a) the quantity and pre-tax present worth values of its oil and gas reserves; (b) the current production attributable to its properties; or (c) the current cash flow from such properties.

3.26 No Encumbrances

Other than Gran Tierra Permitted Encumbrances, neither Gran Tierra nor any of the Gran Tierra Subsidiaries has encumbered or alienated its respective interest in the Gran Tierra Interests or agreed to do so and such assets are free and clear of all encumbrances except for or pursuant to: (i) encumbrances securing Gran Tierra's current credit facility with Standard Bank plc and derivative transactions with the lenders (and other affiliates) thereunder; or (ii) encumbrances arising in the ordinary course of business, which are not material in the aggregate.

3.27 Compliance

To Gran Tierra's knowledge, neither Gran Tierra nor any Gran Tierra Subsidiary has failed to comply with, perform, observe or satisfy any term, condition, obligation or liability which has heretofore arisen under the provisions of any of title or operating documents or any other agreements and documents to which the Gran Tierra Interests are subject.

3.28 Areas of Mutual Interest

Neither Gran Tierra nor any Gran Tierra Subsidiary is bound by or subject to active area of mutual interest covenants.

3.29 Production Related Contracts

Neither Gran Tierra nor any Gran Tierra Subsidiary is a party to or is otherwise bound or affected by any material: (i) production sales contracts that cannot be terminated on notice of 31 days or less (without an early termination penalty or other cost); (ii) gas balancing or similar agreements; (iii) agreements for transportation, processing or disposal; (iv) agreements for the contract operation by a third party of any of its assets; and (v) agreements to provide transportation, processing or disposal capacity or service to any third party which, for (ii) to (iv) above, cannot be terminated on notice of 60 days or less.

3.30 Take or Pay Obligations

Neither Gran Tierra nor any Gran Tierra Subsidiary has any take or pay obligations.

3.31 No Defaults Under Leases and Agreements

a. Gran Tierra has not received notice of any default under any of the leases and other title and operating documents or any other agreement or instrument pertaining to the Gran Tierra Interests to which Gran Tierra is a party or by or to which Gran Tierra or the Gran Tierra Interests are bound or subject except to the extent that such defaults would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on Gran Tierra.

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b. To Gran Tierra’s knowledge:

i. Each of Gran Tierra and the Gran Tierra Subsidiaries is in good standing under all, and is not in default under any; and

ii. there is no existing condition, circumstance or matter which constitutes or which, with the passage of time or the giving of notice, would constitute a default under any,

leases and other title and operating documents or any other agreements and instruments pertaining to the Gran Tierra Interests to which it is a party or by or to which it or the Gran Tierra Interests are bound or subject and, to their knowledge, all such leases, title and operating documents and other agreements and instruments are in good standing and in full force and effect and none of the counterparties to such leases, title and operating documents and other agreements and instruments is in default thereunder except to the extent that such defaults would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on Gran Tierra.

3.32 No Reduction of Interests

Except as is reflected in the Gran Tierra Reserve Report, none of the Gran Tierra Interests are subject to reduction by reference to payout of or production penalty on any well or otherwise or to change to an interest of any other size or nature by virtue of or through any right or interest granted by, through or under Gran Tierra or the Gran Tierra Subsidiaries except to the extent that such reduction or change to an interest would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on Gran Tierra.

3.33 Royalties, Rentals and Taxes Paid

All royalties and rentals payable on or before the date hereof under the leases and other title and operating documents pertaining to the Gran Tierra Interests and all ad valorem, property, production, severance and similar taxes and assessments based upon or measured by the ownership of such assets or the production of petroleum substances derived therefrom or allocated thereto or the proceeds of sales thereof payable on or before the date hereof have been properly paid in full and in a timely manner except to the extent that such non-payment would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on Gran Tierra.

3.34 Production Allowables and Production Penalties

a. None of the wells in which Gran Tierra or any Gran Tierra Subsidiary holds an interest has been produced in excess of applicable production allowables imposed by any applicable law or any Governmental Entity and Gran Tierra has no knowledge of any impending change in production allowables imposed by any applicable law or any Governmental Entity that may be applicable to any of the wells in which it holds an interest, other than changes of general application in the jurisdiction in which such wells are situate except to the extent that such non-compliance or changes would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on Gran Tierra.

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b. Neither Gran Tierra nor any of the Gran Tierra Subsidiaries has received notice of any production penalty or similar production restriction of any nature imposed or to be imposed by any Governmental Entity, including gas-oil ratio, off-target and overproduction penalties imposed by any Governmental Entity with jurisdiction, and, to its knowledge, none of the wells in which it holds an interest is subject to any such penalty or restriction except to the extent that any such penalty or restriction would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on Gran Tierra.

3.35 Operation and Condition of Wells

All wells in which Gran Tierra or any Gran Tierra Subsidiary holds an interest:

a. for which Gran Tierra or an Gran Tierra Subsidiary was or is operator, were or have been drilled and, if and as applicable, completed, operated and abandoned in accordance with good and prudent oil and gas industry practices in Peru, Colombia and Argentina, as the case may be, and all applicable laws; and

b. for which Gran Tierra or an Gran Tierra Subsidiary was not or is not operator, to its knowledge, were or have been drilled and, if and as applicable, completed, operated and abandoned in accordance with good and prudent oil and gas industry practices in Peru, Colombia and Argentina, as the case may be, and all applicable laws;

except, in either case, to the extent that such non-compliance with such prudent oil and gas industry practices or applicable laws would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on Gran Tierra.

3.36 Operation and Condition of Tangibles

Gran Tierra’s and the Gran Tierra Subsidiaries’ tangible depreciable property used or intended for use in connection with its oil and gas assets:

a. for which Gran Tierra or an Gran Tierra Subsidiary was or is operator, was or has been constructed, operated and maintained in accordance with good and prudent oil and gas industry practices in Peru, Colombia and Argentina, as the case may be, and all applicable laws during all periods in which Gran Tierra or an Gran Tierra Subsidiary was operator thereof and is in good condition and repair, ordinary wear and tear excepted, and is useable in the ordinary course of business; and

b. for which Gran Tierra or an Gran Tierra Subsidiary was not or is not operator, to its knowledge, was or has been constructed, operated and maintained in accordance with good and prudent oil and gas industry practices in Peru, Colombia and Argentina and all applicable laws during all periods in which Gran Tierra or an Gran Tierra Subsidiary was not operator thereof and is in good condition and repair, ordinary wear and tear excepted, and is useable in the ordinary course of business;

except to the extent that such non-compliance with such prudent oil and gas industry practices or applicable law would not reasonably be expected, in the aggregate, to have a Material Adverse Effect on Gran Tierra.

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3.37 Outstanding AFEs

There are no outstanding authorizations for expenditure pertaining to any of Gran Tierra’s oil and gas assets or any other commitments, approvals or authorizations pursuant to which an expenditure may be required to be made in respect of such assets after the date of the most recent Gran Tierra Financial Statements in excess of $500,000 for each such commitment, approval or authorization other than pursuant to the 2008 capital budget disclosed in writing to Solana prior to the date hereof.

3.38 Confidentiality Agreements

All agreements entered into by Gran Tierra with persons other than Solana regarding the confidentiality of information provided to such persons or reviewed by such persons with respect to the sale of Gran Tierra or a substantial portion of its assets or any other business combination or similar transaction with another party are in substantially the form of the Confidentiality Agreement and Gran Tierra has not waived the standstill or other provisions of any of such agreements.

3.39 Outstanding Acquisitions

Other than as disclosed in the Gran Tierra Disclosure Letter, Gran Tierra has no rights to purchase assets, properties or undertakings of third parties under any agreements to purchase that have not closed in excess of $500,000 individually or $2,000,000 in the aggregate, other than pursuant to the 2008 capital budget disclosed in writing to Solana prior to the date hereof.

3.40 Investment Company

Gran Tierra is not registered and, to the best of its knowledge, is not required to be registered as an investment company pursuant to the U.S. Investment Company Act of 1940, as amended.

3.41 Off-Balance Sheet Arrangements

Gran Tierra does not have any “off-balance sheet arrangements” as such term is defined in Form 40-F adopted by the SEC.

3.42 Board Approval

Subject to the delivery of the Gran Tierra Fairness Opinion (as hereinafter defined), the Gran Tierra Board of Directors has unanimously approved the issuance of the shares of Gran Tierra Common Stock, issuable in connection with the transactions contemplated by this Agreement and the Plan of Arrangement, and has unanimously determined that the Arrangement and this Agreement are in the best interests of Gran Tierra and the Gran Tierra stockholders.

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3.43 Brokers and Finders

Other than Blackmont Capital Inc., none of Gran Tierra or any of the Gran Tierra Subsidiaries nor any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

3.44 Fairness Opinion

The Gran Tierra Board of Directors has received a verbal opinion, as of July 28, 2008 (and have been advised that they will receive a written opinion) from Blackmont Capital Inc. that the Exchange Ratio is fair from a financial point of view to Gran Tierra (the “Gran Tierra Fairness Opinion”).

3.45 Restrictions on Business Activities

There is no material agreement, judgment, injunction, order or court decree binding upon Gran Tierra or any Gran Tierra Subsidiary that has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of Gran Tierra or any Gran Tierra Subsidiary, any acquisition of property by Gran Tierra or any Gran Tierra Subsidiary or the conduct of any current business by Gran Tierra or any Gran Tierra Subsidiary.

3.46 Books and Records

The books, records and accounts of Gran Tierra and the Gran Tierra Subsidiaries (a) have been maintained in accordance with good business practices on a basis consistent with prior years, (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of Gran Tierra and the Gran Tierra Subsidiaries, and (c) accurately and fairly reflect the basis for the Gran Tierra financial statements. Gran Tierra has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management’s general or specific authorization; and (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with United States generally accepted accounting principles or any other criteria applicable to such statements, and (ii) to maintain accountability for assets.

3.47 Minute Books

The corporate records and minute books of Gran Tierra and each of the Gran Tierra Subsidiaries as provided to Solana's legal counsel have been maintained in accordance with all applicable statutory requirements and are complete and up-to-date in all material respects.

3.48 Debt

As at the time of execution and delivery of this Agreement by Gran Tierra to Solana, Gran Tierra's Debt is $nil. "Gran Tierra's Debt" means total consolidated indebtedness, including long-term debt, bank debt and working capital deficiency, but excluding hedging obligations, future taxes and abandonment and reclamation obligations

3.49 No Default Under Lending Agreements

No event of default or breach of any material covenant has occurred and is continuing under Gran Tierra's existing banking and lending agreements.

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3.50 No Shareholders' Rights Protection Plan

Gran Tierra is not a party to, and prior to the Effective Time, Gran Tierra will not implement, a shareholder rights plan or any other form of plan, agreement, contract or instrument that will trigger any rights to acquire Gran Tierra Common Stock or other securities of Gran Tierra or rights, entitlements or privileges in favour of any person upon the entering into of this Agreement or the consummation of the Arrangement.

3.51 Transaction Costs

Gran Tierra's aggregate transaction costs related to the transaction contemplated hereby (including all financial advisory (inclusive of the amounts contemplated by Section 3.43), legal, accounting, engineering, severance or termination payments of management and all other employees, change of control or bonus payments, and any and all other costs and expenses of Gran Tierra relating to the transaction contemplated hereby) shall not exceed $5 million.

3.52 No Guarantees or Indemnities

Neither Gran Tierra nor any Gran Tierra Subsidiary is a party to or bound by any agreement of guarantee, indemnification (other than an indemnification of directors and officers in accordance with the by-laws of each of Gran Tierra and the Gran Tierra Subsidiaries and applicable law and other than standard indemnities in favour of purchasers of assets in purchase and sale agreements and underwriters and agents in connection with offerings of securities, the financial advisor engaged by Gran Tierra for purposes of the transactions contemplated hereby, Gran Tierra's registrar and transfer agent, indemnities and guarantees in favour of Gran Tierra's bankers and indemnities to support Gran Tierra's obligations pursuant to agreements entered into in the ordinary course of business), or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person.

3.53 Reporting Issuer Status

Gran Tierra is a SEC registrant and is in material compliance with all applicable United States securities laws. The Gran Tierra Common Stock are listed for trading on AMEX and the TSX and Gran Tierra is in material compliance with the rules of AMEX and the TSX.

3.54 No Cease Trade Orders

No securities commission or similar regulatory authority has issued any order preventing or suspending trading of any securities of Gran Tierra or any of the Gran Tierra Subsidiaries and neither Gran Tierra nor any Gran Tierra Subsidiary is in default of any requirement of applicable law that would reasonably be expected to have a Material Adverse Effect on the transactions contemplated by this Agreement.

3.55 Disclosure

No representation or warranty made by Gran Tierra in this Agreement or the Gran Tierra Disclosure Letter, nor any document, written information, statement, financial statement, certificate or Exhibit prepared and furnished or to be prepared and furnished by Gran Tierra or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains or contained (as of the date made) any untrue statement of a material fact when made, or omits or omitted (as of the date made) to state a material fact necessary to make the statements or facts contained herein or therein not misleading, in any material way, in light of the circumstances under which they were made.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF GRAN TIERRA AND GRAN TIERRA EXCHANGECO

Each of Gran Tierra and Gran Tierra Exchangeco hereby represents and warrants to, and agrees with, Solana that:

4.1 Organization and Standing

a. Gran Tierra Exchangeco is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has full requisite power and authority to carry on its business as it is currently conducted, and to own, lease and operate the properties currently owned, leased and operated by it, and is duly qualified or licensed to do business and is in good standing as a foreign corporation or organization authorized to do business in all jurisdictions in which the character of the properties owned or leased or the nature of the business conducted by it would make such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect on Gran Tierra Exchangeco. Gran Tierra Exchangeco does not own any capital stock or other ownership interest in any other entity.

b. All shares of capital stock of Gran Tierra Exchangeco are owned by Gran Tierra. There are no options, warrants or other rights, shareholder or unitholder rights plans, agreements or commitments of any character whatsoever requiring the issuance, sale or transfer by any capital stock of Gran Tierra Exchangeco.

4.2 Agreement Authorized and its Effect on Other Obligations

a. Gran Tierra Exchangeco has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the Arrangement and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Gran Tierra Exchangeco and the consummation by Gran Tierra Exchangeco of the Arrangement and the other transactions contemplated hereby have been unanimously approved by the board of directors of Gran Tierra Exchangeco and have been duly authorized by all other necessary corporate action on the part of Gran Tierra Exchangeco. This Agreement has been duly executed and delivered by Gran Tierra Exchangeco and is a valid and binding obligation of Gran Tierra Exchangeco, enforceable in accordance with its terms, except that such enforceability may be subject to: (i) bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors’ rights generally; and (ii) general equitable principles.

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b. Neither the execution, delivery or performance of this Agreement or the Arrangement by Gran Tierra Exchangeco, nor the consummation of the transactions contemplated hereby or thereby by Gran Tierra Exchangeco nor compliance with the provisions hereof or thereof by Gran Tierra Exchangeco will: (i) conflict with, or result in any violations of, the Articles of Incorporation or bylaws of Gran Tierra Exchangeco, (ii) result in any breach of or cause a default (with or without notice or lapse of time, or both) under, (iii) give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in, or the loss of any material benefit or incurrence of any material cost (including, but not limited to, seismic data transfer fees) under, or (iv) result in the creation of any Encumbrance upon any of the material properties or assets of Gran Tierra Exchangeco under, any term, condition or provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Gran Tierra Exchangeco or any of its properties or assets.

ARTICLE 5

OBLIGATIONS PENDING EFFECTIVE DATE

5.1 Agreements of Gran Tierra and Solana

Gran Tierra and Solana agree to take the following actions after the date hereof:

a. Each party will promptly execute and file or join in the execution and filing of any application or other document that may be necessary to obtain the authorization, approval or consent of any Governmental Entity which may be reasonably required, or which the other party may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Each party will use its commercially reasonable efforts to promptly obtain such authorizations, approvals and consents. Without limiting the generality of the foregoing, as promptly as practicable after the execution of this Agreement, each party shall make such filings as are necessary under the Colombian merger control regime;

b. Each party will allow the other and its agents reasonable access to the files, books, records, offices and officers of itself and its subsidiaries, including any and all information relating to such party’s tax matters, contracts, leases, licenses and real, personal and intangible property and financial condition. Each party will cause its accountants to cooperate with the other in making available to the other party all financial information reasonably requested, including the right to examine all working papers pertaining to tax matters and financial statements prepared or audited by such accountants. Notwithstanding the foregoing, except as expressly provided for herein, neither party shall be obligated to make available to the other any of their respective board of directors’ materials relating to the assessment or evaluation of the transactions contemplated hereby or any alternative transactions nor any information supplied by any of their respective officers, directors, employees, financial advisors, legal advisors, representatives and agents in connection therewith.

c. Gran Tierra and Solana shall cooperate in the preparation and prompt filing by Gran Tierra of the Joint Proxy Statement and the Registration Statement with the SEC;

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d. Each of Gran Tierra and Solana will promptly notify the other in writing: (i) of any event occurring subsequent to the date of this Agreement which would render any representation and warranty of such party contained in this Agreement untrue or inaccurate in any material respect; (ii) of any event, change or effect having, or likely to have, a Material Adverse Effect on such party; and (iii) of any breach by such party of any material covenant or agreement contained in this Agreement; and

e. Each of Gran Tierra and Solana will use its commercially reasonable efforts to satisfy or cause to be satisfied as soon as reasonably practicable all the conditions precedent that are set forth in Article 6 hereof, and each of Gran Tierra and Solana will use its commercially reasonable efforts to cause the Arrangement and the other transactions contemplated by this Agreement to be consummated as soon as reasonably practicable.

5.2 Additional Agreements of Solana

Solana agrees that, except as expressly contemplated by this Agreement or as otherwise agreed to in writing by Gran Tierra, from the date hereof to the earlier of the Effective Date or the termination of this Agreement pursuant to Article 7 (the “Pre-Closing Period”), it will, and will cause each of the Solana Subsidiaries, to:

a. Other than as contemplated by this Agreement, operate its business only in the usual, regular and ordinary manner and, to the extent consistent with such operation, use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, distributors and others having business dealings with it;

b. Maintain all of its property and assets in customary repair, order, and condition, reasonable wear and use and damage by fire or unavoidable casualty excepted;

c. Maintain its books of account and records in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis;

d. Duly comply in all material respects with all laws applicable to it and to the conduct of its business;

e. Not: (i) enter into any contracts of employment which: (A) cannot be terminated on notice of 60 days or less; (B) provide for any severance payments or benefits covering a period beyond the termination date of such employment contract, except as may be required by law; (C) increase the compensation of any officer of Solana; or (D) make any payment to any officer, director or employee of Solana outside of the ordinary course of business; or (ii) amend or make any contributions to any employee benefit plan or stock option plan, except as may be required for compliance with this Agreement or applicable law;

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f. Not, directly or indirectly, do or permit to occur any of the following: (i) sell, pledge, dispose of or encumber any assets, except for production in the ordinary course, for consideration in excess of $500,000 individually or $2,000,000 in the aggregate; (ii) expend or commit to expend more than $500,000 individually or $2,000,000 in the aggregate with respect to any capital expenditures except to the extent that such expenditures are set forth in the capital budget of Solana disclosed to Gran Tierra prior to the date hereof; (iii) expend or commit to expend any amounts with respect to any operating expenses other than in the ordinary course of business or pursuant to the Arrangement; (iv) reorganize, amalgamate, merge or otherwise combine Solana or any of the Solana Subsidiaries with any other person; (v) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, trust, partnership or other business organization or division thereof which is not a Solana Subsidiary or affiliate of Solana, or make any investment therein either by purchase of shares or securities, contributions of capital or property transfer; (vi) acquire any assets with an acquisition cost in excess of $500,000 individually or $2,000,000 in the aggregate; (vii) incur any indebtedness for borrowed money in excess of existing credit facilities, or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other individual or entity, or make any loans or advances, other than in respect of fees payable to legal, financial and other advisors in the ordinary course of business or in respect of the Arrangement; (viii) authorize, recommend or propose any release or relinquishment of any material contract right; (ix) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, government land concession or other material document; (x) pay, discharge or satisfy any material claims, liabilities or obligations other than as reflected or reserved against in the Solana Canadian Securities Reports or otherwise in the ordinary course of business; (xi) enter into or terminate any hedges, swaps or other financial instruments or like transactions; (xii) enter into any agreements for the sale of production having a term of more than thirty (30) days; (xiii) enter into any material consulting or contract operating agreement that cannot be terminated on thirty (30) days or less notice without penalty; or (xiv) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

g. Not sell, dispose of, or encumber, any property or assets, except for sales, dispositions or Encumbrances in the ordinary course of business consistent with prior practice;

h. Not amend its charter documents or bylaws or other organizational documents or merge or consolidate with or into any other entity or change in any manner the rights of its capital stock or the character of its business;

i. Not issue or sell (except upon the exercise of outstanding Solana Options and Solana Warrants), or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell, any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock;

j. Not, directly or indirectly, do or permit to occur any of the following: (i) redeem, purchase or otherwise acquire any of the outstanding Solana or Solana Subsidiaries’ common shares or other securities; (ii) split, combine or reclassify any of the Solana or Solana Subsidiaries’ common shares or other securities; (iii) adopt a plan of liquidation or resolutions providing for Solana or any Solana Subsidiary’s liquidation, dissolution, merger, consolidation or reorganization; or (iv) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

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k. Not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof;

l. Promptly notify Gran Tierra of any event or circumstance that could reasonably be expected to result in a Material Adverse Effect on Solana;

m. Use its reasonable commercial efforts to organize its internal control over financial reporting and disclosure controls and procedures so as to enable Gran Tierra to comply with the applicable provisions of the Sarbanes-Oxley Act of 2002;

n. Deliver to Gran Tierra, within 40 days after the end of each fiscal quarter of Solana beginning June 30, 2008, and through the Effective Date, unaudited consolidated balance sheets and related unaudited statements of income and changes in financial position as of the end of each fiscal quarter of Solana, and as of the corresponding fiscal quarter of the previous fiscal year. Solana hereby represents and warrants that such unaudited consolidated financial statements shall (i) be complete in all material respects except for the omission of notes and schedules contained in audited financial statements, (ii) present fairly in all material respects the financial condition of Solana as at the dates indicated and the results of operations for the respective periods indicated, (iii) shall have been prepared in accordance with Canadian generally accepted accounting principles applied on a consistent basis, except as noted therein, and (iv) shall contain all adjustments which Solana considers necessary for a fair presentation of its results for each respective fiscal period;

o. Not take any action or permit any action to be taken, inconsistent with this Agreement, which might directly or indirectly interfere or affect the consummation of the Arrangement, and Solana shall take all commercially reasonable actions to give effect to the transactions contemplated by this Agreement and the Arrangement;

p. Take all actions required, including by the Solana’s Board of Directors calling the Solana Securityholders Meeting and recommending that Solana Securityholders approve this Agreement and the Arrangement;

q. Immediately cease and cause to be terminated all existing discussions and negotiations (including, without limitation, through any of its officers, directors, employees, advisors, representatives and agents (“Solana Representatives”) on its behalf), if any, with any other person initiated before the date of this Agreement with respect to any Solana Acquisition Proposal (as hereinafter defined) and shall immediately request the return or destruction of all information provided to any third parties which have entered into a confidentiality agreement with Solana relating to an Solana Acquisition Proposal and shall use all reasonable commercial efforts to ensure that such requests are honoured;

r. Not, directly or indirectly, do or authorize or permit any of the Solana Representatives to do, any of the following:

i. solicit, facilitate, initiate or encourage or take any action to solicit, facilitate or encourage any Solana Acquisition Proposal;

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ii. enter into or participate in any negotiations or initiate any discussion regarding an Solana Acquisition Proposal, or furnish to any other person any information with respect to its business, properties, operations, prospects or conditions (financial or otherwise) in connection with an Solana Acquisition Proposal or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt of any other person to do or seek to do any of the foregoing;

iii. waive, or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to waive or otherwise forbear in respect of, any rights or other benefits under confidential information agreements, including, without limitation, any “standstill provisions” thereunder; or

iv. accept, recommend, approve or enter into an agreement to implement an Solana Acquisition Proposal;

provided, however, that notwithstanding any other provision hereof, Solana and the Solana Representatives may, except in the case of Subsection (vi), Solana and the Solana Representatives shall:

v. enter into or participate in any negotiations or discussions with a third party who (without any solicitation, initiation or encouragement, directly or indirectly, after the date of this Agreement, by Solana or any of the Solana Representatives) seeks to engage in such negotiations or discussions and, subject to execution of a confidentiality agreement and standstill agreement having terms and provisions substantially similar to the Confidentiality Agreement (provided that such confidentiality agreement shall provide for disclosure thereof (along with all information provided thereunder) to Gran Tierra as set out below), may furnish to such third party information concerning Solana and its business, properties and assets, in each case if, and only to the extent that:

(A) the third party has first made a written bona fide Solana Acquisition Proposal which the Solana Board of Directors determines in good faith: (i) is funded, in that funds or other consideration necessary for the Solana Acquisition Proposal are or are likely to be available; (ii) after consultation with its financial advisor would, if consummated in accordance with its terms, result in a transaction financially superior for the Solana Securityholders than the Arrangement (in its then current form) and can be carried out in a reasonable timeframe; and (iii) after receiving the advice of outside counsel, as reflected in minutes of the Solana Board of Directors that the taking of such action is necessary for the Solana Board of Directors to discharge its fiduciary duties under applicable law (an “Solana Superior Proposal”) (and for the purposes of this Agreement, a Solana Acquisition Proposal may include a Solana Acquisition Proposal made to Solana by a third party who has entered into an agreement with Solana that contains “standstill provisions”, provided that such Solana Acquisition Proposal has not been solicited, initiated or encouraged by Solana); and

(B) prior to furnishing such information to or entering into or participating in any such negotiations or discussions with such third party, Solana provides prompt notice to Gran Tierra to the effect that it is furnishing information to or entering into or participating in discussions or negotiations with such third party, together with an executed copy of the confidentiality agreement referenced above, and if not previously provided to Gran Tierra, copies of all information provided to such third party concurrently with the provision of such information to such third party, and provided further that, Solana shall notify Gran Tierra orally and in writing of any inquiries, offers or proposals with respect to a Solana Acquisition Proposal (which written notice shall include, without limitation, a copy of such proposal (and any amendments or supplements thereto), the identity of the person making it, if not previously provided to Gran Tierra, copies of all information provided to such third party and all other information reasonably requested by Gran Tierra), within 24 hours of the receipt thereof, shall keep Gran Tierra informed of the status and details of any such inquiry, offer or proposal and answer any questions of Gran Tierra with respect thereto;

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vi. comply with Multilateral Instrument 62-104 Take-Over Bids and Issuer Bids and similar provisions under applicable Canadian securities laws; and

vii. accept, recommend, approve or enter into an agreement to implement a Solana Superior Proposal from a third party, but only if prior to such acceptance, recommendation, approval or implementation, the Solana Board of Directors shall have concluded in good faith, after considering all proposals to adjust the terms and conditions of this Agreement as contemplated by Subsection (s) below and after receiving the advice of outside counsel as reflected in the minutes of the board of directors of Solana, that the taking of such action is necessary for the board of directors in discharge of its fiduciary duties under applicable law and Solana complies with its obligations set forth in Subsection (iii) below and terminates this Agreement in accordance with Subsection 7.4(c) and concurrently therewith pays the fee to Gran Tierra in accordance with Subsection 7.4(c).

s. Give Gran Tierra, if Solana receives a Solana Superior Proposal, orally and in writing, at least 72 hours advance notice of any decision by the Solana Board of Directors to accept, recommend, approve or enter into an agreement to implement a Solana Superior Proposal, which notice shall include a summary of the details of the Solana Superior Proposal, including the identity of the third party making the Solana Superior Proposal. During such 72 hour period, Solana agrees not to accept, recommend, approve or enter into any agreement to implement such Solana Superior Proposal and not to release any the party making the Solana Superior Proposal from any standstill provisions and shall not withdraw, redefine, modify or change its recommendation in respect of the Arrangement. In addition, during such 72 hour period, Solana shall and shall cause its financial and legal advisors to, negotiate in good faith with Gran Tierra and its financial and legal advisors to make such adjustments in the terms and conditions of this Agreement and the Arrangement as would enable Solana to proceed with the Arrangement as amended rather than the Solana Superior Proposal. In the event Gran Tierra proposes to amend this Agreement and the Arrangement to provide that the Solana Securityholders shall receive a value per Solana Common Share equal to or greater than the value per Solana Common Share provided in the Solana Superior Proposal and so advises the Solana Board of Directors prior to the expiry of such 72 hour period, the Solana Board of Directors shall not accept, recommend, approve or enter into any agreement to implement such Solana Superior Proposal and shall not withdraw, redefine, modify or change its recommendation in respect of the Arrangement.

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For the purposes of this Agreement, “Solana Acquisition Proposal” means, with respect to Solana, the making of any proposal or offer in writing to Solana or the Solana Shareholders from any person or group of persons “acting jointly or in concert” (within the meaning of the Securities Act (Alberta)) which constitutes, or may reasonably be expected to lead to (in either case whether in one transaction or a series of transactions): (i) an acquisition from Solana or the Solana Securityholders of 50% or more of the voting securities of Solana; (ii) any acquisition of substantially all of the assets of Solana; (iii) an amalgamation, arrangement, merger or consolidation involving Solana; (iv) any take-over bid, issuer bid, exchange offer, recapitalization, liquidation, dissolution, reorganization, business combination or similar transaction involving Solana; or (v) any other transaction, the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the transactions contemplated by this Agreement or the Arrangement or which would or could reasonably be expected to materially reduce the benefits to Gran Tierra under this Agreement or the Arrangement;

t. Use its reasonable commercial efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect, and Solana will pay all premiums in respect of such insurance policies that become due after the date hereof;

u. Not take any action that would render, or may reasonably be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to completion of the Arrangement or termination of this Agreement, whichever first occurs;

v. Promptly notify Gran Tierra in writing of any Material Adverse Change, or of any change in any representation or warranty provided by Solana in this Agreement which change is or may be of such a nature to render any representation or warranty misleading or untrue in any material respect and Solana shall in good faith discuss with Gran Tierra any change in circumstances (actual, anticipated, contemplated, or to the knowledge of Solana, threatened) which is of such a nature that there may be a reasonable question as to whether notice need to be given to Gran Tierra pursuant to this provision;

w. Ensure that it has available funds under its lines of credit or other bank facilities to permit the payment of the maximum amount which may be required by Section 7.4 having regard to its other liabilities and obligations, and shall take all such actions as may be necessary to ensure that it maintains such availability to ensure that it is able to pay such amount when required;

x. Except as disclosed in the Solana Disclosure Letter, use its reasonable commercial efforts to obtain the consent of its bankers (if required) and any other third party consents required for the transactions contemplated hereby and provide the same to Gran Tierra on or prior to the Effective Date;

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y. Provide notice to Gran Tierra of the Solana Securityholders Meeting and allow Gran Tierra’s representatives to attend such meeting;

z. Ensure that the Joint Proxy Statement provides Solana Securityholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters before them, and shall include or incorporate by reference, without limitation: (i) any financial statements in respect of prior acquisitions made by Solana that are required to be included therein in accordance with applicable law; (ii) the unanimous determination of the Solana Board of Directors that the Arrangement is fair to Solana Securityholders and is in the best interests of Solana Securityholders, and include the unanimous recommendation of the Solana Board of Directors that the Solana Securityholders vote in favour of the Arrangement; and (iii) the fairness opinion of Solana’s financial advisor dated as of the date of the Joint Proxy Statement that the consideration to be received by the Solana Securityholders under the Arrangement is fair, from a financial point of view, to Solana Securityholders; provided that, notwithstanding the covenants of Solana in this subsection, prior to the completion of the Arrangement, the Solana Board of Directors may withdraw, modify or change the recommendation regarding the Arrangement if, in the opinion of the Solana Board of Directors acting reasonably, having received the advice of its outside legal counsel which is reflected in minutes of the meeting of the Solana Board of Directors, such withdrawal, modification or change is necessary for the Solana Board of Directors to discharge its fiduciary duties under applicable law and, if applicable, provided the Solana Board of Directors shall have complied with the provisions of Subsections 5.2(r) and (s) and Section 7.4;

aa. Indemnify and save harmless Gran Tierra and the directors, officers and agents of Gran Tierra, as applicable, from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which Gran Tierra, or any director, officer or agent thereof, may be subject or which Gran Tierra, or any director, officer or agent thereof may suffer, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of:

i. any misrepresentation or alleged misrepresentation in the Joint Proxy Statement respecting Solana or in any material filed by Solana in compliance or intended compliance with any applicable laws;

ii. any order made or any inquiry, investigation or proceeding by any securities commission or other competent authority based upon any untrue statement or omission or alleged untrue statement or omission of a material fact or any misrepresentation or any alleged misrepresentation in the Joint Proxy Statement respecting Solana or in any material filed by or on behalf of Solana in compliance or intended compliance with applicable Canadian and United States securities laws, which prevents or restricts the trading in the Solana Common Shares; and

iii. Solana not complying with any requirement of applicable law in connection with the transactions contemplated by this Agreement;

except that Solana shall not be liable in any such case to the extent that any such liabilities, claims, demands, losses, costs, damages and expenses arise out of or are based upon any misrepresentation or alleged misrepresentation of a material fact based solely on the information respecting Gran Tierra provided by Gran Tierra and included in the Joint Proxy Statement or the negligence of Gran Tierra;

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bb. Except for proxies and other non-substantive communications with securityholders, furnish promptly to Gran Tierra or Gran Tierra’s counsel, a copy of each notice, report, schedule or other document delivered, filed or received by Solana in connection with: (i) the Arrangement; (ii) the Solana Securityholders Meeting; (iii) any filings under applicable law in connection with the transactions contemplated hereby; and (iv) any dealings with Governmental Entities in connection with the transactions contemplated hereby;

cc. Solicit proxies to be voted at the Solana Securityholders Meeting in favour of matters to be considered at the Solana Securityholders Meeting, including the Arrangement, provided that Solana may, but shall not be required to, engage a proxy solicitation agent for such purpose;

dd. Conduct the Solana Securityholders Meeting in accordance with the articles, by-laws, and other constating documents of Solana and any instrument governing the Solana Securityholders Meeting (including, without limitation, the Interim Order), as applicable, and as otherwise required by applicable law;

ee. Make all necessary filings and applications under applicable law, including applicable Canadian securities laws and U.S. securities laws, required to be made on the part of Solana in connection with the transactions contemplated herein and shall take all reasonable action necessary to be in compliance with such applicable law;

ff. Promptly advise Gran Tierra in the event that dissent rights are given to Solana Securityholders under the terms of the Interim Order, of the number of Solana Securities for which Solana receives notices of dissent or written objections to the Arrangement and provide Gran Tierra with copies of such notices and written objections;

gg. Cooperate prior to the Effective Date with Gran Tierra in making application to list the Gran Tierra Shares issuable pursuant to the Arrangement on the TSX and on the AMEX;

hh. Not take any action or permit any action to be taken, inconsistent with this Agreement, which might reasonably be expected to directly or indirectly interfere or affect the consummation of the Arrangement, and take all commercially reasonable actions to give effect to the transactions contemplated by this Agreement and the Arrangement;

ii. On or before the Effective Date, amend or terminate any Solana savings plan in a manner satisfactory to Gran Tierra, acting reasonably, such that there shall be no continuing obligations to issue Solana Common Shares; and

jj. Take such actions as are reasonably necessary to reorganize their respective capital, assets and structure as Gran Tierra may reasonably require, to the extent such planning or structuring proposed by Gran Tierra does not cause prejudice or result in any material additional costs (unless such costs are paid by Gran Tierra) to Solana or a Solana Subsidiary; provided in no circumstances shall Gran Tierra be required to take any action under this Section 5.2 (jj) if the Gran Tierra Board of Directors, in its opinion, acting in good faith, after consulting with outside legal counsel, determines that taking such action would be in breach of applicable laws or would reasonably be likely to result in the board being in breach of its fiduciary obligations under all applicable laws.

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5.3 Additional Agreements of Gran Tierra

Gran Tierra agrees that, except as expressly contemplated by this Agreement or as otherwise agreed to in writing by Solana, during the Pre-Closing Period, it will, and will cause each of the Gran Tierra Subsidiaries to:

a. Other than as contemplated by this Agreement, operate its business only in the usual, regular and ordinary manner and, to the extent consistent with such operation, use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers, distributors and others having business dealings with it;

b. Maintain all of its property and assets in customary repair, order, and condition, reasonable wear and use, damage by fire or unavoidable casualty excepted;

c. Maintain its books of account and records in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis;

d. Duly comply in all material respects with all laws applicable to it and to the conduct of its business;

e. Not: (i) enter into any contracts of employment which: (A) cannot be terminated on notice of 60 days or less; (B) provide for any severance payments or benefits covering a period beyond the termination date of such employment contract, except as may be required by law; (C) increase the compensation of any officer of Gran Tierra; or (D) make any payment to any officer, director or employee of Gran Tierra outside of the ordinary course of business; or (ii) amend or make any contributions to any employee benefit plan or stock option plan, except as may be required for compliance with this Agreement or applicable law;

f. Not, directly or indirectly, do or permit to occur any of the following: (i) sell, pledge, dispose of or encumber any assets, except for production in the ordinary course, for consideration in excess of $500,000 individually or $2,000,000 in the aggregate; (ii) expend or commit to expend more than $500,000 individually or $2,000,000 in the aggregate with respect to any capital expenditures except to the extent that such expenditures are set forth in the capital budget of Gran Tierra disclosed to Solana prior to the date hereof; (iii) expend or commit to expend any amounts with respect to any operating expenses other than in the ordinary course of business or pursuant to the Arrangement; (iv) reorganize, amalgamate, merge or otherwise combine Gran Tierra or any of the Gran Tierra Subsidiaries with any other person; (v) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, trust, partnership or other business organization or division thereof which is not a Gran Tierra Subsidiary or affiliate of Gran Tierra, or make any investment therein either by purchase of shares or securities, contributions of capital or property transfer; (vi) acquire any assets with an acquisition cost in excess of $500,000 individually or $2,000,000 in the aggregate; (vii) incur any indebtedness for borrowed money in excess of existing credit facilities, or any other material liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other individual or entity, or make any loans or advances, other than in respect of fees payable to legal, financial and other advisors in the ordinary course of business or in respect of the Arrangement; (viii) authorize, recommend or propose any release or relinquishment of any material contract right; (ix) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material license, lease, contract, production sharing agreement, government land concession or other material document; (x) pay, discharge or satisfy any material claims, liabilities or obligations other than as reflected or reserved against in the Gran Tierra Securities Reports or otherwise in the ordinary course of business; (xi) enter into or terminate any hedges, swaps or other financial instruments or like transactions; (xii) enter into any agreements for the sale of production having a term of more than thirty (30) days; (xiii) enter into any material consulting or contract operating agreement that cannot be terminated on thirty (30) days or less notice without penalty; or (xiv) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

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g. Not sell, dispose of, or encumber, any property or assets, except for sales, dispositions or Encumbrances in the ordinary course of business consistent with prior practice;

h. Not amend its charter documents or bylaws or other organizational documents or merge or consolidate with or into any other entity or change in any manner the rights of its capital stock or the character of its business;

i. Not issue or sell (except upon the exercise of outstanding Gran Tierra Options and Gran Tierra Warrants or exchange of exchangeable shares outstanding), or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell, any shares of its capital stock or subdivide or in any way reclassify any shares of its capital stock, or acquire, or agree to acquire, any shares of its capital stock;

j. Not, directly or indirectly, do or permit to occur any of the following: (i) redeem, purchase or otherwise acquire any of the outstanding Gran Tierra or Gran Tierra Subsidiaries’ common shares or other securities; (ii) split, combine or reclassify any of the Gran Tierra or Gran Tierra Subsidiaries’ common shares or other securities; (iii) adopt a plan of liquidation or resolutions providing for Gran Tierra or any Gran Tierra Subsidiary’s liquidation, dissolution, merger, consolidation or reorganization; or (iv) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

k. Not declare or pay any dividend on shares of its capital stock or make any other distribution of assets to the holders thereof;

l. Promptly notify Solana of any event or circumstance that could reasonably be expected to result in a Material Adverse Effect on Gran Tierra;

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m. Deliver to Solana, within 40 days after the end of each fiscal quarter of Gran Tierra beginning June 30, 2008, and through the Effective Date, unaudited consolidated balance sheets and related unaudited statements of income and changes in financial position as of the end of each fiscal quarter of Gran Tierra, and as of the corresponding fiscal quarter of the previous fiscal year. Gran Tierra hereby represents and warrants that such unaudited consolidated financial statements shall (i) be complete in all material respects except for the omission of notes and schedules contained in audited financial statements, (ii) present fairly in all material respects the financial condition of Gran Tierra as at the dates indicated and the results of operations for the respective periods indicated, (iii) shall have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis, except as noted therein, and (iv) shall contain all adjustments which Gran Tierra considers necessary for a fair presentation of its results for each respective fiscal period;

n. Not take any action or permit any action to be taken, inconsistent with this Agreement, which might directly or indirectly interfere or affect the consummation of the Arrangement, and Gran Tierra shall take all commercially reasonable actions to give effect to the transactions contemplated by this Agreement and the Arrangement;

o. Take all actions required, including by the Gran Tierra Board of Directors calling the Gran Tierra Stockholders Meeting and recommending that Gran Tierra Stockholders vote in favor of a proposal to approve the issuance of Gran Tierra’s Common Stock issuable as contemplated in the Arrangement;

p. Use its reasonable commercial efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance or re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect, and Gran Tierra will pay all premiums in respect of such insurance policies that become due after the date hereof;

q. Not take any action that would render, or may reasonably be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to completion of the Arrangement or termination of this Agreement, whichever first occurs;

r. Promptly notify Solana in writing of any Material Adverse Change or of any change in any representation or warranty provided by Gran Tierra in this Agreement which change is or may be of such a nature to render any representation or warranty misleading or untrue in any material respect and Gran Tierra shall in good faith discuss with Solana any change in circumstances (actual, anticipated, contemplated, or to the knowledge of Gran Tierra, threatened) which is of such a nature that there may be a reasonable question as to whether notice need to be given to Solana pursuant to this provision;

s. Ensure that it has available funds under its lines of credit or other bank facilities to permit the payment of the maximum amount which may be required by Section 7.4 having regard to its other liabilities and obligations, and shall take all such actions as may be necessary to ensure that it maintains such availability to ensure that it is able to pay such amount when required;

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t. Except as disclosed in the Gran Tierra Disclosure Letter, use its reasonable commercial efforts to obtain the consent of its bankers (if required) and any other third party consents required for the transactions contemplated hereby and provide the same to Solana on or prior to the Effective Date;

u. Provide notice to Solana of the Gran Tierra Stockholders Meeting and allow Solana’s representatives to attend such meeting;

v. Ensure that the Joint Proxy Statement provides Gran Tierra Stockholders with information in sufficient detail to permit them to form a reasoned judgment concerning the matters before them, and shall include or incorporate by reference, without limitation: (i) any financial statements in respect of prior acquisitions made by Gran Tierra that are required to be included therein in accordance with applicable law; (ii) the unanimous determination of the Gran Tierra Board of Directors that the issuance of the shares of Gran Tierra Common Stock, issuable in connection with the transactions contemplated by this Agreement and the Plan of Arrangement, is in the best interests of Gran Tierra Stockholders, and include the unanimous recommendation of the Gran Tierra Board of Directors that the Gran Tierra Stockholders vote in favor of a proposal to approve the issuance of Gran Tierra’s Common Stock issuable as contemplated by the Arrangement; and (iii) the fairness opinion of Gran Tierra’s financial advisor dated as of the date of the Joint Proxy Statement;

w. Indemnify and save harmless Solana and the directors, officers and agents of Solana, as applicable, from and against any and all liabilities, claims, demands, losses, costs, damages and expenses (excluding any loss of profits or consequential damages) to which Solana, or any director, officer or agent thereof, may be subject or which Solana, or any director, officer or agent thereof may suffer, whether under the provisions of any statute or otherwise, in any way caused by, or arising, directly or indirectly, from or in consequence of:

i. any misrepresentation or alleged misrepresentation in the Joint Proxy Circular respecting Gran Tierra or in any material filed by Gran Tierra in compliance or intended compliance with any applicable laws;

ii. any order made or any inquiry, investigation or proceeding by any securities commission or other competent authority based upon any untrue statement or omission or alleged untrue statement or omission of a material fact or any misrepresentation or any alleged misrepresentation in the Joint Proxy Statement respecting Gran Tierra or in any material filed by or on behalf of Gran Tierra in compliance or intended compliance with applicable Canadian and United States securities laws, which prevents or restricts the trading in the Gran Tierra Common Stock; and

iii. Gran Tierra not complying with any requirement of applicable law in connection with the transactions contemplated by this Agreement;

except that Gran Tierra shall not be liable in any such case to the extent that any such liabilities, claims, demands, losses, costs, damages and expenses arise out of or are based upon any misrepresentation or alleged misrepresentation of a material fact based solely on the information respecting Solana provided by Solana and included in the Joint Proxy Statement or the negligence of Solana;

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x. Except for proxies and other non-substantive communications with securityholders, Gran Tierra will furnish promptly to Solana or Solana’s counsel, a copy of each notice, report, schedule or other document delivered, filed or received by Gran Tierra in connection with: (i) the Arrangement; (ii) the Gran Tierra Stockholders Meeting; (iii) any filings under applicable law in connection with the transactions contemplated hereby; and (iv) any dealings with Governmental Entities in connection with the transactions contemplated hereby;

y. Solicit proxies to be voted at the Gran Tierra Stockholders Meeting in favour of matters to be considered at the Gran Tierra Stockholders Meeting, including the issuance of the shares of Gran Tierra Common Stock, issuable in connection with the transactions contemplated by this Agreement and the Plan of Arrangement, provided that Gran Tierra may, but shall not be required to, engage a proxy solicitation agent for such purpose;

z. Conduct the Gran Tierra Stockholders Meeting in accordance with the articles, by-laws, and other constating documents of Gran Tierra and any instrument governing the Gran Tierra Stockholders Meeting, as applicable, and as otherwise required by applicable law;

aa. Make all necessary filings and applications under applicable law, including applicable Canadian securities laws and U.S. securities laws, required to be made on the part of Gran Tierra in connection with the transactions contemplated herein and shall take all reasonable action necessary to be in compliance with such applicable law;

bb. Prior to the Effective Date, make application to list the Gran Tierra Shares issuable pursuant to the Arrangement on the TSX and on the AMEX;

cc. Take all actions required, including by the Gran Tierra Board of Directors, to ensure that following the Effective Time the Gran Tierra Board of Directors shall be increased by two members, and that two designees of Solana are elected to the Gran Tierra Board of Directors;

dd. Not take any action or permit any action to be taken, inconsistent with this Agreement, which might reasonably be expected to directly or indirectly interfere or affect the consummation of the Arrangement, and Solana shall take all commercially reasonable actions to give effect to the transactions contemplated by this Agreement and the Arrangement; and

ee. Keep all information that Gran Tierra receives from Solana with respect to any Solana Superior Proposal pursuant hereto confidential and shall not be disclosed or used except to the extent required by applicable law or to enforce its rights under this Agreement in legal proceedings and ensure that the Solana Representatives are aware of this obligation.

5.4 Public Announcements

Neither Gran Tierra nor Solana, nor any of their respective affiliates, shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Arrangement or the other transactions contemplated hereby without the prior notice to and the opportunity for review by the other party, except as may be required by law or by any listing agreement with a U.S. national securities exchange, the AIM or a Canadian stock exchange.

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5.5 Comfort Letters

a. Upon request of Gran Tierra, Solana shall use its commercially reasonable efforts to cause to be delivered to Gran Tierra a letter (the “Solana Comfort Letter”) of Deloitte & Touche LLP, Chartered Accountants, addressed to Gran Tierra and dated as of a date within five days before the earlier of (i) the date the Joint Proxy Statement is first mailed to each company’s respective securityholders; and (ii) if a Registration Statement is required, the date on which the Registration Statement shall become effective, in form and substance reasonably satisfactory to Gran Tierra and customary in scope and substance for “comfort” letters delivered by independent public accountants in connection with proxy statements and registration statements similar to the Joint Proxy Statement and the Registration Statement.

b. Upon request of Solana, Gran Tierra shall use its commercially reasonable efforts to cause to be delivered to Solana a letter (the “Gran Tierra Comfort Letter”) of Deloitte & Touche LLP, Chartered Accountants, addressed to Solana and dated as of a date within five days before the earlier of (i) the date the Joint Proxy Statement is first mailed to each company’s respective securityholders; and (ii) if a Registration Statement is required, the date on which the Registration Statement shall become effective, in form and substance reasonably satisfactory to Solana and customary in scope and substance for “comfort” letters delivered by independent public accountants in connection with proxy statements and registration statements similar to the Joint Proxy Statement and the Registration Statement.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS

6.1 Conditions Precedent to Obligations of Each Party

The obligations of each party to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction or waiver at or before the Closing (as defined below) of the following conditions:

a. Interim Order. The Interim Order shall have been granted in form and substance satisfactory to each of Gran Tierra and Solana, acting reasonably, and such order shall not have been set aside or modified in a manner unacceptable to Gran Tierra and Solana, acting reasonably, on appeal or otherwise;

b. Securityholder Approval. The Arrangement and the other transactions contemplated hereby shall have been approved and adopted on or prior to the Termination Date (as defined below) by the Solana Securityholders in accordance with applicable law and the Interim Order, and Solana shall not have received on or prior to the time on the Effective Date when the Arrangement becomes effective (the “Effective Time”) notice from the holders of more than 5% of the issued and outstanding Solana Common Shares, in aggregate, of their intention to exercise their rights of dissent under section 191 of the ABCA, as modified by the Interim Order, which notices have not been withdrawn as of the Effective Time. In addition, the matters referred to in Section 8.1 shall have been approved by the holders of shares of the Gran Tierra Common Stock in accordance with the rules of the AMEX and TSX, applicable law and Gran Tierra’s Articles of Incorporation and bylaws;

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c. No Legal Action. No act, action, suit, proceeding, objection or opposition shall have been threatened or taken before or by any domestic or foreign court, tribunal or Governmental Entity or other regulatory or administrative agency or commission by any elected or appointed public official, whether or not having the force of law, and no law, regulation, policy, judgment, decision, order, ruling or directive (whether or not having the force of law) shall have been proposed, enacted, promulgated, amended or applied, which in the judgment of Gran Tierra or Solana (as applicable), acting reasonably, in either case has had or, if the Arrangement was consummated, would result in a Material Adverse Change in the affairs, operations or business of Solana or Gran Tierra, respectively, or would prevent the parties from completing the Arrangement;

d. Court Approval. The Court shall have issued the Final Order in form and substance reasonably satisfactory to Gran Tierra and Solana (such approvals not to be unreasonably withheld or delayed by Gran Tierra or Solana) and reflecting the terms hereof;

e. Regulatory Approvals and Exchange Compliance. All required domestic and foreign regulatory, governmental (including, without limitation and to the extent required, approval by the Superintendency of Industry and Commerce, the Colombian antitrust authority, pursuant to the Colombian merger control regime) and third party approvals and consents in respect of the completion of the Arrangement shall have been obtained, or required notices given, on terms and conditions satisfactory to Gran Tierra and Solana, each acting reasonably, including, without limitation conditional approval to the listing of the Gran Tierra Common Stock issuable pursuant to the Arrangement on the TSX and the AMEX, and the approval of the TSX Venture Exchange, to the extent required, and all applicable domestic and foreign statutory and regulatory waiting periods shall have expired or have been terminated and no unresolved material objection or opposition shall have been filed, initiated or made during any applicable statutory or regulatory period;

f. SEC Matters. The Registration Statement shall have been declared effective under the Securities Act and, on the Effective Date, the Registration Statement shall not be the subject of any stop-order or proceedings seeking a stop-order, and the Joint Proxy Statement shall, at the Effective Time, not be subject to any similar proceedings commenced or threatened by the SEC or the Commissions;

g. Articles of Arrangement. The Articles of Arrangement to be filed with the Registrar in accordance with the Arrangement shall be in form and substance satisfactory to each of Gran Tierra and Solana, acting reasonably;

h. Outside Date. The Arrangement shall have become effective on or prior to the Termination Date;

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i. Lender Approval. If required, the Arrangement, and the consummation thereof, shall have been approved by Gran Tierra’s and Solana’s lenders on a basis acceptable to Gran Tierra and Solana, each acting reasonably;

The foregoing conditions are for the mutual benefit of Gran Tierra and Solana and may be asserted by Gran Tierra or Solana regardless of the circumstances and may be waived by Gran Tierra and Solana (with respect to such party) in their sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Gran Tierra or Solana may have.

6.2 Conditions Precedent to Obligations of Solana

The obligations of Solana to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction or waiver at or before the Closing of the following conditions:

a. Resolutions. Gran Tierra shall have furnished Solana with:

i. certified copies of the resolutions duly passed by the Gran Tierra Board of Directors and the Gran Tierra Exchangeco Board of Directors approving this Agreement and the consummation of the transactions contemplated hereby; and

ii. certified copies of the resolutions of Gran Tierra Stockholders duly passed at the Gran Tierra Stockholder Meeting, approving the issuance of the shares of Gran Tierra Common Stock, issuable in connection with the transactions contemplated by this Agreement and the Plan of Arrangement;

b. Representations and Warranties. The representations and warranties made by Gran Tierra in this Agreement shall be true and correct as of the Effective Date as if made on and as of such date (without giving effect to any materiality qualifiers contained therein) (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct as of that earlier date, or except as affected by transactions permitted by this Agreement), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result or would not reasonably be expected to result in a Material Adverse Change in respect of Gran Tierra or would not, or would not reasonably be expected to, materially impede completion of the Arrangement, and Gran Tierra shall have provided to Solana a certificate of two senior officers certifying such accuracy on the Effective Date;

c. No Material Adverse Change. No Material Adverse Change shall have occurred in the business, operations, assets, capitalization or prospects of Gran Tierra from and after the date hereof and prior to the Effective Date, and no Material Adverse Change in the financial condition of Gran Tierra shall have occurred after the date hereof and prior to the Effective Date from that reflected in the Gran Tierra financial statements reflected in the Gran Tierra Form 10-Q for the quarter ended March 31, 2008 or otherwise disclosed in the Gran Tierra Disclosure Letter;

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d. Compliance with Covenants. Gran Tierra shall have complied in all material respects with its covenants herein, and Gran Tierra shall have provided to Solana a certificate of two senior officers certifying compliance with such covenants; and

e. Debt Threshold. At the Effective Time, Gran Tierra’s Debt is $nil.

The conditions in this Section 6.2 are for the exclusive benefit of Solana and may be asserted by Solana regardless of the circumstances or may be waived by Solana in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Solana may have.

6.3 Conditions Precedent to Obligations of Gran Tierra

The obligations of Gran Tierra to consummate and effect the transactions contemplated hereunder shall be subject to the satisfaction or waiver on or before the Effective Date of the following conditions:

a. Resolutions. Solana shall have furnished Gran Tierra with:

i. certified copies of the resolutions duly passed by the Solana Board of Directors approving this Agreement and the consummation of the transactions contemplated hereby; and

ii. certified copies of the resolutions of Solana Securityholders duly passed at the Solana Securityholder Meeting, approving the Arrangement;

b. Representations and Warranties. The representations and warranties made by Solana in this Agreement shall be true and correct as of the Effective Date as if made on and as of such date (without giving effect to any materiality qualifiers contained therein) (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct as of that earlier date, or except as affected by transactions contemplated or permitted by this Agreement), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result or would not reasonably be expected to result in a Material Adverse Change in respect of Solana or would not, or would not reasonably be expected to, materially impede completion of the Arrangement, and Solana shall have provided to Gran Tierra a certificate of two senior officers certifying such accuracy on the Effective Date;

c. No Material Adverse Change. No Material Adverse Change shall have occurred in the business, operations, assets, capitalization or prospects of Solana from and after the date hereof and prior to the Effective Date, and no Material Adverse Change in the financial condition of Solana shall have occurred from and after the date hereof and prior to the Effective Date from that reflected in the Solana financial statements contained in the Solana Canadian Securities Reports with respect to the quarter ended March 31, 2008 or otherwise disclosed in the Solana Disclosure Letter;

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d. Compliance with Covenants. Solana shall have complied in all material respects with its covenants herein, and Solana shall have provided to Gran Tierra a certificate of two senior officers certifying compliance with such covenants;

e. Debt Threshold. At the Effective Time, Solana’s Debt is $nil;

f. Solana Options and Solana Warrants. All of the outstanding Solana Options and Solana Warrants shall have been exercised, exchanged or converted or shall terminate in accordance with the provisions of Section 3.1 of the Plan of Arrangement or otherwise shall have been dealt with on a basis acceptable to Gran Tierra;

g. Loans. All outstanding Solana loans owing to Solana by any director or officer of Solana shall have been repaid in full;

h. Resignations and Releases. Gran Tierra shall have received resignations and releases effective as of the Effective Time, in form satisfactory to Gran Tierra, from all of the directors and officers of Solana; and

i. Non-Solicitation Agreements. Gran Tierra shall have received executed copies of the Non-Solicitation Agreement, on or before the Effective Date, substantially in the form attached hereto as Exhibit D, from Glenn Van Doorne and Ricardo Montes.

The conditions in this Section 6.3 are for the exclusive benefit of Gran Tierra and may be asserted by Gran Tierra regardless of the circumstances or may be waived by Gran Tierra in its sole discretion, in whole or in part, at any time and from time to time without prejudice to any other rights which Gran Tierra may have.

6.4 Satisfaction of Conditions

The conditions set out in this Article 6 are conclusively deemed to have been satisfied, waived or released when, with the agreement of the parties, Articles of Arrangement are filed under the ABCA to give effect to the Arrangement.

ARTICLE 7

TERMINATION

7.1 Termination

This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the transactions contemplated hereby by the securityholders entitled to vote of Gran Tierra or Solana, as follows:

a. by mutual agreement of Solana and Gran Tierra;

b. by Solana, if Gran Tierra fails to satisfy the condition set forth in Section 6.2(b) of the Agreement;

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c. by Gran Tierra, if Solana fails to satisfy the condition set forth in Section 6.3(b) of the Agreement;

d. by either party, if all the conditions for Closing the Arrangement for the benefit of such party shall not have been satisfied or waived on or before 5:00 p.m., Calgary, Alberta time on November 15, 2008 (the “Termination Date”);

e. by either party: (i) if the securityholders of Solana do not approve the Arrangement (and the other matters to be approved at such meeting as provided in Section 8.1 hereof) at the Solana Securityholders Meeting; or (ii) if the stockholders of Gran Tierra do not approve at the Gran Tierra Stockholders Meeting the issuance of Gran Tierra Common Stock issuable as contemplated by the Arrangement at the Gran Tierra Stockholders Meeting;

f. by either party if a final and non-appealable order shall have been entered in any action or proceeding before any Governmental Entity that prevents or makes illegal the consummation of the Arrangement;

g. by Solana if the Gran Tierra Board of Directors or any committee of the Gran Tierra Board of Directors shall withdraw or modify in any adverse manner its approval or recommendation of this Agreement, the Arrangement and the other transactions contemplated hereby;

h. by Gran Tierra if the Solana Board of Directors or any committee of the Solana Board of Directors shall (i) withdraw or modify in any adverse manner its approval or recommendation in respect of this Agreement, the Arrangement and the other transactions contemplated hereby or (ii) fails to reaffirm its approval or recommendation upon request, from time to time, by Gran Tierra to do so or upon an Solana Acquisition Proposal in respect of Solana being publicly announced or is proposed, offered or made to the Solana Securityholders or to Solana (such reaffirmation to be made within 10 days of such request being made or such Solana Acquisition Proposal being publicly announced, proposed, offered or made or immediately prior to the meeting of Solana Securityholders, whichever occurs first);

i. by Solana, prior to the approval of this Agreement and the Arrangement and the other transactions contemplated hereby by the Solana Securityholders if, as a result of a Solana Superior Proposal by a party other than Gran Tierra or any of its affiliates, Solana’s board of directors determines in accordance with Section 5.2(s) to accept, recommend, approve or implement such Solana Superior Proposal and has otherwise complied with the provisions of Section 5.2(s) and Section 7.4.

7.2 Notice of Termination

Any termination of this Agreement under subsections 7.1(b) through (i) above will be effected by the delivery of written notice by the terminating party to the other party hereto.

7.3 Effect of Termination

Subject to Section 7.4, in the event of termination of this Agreement by either Solana or Gran Tierra pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of Gran Tierra or Solana or their respective officers or directors, except that: (i) the provisions of Section 7.4 shall survive such termination; (ii) the provisions of the Confidentiality Agreement, shall survive any such termination; and (iii) no party shall be released or relieved from any liability arising from the breach by such party of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

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7.4 Termination Fee

a. If this Agreement is terminated by Solana pursuant to Section 7.1(b), then Gran Tierra shall pay to Solana a cash termination fee equal to Solana’s transaction costs (including the fees and costs of professional advisors) incurred in connection with negotiation and performance of the Arrangement and related transactions, subject to a maximum expense reimbursement of $1.5 million, at the time of such termination.

b. If this Agreement is terminated by Gran Tierra pursuant to Section 7.1(c), then Solana shall pay to Gran Tierra a cash termination fee equal to the Gran Tierra’s transaction costs (including the fees and costs of professional advisors) incurred in connection with negotiation and performance of the Arrangement and related transactions, subject to a maximum expense reimbursement of $1.5 million, at the time of such termination.

c. If this Agreement is terminated (x) by Solana pursuant to Section 7.1(i), or (y) by Gran Tierra pursuant to Section 7.1(h),  then Solana shall pay to Gran Tierra a cash termination fee of $21 million, payable immediately upon written notice of termination of this Agreement being provided.

d. If this Agreement is terminated by Solana pursuant to Section 7.1(g), then Gran Tierra shall pay to Solana a cash termination fee of $21 million, payable immediately upon written notice of termination of this Agreement being provided.

e.  Gran Tierra and Solana each agree that the agreements contained in Sections 7.4(a) through 7.4(d) are an integral part of the transactions contemplated by this Agreement. If either party fails to promptly pay the other party any fee due under such Sections 7.4(a) through 7.4(d), it shall pay the other party’s costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Canadian Imperial Bank of Commerce from the date such fee was first due.

Each of the Parties acknowledges and agrees that all of the payment amounts set out in this Article 7 are payments of liquidated damages which are a genuine pre-estimate of the damages that the other party will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement and are not penalties. Each party irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. For greater certainty, each of the parties agrees that the payment of the applicable amount pursuant to Sections 7.4(a), (b), (c) or (d) is the sole monetary remedy of each party under this Agreement. Nothing herein shall preclude a party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or the Confidentiality Agreement or otherwise to obtain specific performance of any of such act, covenants or agreements, without the necessity of posting bond or security in connection therewith. For clarity, if a party is required to pay a termination fee pursuant to subsections (c) or (d) of Section 7.4 above, no party shall be obligated to pay more than $21 million (and any additional amounts required under Section 7.4(e)) pursuant to this Article 7.

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ARTICLE 8

ADDITIONAL AGREEMENTS

Gran Tierra and Solana each agree to take the following actions after the execution of this Agreement.

8.1 Meetings

Solana and Gran Tierra shall each duly call a meeting of its securityholders entitled to vote to be held within 20 business days of the filing of the definitive Joint Proxy Statement with the SEC for the purpose of (a) in the case of Solana, voting upon the Plan of Arrangement and the transactions contemplated hereby and thereby, and (b) in the case of Gran Tierra, voting upon a proposal to approve the issuance of such number of shares of Gran Tierra Common Stock as are necessary to consummate the Arrangement including those issuable on the exchange of the Exchangeable Shares, and each shall, through its board of directors, recommend to its securityholders in the Joint Proxy Statement approval of such matters and shall coordinate and cooperate with respect to the timing of such meetings. Each party may only change such recommendation in the event that the board of directors of such party concludes, in good faith, after receiving the written advice of outside counsel that such action is necessary for the board of directors to act in a manner consistent with its fiduciary duty. The meetings of securityholders of Solana and Gran Tierra will be called for the same day at such times as will result in the completion of the Gran Tierra Stockholders Meeting prior to the commencement of the Solana Securityholders Meeting.

8.2 The Closing

Subject to the termination of this Agreement as provided in Article 6, the Closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Gran Tierra on the Effective Date and at a time to be mutually agreed upon by the parties, which date shall be no later than the first business day after all conditions to Closing set forth herein shall have been satisfied or waived, unless another place, time and date is mutually selected by Solana and Gran Tierra. Concurrently with the Closing, the Plan of Arrangement will be filed with the Registrar under the ABCA.

8.3 Ancillary Documents/Reservation of Shares

a. Provided all other conditions of this Agreement have been satisfied or waived, Solana shall, on the Effective Date, file Articles of Arrangement pursuant to Section 193 of the ABCA to give effect to the Plan of Arrangement, such Articles of Arrangement to contain share conditions for Exchangeable Shares substantially in the form of those contained in Exhibit A.

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b. On the Effective Date:

i. Gran Tierra shall (and shall cause Gran Tierra Callco ULC and Gran Tierra Exchangeco) execute and deliver a Support Agreement containing substantially the same terms and conditions set forth in Exhibit B, together with such other terms and conditions as may be agreed to by the parties hereto acting reasonably; and

ii. Gran Tierra, Gran Tierra Exchangeco and a Canadian trust company to be mutually agreeable to Gran Tierra and Solana, acting reasonably, shall execute and deliver a Voting and Exchange Trust Agreement containing substantially the same terms and conditions set forth in Exhibit C, together with such other terms and conditions as may be agreed to by the parties hereto acting reasonably.

c. On or before the Effective Date, Gran Tierra will reserve for issuance such number of shares of Gran Tierra Common Stock as shall be necessary to give effect to the exchanges and assumptions or exchanges of Solana Options and Solana Warrants contemplated hereby.

8.4 Indemnification and Related Matters

a. Gran Tierra agrees that all rights to indemnification existing in favor of the present or former directors and officers of Solana (as such) or any of the Solana Subsidiaries or present or former directors and officers (as such) of Solana or any of the Solana Subsidiaries serving or who served at Solana’s or any of the Solana Subsidiaries’ request as a director, officer, employee, agent or representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (each such present or former director or officer of Solana or any of the Solana Subsidiaries, an “Indemnified Party”), as provided by contract or in Solana’s charter or bylaws or similar documents of any of the Solana Subsidiaries in effect as of the date hereof (copies of all of which have been provided to Gran Tierra) with respect to matters occurring prior to the Effective Time, shall survive and shall continue in full force and effect and without modification for a period of not less than the statutes of limitations applicable to such matters.

b. From and after the Effective Time, Gran Tierra shall cause Solana to indemnify and hold harmless to the fullest extent permitted under the ABCA, each Indemnified Party against any costs and expenses (including reasonable attorney’s fees), judgments, fines, losses, claims and damages and liabilities, and amounts paid in settlement thereof with the consent of the indemnifying party, such consent not to be unreasonably withheld, in connection with any actual or threatened claim, action, suit, proceeding or investigation that is based on, or arises out of, the fact that such person is or was a director or officer of Solana or any Solana Subsidiary (including without limitation with respect to any of the transactions contemplated hereby or the Arrangement) or who is serving or who served at Solana’s or any of the Solana Subsidiaries’ request as a director, officer, employee, agent or representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. In the event of any such claim, action, suit, proceeding or investigation, Gran Tierra shall cause Solana to pay the reasonable fees and expenses of counsel in advance of the final disposition of any such claim, action, suit, proceeding or investigation to the fullest extent permitted by law subject to the limitations imposed by the ABCA. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties, (i) the Indemnified Parties may retain counsel reasonably satisfactory to Gran Tierra and, subject to limitations imposed by the ABCA, Solana shall (or Gran Tierra shall cause Solana to) pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (ii) Gran Tierra will use all reasonable efforts to assist in the defense of such matter; provided, however, that neither Solana nor Gran Tierra shall be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 8.4(b), upon learning of any such claim, action, suit, proceeding or investigation, shall notify Gran Tierra (but the failure to so notify shall not relieve a party from any liability which it may have under this Section 8.4 (b) unless such failure results in actual prejudice to such party and then only to the extent of such prejudice). The Indemnified Parties as a group may retain only one law firm in any jurisdiction to represent them with respect to each such matter unless such counsel determines that there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which event additional counsel may be required to be retained by the Indemnified Parties.

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c. Subject to limitations imposed by the ABCA, provided the Arrangement becomes effective, Solana shall (or Gran Tierra shall cause Solana to) pay all expenses, including reasonable attorney’s fees, as the same may be incurred by any Indemnified Parties in any action by any Indemnified Party or parties seeking to enforce the indemnity or other obligations provided for in this Section 8.4; provided, however, that Solana will be entitled to reimbursement for any advances made under this Section 8.4 to any Indemnified Party who ultimately proves unsuccessful in enforcing the indemnity as finally determined by a non-appealable judgment in a court of competent jurisdiction, and payment of such expenses in advance of the final disposition of the action shall be made only upon receipt of any undertaking by the Indemnified Party to reimburse all amounts advanced if such action ultimately proves unsuccessful.

d. Provided the Arrangement becomes effective, for a period of five (5) years after the Effective Date, Gran Tierra shall continue in effect director and officer liability insurance for the benefit of the Indemnified Parties in such amounts, and with such deductibles, retained amounts, coverages and exclusions as Solana provides for its own directors and officers at the date hereof.

e. This Section 8.4, which shall survive the consummation of this Agreement and the Arrangement, is intended to benefit each person or entity indemnified hereunder.

ARTICLE 9

AMENDMENT

9.1 Amendment of Agreement

This Agreement (excluding the Plan of Arrangement) may at any time and from time to time before or after the holding of the Solana Securityholders Meeting be amended by written agreement of the parties without, subject to applicable law, further notice to or authorization on the part of the Solana Securityholders and any such amendment may, without limitation:

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a. change the time for performance of any of the obligations or acts of the Parties;

b. waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

c. waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties; or

d. waive compliance with or modify any other conditions precedent contained herein;

provided that no such amendment which is agreed to after the parties are granted the Interim Order by the Court may reduce or materially adversely affect the consideration to be received by Solana Securityholders without approval by the Solana Securityholders given in the same manner as required for the approval of the Arrangement or as may be ordered by the Court.

9.2 Amendment of Plan of Arrangement

a. The parties may agree to amend the Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment must be: (i) set out in writing; (ii) filed with the Court and, if made following the Solana Securityholders Meeting, approved by the Court; and (iii) communicated to holders of Solana Securities if and as required by the Court.

b. Any amendment to the Plan of Arrangement agreed to by the parties at any time prior to or at the Solana Securityholders Meeting, which is proposed and accepted by the holders of Solana Securities voting at the Solana Securityholders Meeting, shall become part of the Plan of Arrangement for all purposes.

c. Any amendment to the Plan of Arrangement that is approved by the Court following the Solana Securityholders Meeting shall be effective only if it is consented to by each of the parties.

ARTICLE 10

PRIVACY MATTERS

10.1 Privacy Issues

a. For the purposes of this Section 10.1, the following definitions shall apply:

i. “applicable law” means, in relation to any person, transaction or event, all applicable provisions of applicable law by which such person is bound or having application to the transaction or event in question, including applicable privacy laws;

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ii. “applicable privacy laws” means any and all applicable law relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including but not limited to the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law including the Personal Information Protection Act (Alberta);

iii. “authorized authority” means, in relation to any person, transaction or event, any (a) federal, provincial, municipal or local governmental body (whether administrative, legislative, executive or otherwise), both domestic and foreign, (b) agency, authority, commission, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, (c) court, arbitrator, commission or body exercising judicial, quasi-judicial, administrative or similar functions, and (d) other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange, in each case having jurisdiction over such person, transaction or event; and

iv. “Personal Information” means information about an individual transferred to a party by another party in accordance with this Agreement and/or as a condition of the Arrangement.

b. The parties acknowledge that they are responsible for compliance at all times with applicable privacy laws which govern the collection, use and disclosure of Disclosed Personal Information acquired by or disclosed to the other party pursuant to or in connection with this Agreement (the “Disclosed Personal Information”).

c. Neither party shall use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the Arrangement.

d. Each party acknowledges and confirms that the disclosure of Disclosed Personal Information is necessary for the purposes of determining if the parties shall proceed with the Arrangement, and that the disclosure of Personal Information relates solely to the carrying on of the business and the completion of the Arrangement.

e. Each party acknowledges and confirms that it has and shall continue to employ appropriate technology and procedures in accordance with applicable law to prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information.

f. Each party shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct those employees or advisors responsible for processing such Disclosed Personal Information to protect the confidentiality of such information in a manner consistent with the parties’ obligations hereunder. Each party shall ensure that access to the Disclosed Personal Information shall be restricted to those employees or advisors of the respective party who have a bona fide need to access such information in order to complete the Arrangement.

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g. Each party shall promptly notify the other party to this Agreement of all inquiries, complaints, requests for access, and claims of which the party is made aware in connection with the Disclosed Personal Information, subject to any limitations imposed by applicable laws. The parties shall fully co-operate with one another, with the persons to whom the Personal Information relates, and any authorized authority charged with enforcement of applicable privacy laws, in responding to such inquiries, complaints, requests for access, and claims, subject to any limitations imposed by applicable laws.

h. Upon the expiry or termination of this Agreement, or otherwise upon the reasonable request of either party, the counterparty shall forthwith cease all use of the Personal Information acquired by the counterparty in connection with this Agreement and will return to the party or, at the party’s request, destroy in a secure manner, the Disclosed Personal Information (and any copies).

ARTICLE 11

MISCELLANEOUS

11.1 No Survival of Representations and Warranties

All representations and warranties of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement, until the earlier of the valid termination of this Agreement or the Effective Date, whereupon such representations and warranties will expire and be of no further force or effect. All agreements and covenants of the parties shall survive the Effective Date, except as otherwise set forth in this Agreement. This Section 11.1 will not limit any covenant or agreement of any of the parties which, by its terms, contemplates performance after the Effective Time or the date on which this Agreement is terminated, as the case may be.

11.2 Notices

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by recognized overnight courier, by facsimile (receipt confirmed) or mailed by certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party. as shall be specified by like notice):

a. if to Gran Tierra or Gran Tierra Exchangeco to:
Gran Tierra Energy Inc.
300, 611 10th Ave SW
Calgary, AB Canada T2R 0B2
Attention: Dana Coffield,
                   President and Chief Executive Officer
Facsimile No. 403-265-3242

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with required copies to

Cooley Godward Kronish LLP
5 Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attention: Nancy H. Wojtas, Esq.
Facsimile No. 650-849-7400

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Blake Cassels & Graydon LLP
855 – 2nd Street S.W.
Suite 3500, Bankers Hall East Tower
Calgary AB T2P4J8
Canada
Attention: Scott Cochlan, Esq.
Facsimile No. 403-260-9700

b. if to Solana to:

Solana Resources Limited
Suite 100, 522 – 11th Avenue S.W.
Calgary, AB T2R 0C8
Attention:  J. Scott Price
President & CEO
Facsimile No. 403-770-1826

with required copies to
Davis LLP
250 – 2nd Street S.W.
Suite 1000, Livingston Place
Calgary, AB T2P 0C1
Attention: Roy Hudson, Esq.
Facsimile No. 403-296-4474

11.3 Interpretation

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used therein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.4 Severability

If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstance in any other jurisdiction or to other persons or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

11.5 Counterparts

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties, it being understood that all parties need not sign the same counterpart.

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11.6 Miscellaneous

This Agreement, which includes the Solana Disclosure Letter, the Gran Tierra Disclosure Letter and the Exhibits hereto, and the Confidentiality Agreement dated July 26, 2007 between Gran Tierra and Solana, and any other documents referred to herein or contemplated hereby (a) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder (except that Section 8.4 is for the benefit of Solana’s directors and officers and is intended to confer rights on such persons); and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

11.7 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including without limitation validity, construction, effect, performance and remedies.

11.8 Expenses

Except as otherwise provided herein, each party will bear its respective expenses and legal fees incurred with respect to this Agreement and the transactions contemplated hereby.

11.9 Further Assurances

Each of the parties hereto will from time to time execute and deliver all such further documents and instruments and do all such acts and things as the other parties may reasonably require to effectively carry out or better evidence or perfect the terms and provisions of this Agreement.

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In Witness Whereof, the parties have caused this Agreement to be signed by their respective officers thereunder duly authorized, all as of the date first written above.

Gran Tierra Energy Inc.

/s/ Dana Coffield
By:	Dana Coffield
President and Chief Executive Officer

Solana Resources Limited

/s/ Scott Price
By:	Scott Price
President and Chief Executive Officer

Gran Tierra Exchangeco Inc.

/s/ Dana Coffield
By:	Dana Coffield
President and Chief Executive Officer

Arrangement Agreement Signature Page

Exhibit A

PLAN OF ARRANGEMENT

under Section 193 of the
Business Corporations Act (Alberta)

ARTICLE 1
INTERPRETATION

1.1	In this Plan of Arrangement, the following terms have the following meanings:

(a)	"ABCA" means the Business Corporations Act, R.S.A. 2000, c. B-9, as amended, including the regulations promulgated thereunder.

(b)	"Acquiror" means Gran Tierra Energy Inc., a corporation existing pursuant to the laws of the State of Nevada.

(c)	"Acquiror Control Transaction" has the meaning provided in the Exchangeable Share Provisions.

(d)	"Acquiror Option" means an option to purchase Acquiror Shares granted pursuant to the Acquiror Option Plan.

(e)	"Acquiror Option Plan" means the stock option plan of Acquiror, including all amendments thereto.

(f)	"Acquiror Share" means a common share in the capital of Acquiror as constituted on the date hereof.

(g)
"Arrangement", "herein", "hereof", "hereto", "hereunder" and similar expressions mean and refer to the arrangement pursuant to Section 193 of the ABCA set forth in this Plan of Arrangement as supplemented, modified or amended, and not to any particular article, section or other portion hereof.

(h)	"Arrangement Agreement" means the arrangement agreement dated as of July 28, 2008 among Acquiror, ExchangeCo and Target with respect to the Arrangement and all amendments thereto.

(i)
"Articles of Arrangement" means the articles of arrangement in respect of the Arrangement required under subsection 193(10) of the ABCA to be filed with the Registrar after the Final Order has been granted giving effect to the Arrangement.

(j)
"Business Day" means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the City of Calgary, in the Province of Alberta, for the transaction of banking business.

(k)	"Callco" means Gran Tierra Callco ULC, a corporation existing under the laws of the Province of Alberta.

(l)
"Certificate" means the certificate which may be issued by the Registrar pursuant to subsection 193(11) of the ABCA or, if no certificate is to be issued, the proof of filing in respect of the Arrangement.

(m)
"Change of Law" means any amendment to the Tax Act and other applicable provincial income tax laws that permits holders of Exchangeable Shares who are resident in Canada, hold the Exchangeable Shares as capital property and deal at arm's length with Acquiror and ExchangeCo (all for the purposes of the Tax Act and other applicable provincial income tax laws) to exchange their Exchangeable Shares for Acquiror Shares on a basis that will not require such holders to recognize any gain or loss or any actual or deemed dividend in respect of such exchange for the purposes of the Tax Act or applicable provincial income tax laws.

(n)	"Change of Law Call Date" has the meaning provided in Subsection 8.1(b).

(o)	"Change of Law Call Purchase Price" has the meaning provided in Subsection 8.1(a).

(p)	"Change of Law Call Right" has the meaning provided in Subsection 8.1(a).

(q)
"Continuing Optionholder" means a Target Optionholder who will, immediately subsequent to the Effective Time, be at least one of a director, officer, employee or consultant of Acquiror and/or an affiliate of Acquiror, as agreed by Acquiror.

(r)	"Court" means the Court of Queen's Bench of Alberta.

(s)	"Depositary" means Computershare Trust Company of Canada, or such other Person as may be designated by Acquiror and Target.

(t)
"Dissenting Securityholders" means registered holders of Target Shares who validly exercise the rights of dissent with respect to the Arrangement provided to them under the Interim Order and whose dissent rights remain valid immediately before the Effective Time.

(u)	"Effective Date" means the date the Arrangement is effective under the ABCA.

(v)	"Effective Time" means the time at which the Articles of Arrangement are filed with the Registrar on the Effective Date.

(w)	"Eligible Shareholder" means a Target Shareholder that is not an Ineligible Shareholder.

(x)	"ExchangeCo" means Gran Tierra Exchangeco Inc., a corporation incorporated under the ABCA.

(y)	"Exchange Ratio" means 0.9527918.

(z)	"Exchangeable Share Consideration" has the meaning provided in the Exchangeable Share Provisions.

(aa)	"Exchangeable Share Price" has the meaning provided in the Exchangeable Share Provisions.

(bb)
"Exchangeable Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares, which rights, privileges, restrictions and conditions shall be substantially as set forth in Schedule "A" hereto.

(cc)	"Exchangeable Shares" means the exchangeable shares in the capital of ExchangeCo as constituted on the date hereof.

(dd)	"Exchange Options" has the meaning provided in Subsection 3.1(d).

(ee)	"Exchange Warrants" has the meaning provided in Subsection 3.1(g).

(ff)
"Final Order" means the final order of the Court approving the Arrangement pursuant to subsection 193(9) of the ABCA to be applied for following the Meeting, as such order may be affirmed, amended or modified by any court of competent jurisdiction.

(gg)
"Imputed Transaction Value" shall be equal to the product obtained when the five trading day volume weighted trading price on the TSX of an Acquiror Share ending on the seventh trading day prior to the Effective Date is multiplied by the Exchange Ratio.

(hh)
"Ineligible Shareholder" means a Target Shareholder who is: (i) not resident in Canada for purposes of the Tax Act; (ii) a partnership that is not a Canadian partnership for the purposes of the Tax Act; or (iii) exempt from tax under Part I of the Tax Act.

(ii)
"Interim Order" means an interim order of the Court under subsection 193(4) of the ABCA containing declarations and directions with respect to the Arrangement, as such order may be affirmed, amended or modified by any court of competent jurisdiction.

(jj)
"Letter of Transmittal" means the letter of transmittal to be sent to the holders of Target Shares pursuant to which holders of Target Shares are required to deliver certificates representing their Target Shares to receive the Exchangeable Shares, Acquiror Shares and/or Cash Consideration, as applicable, issuable or payable to them pursuant to the Arrangement.

(kk)	"Liquidation Amount" has the meaning provided in the Exchangeable Share Provisions.

(ll)	"Liquidation Call Purchase Price" has the meaning provided in Subsection 8.2(a).

(mm)	"Liquidation Call Right" has the meaning provided in Subsection 8.2(a).

(nn)	"Liquidation Date" has the meaning provided in the Exchangeable Share Provisions.

(oo)	"Meeting" means the special meeting of holders of Target Shareholders to be held to consider, among other things, the Arrangement and related matters, and any adjournment thereof.

(pp)
"Optionholder Election Form" means the duly completed written election of an Optionholder, in form satisfactory to Acquiror, irrevocably electing that: (i) in the case of a Continuing Optionholder, certain of the Target Options held by such Continuing Optionholder are to be exchanged for Acquiror Options in accordance with the provisions of Subsection 3.1(k); and/or (ii) certain of the Target Options held by such Optionholder are to be exchanged for Target Shares in accordance with the provisions of Subsection 3.1(d).

(qq)	"Person" means an individual, partnership, association, body corporate, trust, unincorporated organization, government, regulatory authority, or other entity.

(rr)	"Redemption Call Purchase Price" has the meaning provided in Subsection 8.3(a).

(ss)	"Redemption Call Right" has the meaning provided in Subsection 8.3(a).

(tt)	"Redemption Date" has the meaning provided in the Exchangeable Share Provisions.

(uu)	"Redemption Price" has the meaning provided in the Exchangeable Share Provisions.

(vv)	"Registrar" means the Registrar appointed under section 263 of the ABCA.

(ww)	"Rollover Options" has the meaning provided in Subsection 3.1(k).

(xx)	"Target" means Solana Resources Limited, a corporation incorporated under the ABCA.

(yy)	"Target Option Differential" means the amount by which the Imputed Transaction Value exceeds the exercise price of a particular Target Option.

(zz)	"Target Optionholders" means the holders from time to time of the Target Options.

(aaa)	"Target Option Plan" means the stock option plan of Target.

(bbb)	"Target Options" means the options to purchase Target Shares granted pursuant to the Target Option Plan.

(ccc)	"Target Securities" means, collectively, the Target Shares, the Target Options and the Target Warrants.

(ddd)	"Target Securityholders" means, collectively, the Target Shareholders, the Target Optionholders and the Target Warrantholders.

(eee)	"Target Share" means a common share in the capital of Target as constituted on the date hereof.

(fff)	"Target Shareholders" means the holders from time to time of the Target Shares.

(ggg)	"Target Warrant Differential" means the amount by which the Imputed Transaction Value exceeds $2.00.

(hhh)	"Target Warrantholders" means the holders from time to time of the Target Warrants.

(iii)	"Target Warrants" means the 7,500,000 warrants of Target issued on October 1, 2006.

(jjj)	"Tax Act" means the Income Tax Act (Canada), as the same may be amended, including the regulations promulgated thereunder.

(kkk)	"Transfer Agent" means Computershare Trust Company of Canada or such other Person as may from time to time be appointed by ExchangeCo as the registrar and transfer agent for the Exchangeable Shares.

(lll)	"TSX" means the Toronto Stock Exchange.

(mmm)
"Voting and Exchange Trust Agreement" means the agreement so entitled among Acquiror, ExchangeCo and the Trustee named therein to be dated as of the Effective Date and provided for in the Arrangement Agreement.

(nnn)
"Warrantholder Election Form" means the duly completed written election of a Target Warrantholder, in form satisfactory to Acquiror, irrevocably electing that certain of the Target Warrants held by such Target Warrantholder are to be exchanged for: (i) Target Shares in accordance with the provisions of Subsection 3.1(f); and/or (ii) cash in accordance with the provisions of Subsection 3.1(g).

1.2
The division of this Plan of Arrangement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.3	Unless reference is specifically made to some other document or instrument, all references herein to articles and sections are to articles and sections of this Plan of Arrangement.

1.4	Unless the context otherwise requires, words importing the singular number shall include the plural and vice versa; and words importing any gender shall include all genders.

1.5
In the event that the date on which any action is required to be taken hereunder by any of the parties is not a Business Day in the place where the action is required to be taken, such action shall be required to be taken on the next succeeding day which is a Business Day in such place.

1.6	References in this Plan of Arrangement to any statute or sections thereof shall include such statute as amended or substituted and any regulations promulgated thereunder from time to time in effect.

1.7	All dollar amounts referred to in this Plan of Arrangement are in Canadian funds, unless otherwise indicated herein.

ARTICLE 2
ARRANGEMENT AGREEMENT

2.1	This Plan of Arrangement is made pursuant to the Arrangement Agreement.

2.2
This Plan of Arrangement, upon the filing of the Articles of Arrangement and the issue of the Certificate, if any, shall become effective on, and be binding on and after, the Effective Time on: (i) the Target Securityholders; (ii) Target; (iii) ExchangeCo; and (iv) Acquiror.

2.3
The Articles of Arrangement and Certificate shall be filed and issued, respectively, with respect to this Arrangement in its entirety. The Certificate shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of Article 3 has become effective in the sequence set out therein. If no Certificate is required to be issued by the Registrar pursuant to subsection 193(11) of the ABCA, the Arrangement shall become effective on the date the Articles of Arrangement are filed with the Registrar pursuant to subsection 193(10) of the ABCA.

ARTICLE 3
ARRANGEMENT

3.1
Commencing at the Effective Time, each of the events set out below shall occur and shall be deemed to occur in the following order without any further act or formality except as otherwise provided herein:

Vesting of Target Options and Target Warrants

(a)
each Target Option outstanding immediately prior to the Effective Time, notwithstanding any contingent vesting provisions to which it might otherwise have been subject, shall be deemed to be fully vested;

(b)
each Target Warrant outstanding immediately prior to the Effective Time, notwithstanding any contingent vesting provisions to which it might otherwise have been subject, shall be deemed to be fully vested;

Dissenting Securityholders

(c)
the Target Shares held by Dissenting Securityholders shall be deemed to have been transferred to Acquiror (free of any claims) and cancelled and such Dissenting Securityholders shall cease to have any rights as Target Shareholders other than the right to be paid the fair value of their Target Shares in accordance with Article 4;

Exchange of Target Options (No Rollover Election)

(d)
if a Target Optionholder provides to Acquiror, on or before the date which is three Business Days prior to the Effective Date, a duly completed and executed Optionholder Election Form and therein designates that certain Target Options held by such Target Optionholder are subject to an exchange election ("Exchange Options"), each such Exchange Option will be deemed to be surrendered to Target in exchange for such number of Target Shares as is equal to the quotient obtained when the Target Option Differential applicable to such Exchange Option is divided by the Imputed Transaction Value;

(e)
each Target Option held by a Target Optionholder which is not the subject of a properly delivered Optionholder Election Form in accordance with Subsection 3.1(d) or Subsection 3.1(k) shall be deemed to be surrendered to Target in exchange for a cash payment from Target equal to the product obtained when one (1) is multiplied by the Target Option Differential applicable to such Target Option;

Exchange or Conversion of Target Warrants

(f)
if a Target Warrantholder provides to Acquiror, on or before the date which is three Business Days prior to the Effective Date, a duly completed and executed Warrantholder Election Form and therein designates that certain Target Warrants held by such Target Warrantholder are subject to an exchange election ("Exchange Warrants"), each such Exchange Warrant shall be deemed to be surrendered to Target in exchange for such number of Target Shares as is equal to the quotient obtained when the Target Warrant Differential is divided by the Imputed Transaction Value;

(g)
if a Target Warrantholder provides to Acquiror, on or before the date which is three Business Days prior to the Effective Date, a duly completed and executed Warrantholder Election Form and therein designates that certain Target Warrants will be exchanged for cash, each such Target Warrant shall be deemed to be surrendered to Target in exchange for a cash payment from Target equal to the product obtained when one (1) is multiplied by the Target Warrant Differential;

(h)
any Target Warrants held by a Target Warrantholder which are not the subject of a properly delivered Warrantholder Election Form in accordance with Subsections 3.1(f) or 3.1(g) will entitle the Target Warrantholder to purchase Acquiror Shares in accordance with the terms and conditions of the Target Warrants;

Exchange of Target Shares by Target Shareholders who are Eligible Shareholders

(i)
the Target Shares held by Target Shareholders who are Eligible Shareholders (other than those previously held by Dissenting Securityholders but including those received in accordance with Subsections 3.1(d) and 3.1(f)) shall be sold, assigned and transferred to ExchangeCo (free and clear of all liens, claims and encumbrances) in exchange for such number of Exchangeable Shares as is equal to the number of Target Shares so exchanged, multiplied by the Exchange Ratio;

Exchange of Target Shares by Target Shareholders who are Ineligible Shareholders

(j)
the Target Shares held by Target Shareholders who are Ineligible Shareholders (other than those previously held by Dissenting Securityholders but including those received in accordance with Subsections 3.1(d) and 3.1(f)) shall be sold, assigned and transferred to ExchangeCo (free and clear of all liens, claims and encumbrances) in exchange for such number of Acquiror Shares as is equal to the number of Target Shares so exchanged, multiplied by the Exchange Ratio; and

Exchange of Target Options by Continuing Optionholders pursuant to Rollover Elections

(k)
if a Continuing Optionholder provides to Acquiror, on or before the date which is three Business Days prior to the Effective Date, a duly completed and executed Optionholder Election Form and therein designates that certain Target Options held by such Continuing Optionholder are subject to a rollover election ("Rollover Options"), each such Rollover Option will be exchanged and cancelled in exchange for that number of Acquiror Options equal to the product obtained when one (1) is multiplied by the Exchange Ratio; the difference between the exercise price for each such Acquiror Option and the last closing trading price on the TSX of an Acquiror Share before the Effective Time will be equal to the difference between the exercise price of each corresponding Rollover Option exchanged and the last closing trading price on the TSX of a Target Share before the Effective Time; and the expiry date of such Target Option will be the same as for each corresponding Rollover Option.

3.2	(a)
An Eligible Shareholder who has transferred Target Shares to ExchangeCo as contemplated under Subsection 3.1(i) shall be considered to have received any of the ancillary rights and benefits associated with the Exchangeable Shares in consideration for the grant by the Eligible Shareholder to ExchangeCo and Callco of certain rights and benefits as against the Eligible Shareholder in respect of the Exchangeable Shares. To the extent that the value of the ancillary rights and benefits received by the Eligible Shareholder exceeds the value of the rights and benefits given up by the Eligible Shareholder to ExchangeCo and Callco, the Eligible Shareholder shall be considered to have disposed of a portion of its Target Shares in consideration for such excess ancillary rights and benefits, and to have disposed of the remaining portion (the "share portion") of its Target Shares solely in consideration for Exchangeable Shares. The share portion (expressed as a number) shall be equal to the number of Target Shares obtained when the total number of Target Shares transferred by the Eligible Shareholder to ExchangeCo is multiplied by the aggregate fair market value of the Exchangeable Shares received by the Eligible Shareholder divided by the sum of such aggregate fair market value and the amount, if any, by which the aggregate fair market value of the ancillary rights and benefits received by the Eligible Shareholder exceeds the aggregate fair market value of the rights and benefits granted by the Eligible Shareholder to ExchangeCo and Callco in respect of the Exchangeable Shares.

(b)
Eligible Holders will be entitled to make an income tax election pursuant to section 85 of the Tax Act (and any applicable provincial legislation) with respect to the transfer of their Target Shares to ExchangeCo by providing two signed copies of the necessary election forms to ExchangeCo within 90 days following the Effective Date, duly completed with the details of the number of Target Shares transferred and the applicable agreed amounts for the purposes of such elections. Thereafter, subject to the election forms complying with the provisions of the Tax Act (and any applicable provincial legislation), the forms will be signed by ExchangeCo and returned to such holders of Target Shares for filing with the Canada Revenue Agency (and any applicable provincial taxation authority).

3.3	With respect to each holder of Target Securities (other than Dissenting Securityholders), as the case may be, at the Effective Time:

(a)	upon the exchange of Target Options for Target Shares pursuant to Subsection 3.1(d):

(i)
each former Target Optionholder shall cease to be the holder of the Target Options so exchanged and the name of each such Target Optionholder shall be removed from the register of holders of Target Options; and

(ii)	each such former Target Optionholder shall become a holder of the Target Shares so exchanged and shall be added to the register of holders of Target Shares;

(b)
upon the exchange of Target Options for cash pursuant to Subsection 3.1(e), each former Target Optionholder shall cease to be the holder of the Target Options so exchanged and the name of each such Target Optionholder shall be removed from the register of holders of Target Options;

(c)	upon the conversion of Target Warrants into Acquiror Warrants pursuant to Subsection 3.1(h):

(i)
each former Target Warrantholder shall cease to be the holder of the Target Warrants so converted and the name of each such Target Warrantholder shall be removed from the register of holders of Target Warrants; and

(ii)	each such former Target Warrantholder shall become a holder of the Acquiror Warrants so converted and shall be added to the register of holders of Acquiror Warrants;

(d)	upon the exchange of Target Warrants for Target Shares pursuant to Subsection 3.1(f):

(i)
each former Target Warrantholder shall cease to be the holder of the Target Warrants so exchanged and the name of each such Target Warrantholder shall be removed from the register of holders of Target Warrants; and

(ii)	each such former Target Warrantholder shall become a holder of the Target Shares so exchanged and shall be added to the register of holders of Target Shares;

(e)
upon the exchange of Target Warrants for cash pursuant to Subsection 3.1(g), each former Target Warrantholder shall cease to be the holder of the Target Warrants so exchanged and the name of each such Target Warrantholder shall be removed from the register of holders of Target Warrants;

(f)	upon the exchange of Target Shares for Exchangeable Shares pursuant to Subsection 3.1(i):

(i)
each former Target Shareholder shall cease to be the holder of the Target Shares so exchanged and the name of each such Target Shareholder shall be removed from the register of holders of Target Shares;

(ii)	each such former Target Shareholder shall become a holder of the Exchangeable Shares so exchanged and shall be added to the register of holders of Exchangeable Shares; and

(iii)	ExchangeCo shall become the holder of the Target Shares so exchanged and shall be added to the register of holders of Target Shares in respect thereof;

(g)	upon the exchange of Target Shares for Acquiror Shares pursuant to Subsection 3.1(j):

(i)
each former Target Shareholder shall cease to be the holder of the Target Shares so exchanged and the name of each such Target Shareholder shall be removed from the register of holders of Target Shares;

(ii)	each such former Target Shareholder shall become a holder of the Acquiror Shares so exchanged and shall be added to the register of holders of Acquiror Shares; and

(iii)	Acquiror shall become the holder of the Target Shares so exchanged and shall be added to the register of holders of Target Shares in respect thereof; and

(h)	upon the exchange of Target Options for Acquiror Options pursuant to Subsection 3.1(k):

(i)
each former Target Optionholder shall cease to be the holder of the Target Options so exchanged and the name of each such Target Optionholder shall be removed from the register of holders of Target Options; and

(ii)	each such former Target Optionholder shall become a holder of the Acquiror Options so exchanged and shall be added to the register of holders of Acquiror Options.

ARTICLE 4
DISSENTING SHAREHOLDERS

4.1
Each registered holder of Target Shares shall have the right to dissent with respect to the Arrangement in accordance with the Interim Order. A Dissenting Securityholder shall, at the Effective Time, cease to have any rights as a holder of Target Shares and shall only be entitled to be paid the fair value of the holder's Target Shares by Acquiror. A Dissenting Securityholder who is paid the fair value of the holder's Target Shares shall be deemed to have transferred the holder's Target Shares to Acquiror, notwithstanding the provisions of Section 191 of the ABCA. A Dissenting Securityholder who for any reason is not entitled to be paid the fair value of the holder's Target Shares shall be treated as if the holder had participated in the Arrangement on the same basis as a non-dissenting holder of Target Shares notwithstanding the provisions of Section 191 of the ABCA. The fair value of the Target Shares shall be determined as of the close of business on the last Business Day before the day on which the Arrangement is approved by the holders of Target Shares at the Meeting; but in no event shall Acquiror or Target be required to recognize such Dissenting Shareholder as a securityholder of Acquiror, Target or ExchangeCo after the Effective Time and the name of such holder shall be removed from the applicable register as at the Effective Time. For greater certainty, in addition to any other restrictions in section 191 of the ABCA, no Person who has voted in favour of the Arrangement shall be entitled to dissent with respect to the Arrangement. In addition, a Target Shareholder may only exercise dissent rights in respect of all, and not less than all, of its Target Shares.

ARTICLE 5
OUTSTANDING CERTIFICATES AND FRACTIONAL SECURITIES

5.1
From and after the Effective Time, certificates formerly representing Target Securities that were exchanged under Section 3.1 shall represent only the right to receive the consideration to which the holders are entitled under the Arrangement, or as to those held by Dissenting Securityholders, other than those Dissenting Securityholders deemed to have participated in the Arrangement pursuant to Section 3.1, to receive the fair value of the Target Shares represented by such certificates.

5.2
Subject to the provisions of the Letter of Transmittal, Acquiror shall, as soon as practicable following the later of the Effective Date and the date of deposit by a former Target Shareholder of a duly completed Letter of Transmittal and the certificates representing such Target Shares, either:

(a)	forward or cause to be forwarded by first class mail (postage prepaid) to such former holder at the address specified in the Letter of Transmittal; or

(b)	if requested by such holder in the Letter of Transmittal, make available or cause to be made available at the Depositary for pickup by such holder,

certificates representing the number of Exchangeable Shares and/or Acquiror Shares issued to such holder under the Arrangement.

5.3
If any certificate which immediately prior to the Effective Time represented an interest in outstanding Target Shares that were exchanged pursuant to Section 3.1 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to have been lost, stolen or destroyed, the Depositary will issue and deliver in exchange for such lost stolen or destroyed certificate the consideration to which the holder is entitled pursuant to the Arrangement (and any dividends or distributions with respect thereto) as determined in accordance with the Arrangement. The Person who is entitled to receive such consideration shall, as a condition precedent to the receipt thereof, give a bond to each of Target and Acquiror and their respective transfer agents, which bond is in form and substance satisfactory to each of the Target and Acquiror and their respective transfer agents, or shall, to the extent agreed by Acquiror and Target, otherwise indemnify Target and Acquiror and their respective transfer agents against any claim that may be made against any of them with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4
All dividends or other distributions, if any, made with respect to any Target Shares allotted and issued pursuant to this Arrangement but for which a certificate has not been issued shall be paid or delivered to the Depositary to be held by the Depositary, in trust, for the registered holder thereof. Subject to Section 5.5, the Depositary shall pay and deliver to any such registered holder, as soon as reasonably practicable after application therefor is made by the registered holder to the Depositary in such form as the Depositary may reasonably require, such dividends and distributions to which such holder is entitled, net of applicable withholding and other taxes.

5.5
Any certificate formerly representing Target Shares that is not deposited with all other documents as required by this Plan of Arrangement on or before the sixth anniversary of the Effective Date shall cease to represent a right or claim of any kind or nature including the right of the holder of such shares to receive Exchangeable Shares (and any dividend and distributions thereon), Acquiror Shares (and any dividend and distributions thereon) and/or Cash Consideration, as applicable. In such case, such Exchangeable Shares (and any dividend and distributions thereon), Acquiror Shares (together with all dividends and distributions thereon) and Cash Consideration shall be returned to ExchangeCo or Acquiror, as applicable, and such Exchangeable Shares and Acquiror Shares shall be cancelled.

5.6
No certificates representing fractional Exchangeable Shares, Acquiror Shares or Target Shares shall be issued under this Arrangement. In lieu of any fractional shares: (a) each registered holder of Target Shares otherwise entitled to a fractional interest in an Exchangeable Share or Acquiror Share will receive the nearest whole number of Exchangeable Shares or Acquiror Shares, respectively (with fractions equal to exactly 0.5 being rounded up); (b) each registered holder of Target Options otherwise entitled to a fractional interest in a Target Share will receive the nearest whole number of Target Shares (with all fractions being rounded down); and (c) each registered holder of Target Warrants otherwise entitled to a fractional interest in a Target Share will receive the nearest whole number of Target Shares (with fractions equal to exactly 0.5 being rounded up).

ARTICLE 6
AMENDMENTS

6.1
Acquiror or Target may amend this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment must be: (i) set out in writing; (ii) approved by the other party; (iii) filed with the Court and, if made following the Meeting, approved by the Court; and (iv) communicated to holders of Target Securities, if and as required by the Court.

6.2
Any amendment to this Plan of Arrangement may be proposed by Acquiror or Target at any time prior to or at the Meeting (provided that the other party shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Target Shareholders voting at the Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

6.3	Acquiror and Target may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time after the Meeting and prior to the Effective Time with the approval of the Court.

6.4
Any amendment, modification or supplement to this Plan of Arrangement may be made prior to or following the Effective Time by Acquiror and Target; provided that, it concerns a matter which, in the reasonable opinion of Acquiror and Target, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any former holder of Target Shares.

ARTICLE 7
WITHHOLDING RIGHTS

7.1
Acquiror, Target, Callco and ExchangeCo and the Depositary shall be entitled to deduct and withhold from any consideration otherwise payable to any Target Securityholders or holders of Exchangeable Shares such amounts as Acquiror, Target, Callco and ExchangeCo or the Depositary determines, acting reasonably, are required or permitted pursuant to the Tax Act, the United States Internal Revenue Code of 1986, or any provision of federal, provincial, territorial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Target Securityholder in respect of which such deduction and withholding was made; provided that, such withheld amounts are actually remitted to the appropriate taxing authority.

ARTICLE 8
CERTAIN RIGHTS OF ACQUIROR TO ACQUIRE EXCHANGEABLE SHARES

8.1	Change of Law Call Right

(a)
Acquiror shall have the overriding right (the "Change of Law Call Right"), in the event of a Change of Law, to purchase (or to cause Callco to purchase) from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Acquiror) all but not less than all of the Exchangeable Shares held by each such holder upon payment by Acquiror or Callco, as the case may be, of an amount per share (the "Change of Law Call Purchase Price") equal to the Exchangeable Share Price applicable on the last Business Day prior to the Change of Law Call Date, in accordance with Subsection 8.1(c). In the event of the exercise of the Change of Law Call Right by Acquiror or Callco, as the case may be, each holder of Exchangeable Shares shall be obligated to sell all the Exchangeable Shares held by such holder to Acquiror or Callco, as the case may be, on the Change of Law Call Date upon payment by Acquiror to such holder of the Change of Law Call Purchase Price for each such Exchangeable Share.

(b)
To exercise the Change of Law Call Right, Acquiror or Callco must notify the Transfer Agent of its intention to exercise such right at least 45 days before the date on which Acquiror or Callco intends to acquire the Exchangeable Shares (the "Change of Law Call Date"). If Acquiror or Callco exercises the Change of Law Call Right, then, on the Change of Law Call Date, Acquiror or Callco, as the case may be, will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Change of Law Call Purchase Price.

(c)
For the purposes of completing the purchase of the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right, Acquiror or Callco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Change of Law Call Date, the Exchangeable Share Consideration representing the total Change of Law Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Change of Law Call Date the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Change of Law Purchase Price payable by Acquiror or Callco, as the case may be, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Change of Law Call Date be considered and deemed for all purposes to be the holder of Acquiror Shares to which such holder is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the by-laws of ExchangeCo and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Acquiror or Callco, as the case may be, shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled.

8.2	Callco Liquidation Call Right

(a)
Callco shall have the overriding right (the "Liquidation Call Right"), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding-up its affairs, pursuant to Article 5 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Acquiror) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by Callco to each such holder of the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the "Liquidation Call Purchase Price") in accordance with Subsection 8.2(c). In the event of the exercise of the Liquidation Call Right by Callco, each holder shall be obligated to sell all the Exchangeable Shares held by such holder to Callco on the Liquidation Date upon payment by Callco to such holder of the Liquidation Call Purchase Price for each such Exchangeable Share, whereupon Canco shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased by Callco.

(b)
To exercise the Liquidation Call Right, Callco must notify ExchangeCo and the Transfer Agent of Callco's intention to exercise such right at least 45 days before the Liquidation Date, in the case of a voluntary liquidation, dissolution or winding-up of ExchangeCo or any other voluntary distribution of the assets of ExchangeCo among its shareholders for the purpose of winding-up its affairs, and at least five Business Days before the Liquidation Date, in the case of an involuntary liquidation, dissolution or winding-up of ExchangeCo or any other involuntary distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs. The Transfer Agent will notify the holders of Exchangeable Shares as to whether Callco has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by Callco. If Callco exercises the Liquidation Call Right, then on the Liquidation Date, Callco will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Liquidation Call Purchase Price.

(c)
For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Callco shall deposit or cause to be deposited with the Transfer Agent, on or before the Liquidation Date, the Exchangeable Share Consideration representing the total Liquidation Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement ), other than the right to receive their proportionate part of the total Liquidation Call Purchase Price payable by Callco, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of Acquiror Shares to which such holder is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the by-laws of ExchangeCo and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Callco shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled. If Callco does not exercise the Liquidation Call Right in the manner described above, on the Liquidation Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Liquidation Amount otherwise payable by ExchangeCo in connection with the liquidation, dissolution or winding-up of ExchangeCo pursuant to Article 5 of the Exchangeable Share Provisions.

8.3	Callco Redemption Call Right

In addition to Callco's rights contained in the Exchangeable Share Provisions, including the Retraction Call Right (as defined in the Exchangeable Share Provisions), Callco shall have the following rights in respect of the Exchangeable Shares:

(a)
Callco shall have the overriding right (the "Redemption Call Right"), in the event of and notwithstanding the proposed redemption of the Exchangeable Shares by ExchangeCo pursuant to Article 7 of the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of Exchangeable Shares (other than any holder of Exchangeable Shares which is an affiliate of Acquiror) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by Callco to each such holder of the Exchangeable Share Price applicable on the last Business Day prior to the Redemption Date (the "Redemption Call Purchase Price") in accordance with Subsection 8.3(c). In the event of the exercise of the Redemption Call Right by Callco, each holder of Exchangeable Shares shall be obligated to sell all the Exchangeable Shares held by such holder to Callco on the Redemption Date upon payment by Callco to such holder of the Redemption Call Purchase Price for each such Exchangeable Share, whereupon Canco shall have no obligation to redeem, or to pay the Redemption Price in respect of, such shares so purchased by Callco.

(b)
To exercise the Redemption Call Right, Callco must notify the Transfer Agent of Callco's intention to exercise such right at least 60 days before the Redemption Date, except in the case of a redemption occurring as a result of an Acquiror Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event (each as defined in the Exchangeable Share Provisions), in which case Callco shall so notify the Transfer Agent and Canco on or before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether Callco has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by Callco. If Callco exercises the Redemption Call Right, then, on the Redemption Date, Callco will purchase and the holders of Exchangeable Shares will sell all of the Exchangeable Shares then outstanding for a price per share equal to the Redemption Call Purchase Price.

(c)
For the purposes of completing the purchase of the Exchangeable Shares pursuant to the exercise of the Redemption Call Right, Callco shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, the Exchangeable Share Consideration representing the total Redemption Call Purchase Price. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, on and after the Redemption Date the holders of the Exchangeable Shares shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement), other than the right to receive their proportionate part of the total Redemption Call Purchase Price payable by Callco, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of Acquiror Shares to which such holder is entitled. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the by-laws of ExchangeCo and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Callco shall deliver to such holder, the Exchangeable Share Consideration to which such holder is entitled. If Callco does not exercise the Redemption Call Right in the manner described above, on the Redemption Date the holders of the Exchangeable Shares will be entitled to receive in exchange therefor the Redemption Price otherwise payable by ExchangeCo in connection with the redemption of the Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions.

ARTICLE 9
FURTHER ASSURANCES

9.1
Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein. Target and Acquiror may agree not to implement this Plan of Arrangement, notwithstanding the passing of the resolution approving the Arrangement by the Target Shareholders and the receipt of the Final Order.

SCHEDULE "A"

PROVISIONS ATTACHING TO THE
EXCHANGEABLE SHARES OF GRAN TIERRA EXCHANGECO INC.

The Exchangeable Shares shall have the following rights, privileges, restrictions and conditions:

ARTICLE 1

INTERPRETATION

1.1	For the purposes of these share provisions:

"ABCA" means the Business Corporations Act, R.S.A. 2000, c. B-9, as amended, including the regulations promulgated thereunder;

"Acquiror" means Gran Tierra Energy Inc., a corporation incorporated under the laws of Nevada;

"Acquiror Control Transaction" means any merger, amalgamation, tender, offer, material sale of shares or rights or interests therein or thereto or similar transactions involving Acquiror, or any proposal to carry out the same;

"Acquiror Dividend Declaration Date''; means the date on which the board of directors of Acquiror declares any dividend on the Acquiror Shares;

"Acquiror Shares" means the shares in the common stock of Acquiror and any other securities into which such shares may be changed, exchanged or converted;

"Affiliate" has the meaning ascribed thereto in the Securities Act, unless otherwise expressly stated herein;

"Arrangement Agreement" means the arrangement agreement by and among Acquiror, the Corporation and Target dated July 28, 2008 amended and restated from time to time, providing for, among other things, the Arrangement;

"Arrangement" means an arrangement under section 193 of the ABCA on the terms and subject to the conditions, set out in the Plan of Arrangement to which plan these share provisions are attached as Schedule "A" and which Plan of Arrangement is attached to the Arrangement Agreement as Exhibit A, subject to any amendments or variations thereto made in accordance with Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

"Automatic Exchange Right" has the meaning ascribed thereto in the Voting and Exchange Trust Agreement;

"Board of Directors" means the board of directors of the Corporation;

"Business Day" means a day, other than a Saturday, Sunday or statutory holiday, when banks are generally open in the City of Calgary, in the Province of Alberta, for the transaction of banking business;

"Callco" means Gran Tierra Callco ULC, a company existing under the laws of the Province of Alberta and a direct wholly-owned subsidiary of Acquiror;

"Callco Call Notice" has the meaning ascribed thereto in Section 6.3;

"Canadian Dollar Equivalent" means in respect of an amount expressed in a currency other than Canadian dollars (the "Foreign Currency Amount") at any date the product obtained by multiplying:

(a)	the Foreign Currency Amount, by

(b)
the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such spot exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose;

"Change of Law Call Right" has the meaning ascribed thereto in the Plan of Arrangement;

"Common Shares" means the common shares in the capital of the Corporation;

"Corporation" means Gran Tierra Exchangeco Inc., a corporation existing under the laws of the Province of Alberta;

"Court" has the meaning ascribed thereto in the Plan of Arrangement;

"Current Market Price" means, in respect of an Acquiror Share on any date, the Canadian Dollar Equivalent of the average of the closing prices of Acquiror Shares during a period of 20 consecutive trading days ending not more than three trading days before such date on the American Stock Exchange; or, if the Acquiror Shares are not then listed on the American Stock Exchange, on such other stock exchange or automated quotation system on which the Acquiror Shares are listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if in the opinion of the Board of Directors the public distribution or trading activity of Acquiror Shares during such period does not create a market which reflects the fair market value of an Acquiror Share, then the Current Market Price of an Acquiror Share shall be determined by the Board of Directors, in good faith and in its sole discretion, and provided further that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding;

"Effective Date" means the effective date of the Arrangement, being the date shown on the certificate of arrangement to be issued by the Registrar under the ABCA giving effect to the Arrangement;

"Exchange Right" has the meaning ascribed thereto in the Voting and Exchange Trust Agreement;

"Exchangeable Shares" mean the non-voting exchangeable shares in the capital of the Corporation, having the rights, privileges, restrictions and conditions set forth herein;

"Exchangeable Share Consideration" means, with respect to each Exchangeable Share, for any acquisition of, redemption of or distribution of assets of the Corporation in respect of such Exchangeable Share, or purchase of such Exchangeable Share pursuant to these share provisions, the Plan of Arrangement, the Support Agreement or the Voting and Exchange Trust Agreement:

(a)	the Current Market Price of one Acquiror Share deliverable in connection with such action; plus

(b)
a cheque or cheques payable at par at any branch of the bankers of the payor in the amount of all declared, payable and unpaid, and all undeclared but payable, cash dividends deliverable in connection with such action; plus

(c)	such stock or other property constituting any declared and unpaid non-cash dividends deliverable in connection with such action,

provided that: (i) the part of the consideration which represent (a) above shall be fully paid and satisfied by the delivery of one Acquiror Share, such share to be duly issued, fully paid and non-assessable; (ii) the part of the consideration which represents (c) above shall be fully paid and satisfied by delivery of such non-cash items; (iii) any such consideration shall be delivered free and clear of any lien, claim, encumbrance, security interest or adverse claim or interest; and (iv) any such consideration shall be paid less any tax required to be deducted and withheld therefrom and without interest;

"Exchangeable Share Price" means, for each Exchangeable Share, an amount equal to the aggregate of:

(a)	the Current Market Price of one Acquiror Share; plus

(b)	an additional amount equal to the full amount of all cash dividends declared, payable and unpaid, on such Exchangeable Share; plus

(c)	an additional amount equal to the full amount of all dividends declared and payable or paid on Acquiror Shares which have not been declared or paid on Exchangeable Shares in accordance herewith; plus

(d)	an additional amount representing the full amount of all non-cash dividends declared, payable and unpaid, on such Exchangeable Share;

"Exchangeable Share Voting Event" means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Corporation, other than an Exempt Exchangeable Share Voting Event, and, for greater certainty, excluding any matter in respect of which holders of Exchangeable Shares are entitled to vote (or instruct the Trustee to vote) in their capacity as Beneficiaries under (and as that term is defined in) the Voting and Exchange Trust Agreement;

"Exempt Exchangeable Share Voting Event" means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of the Corporation in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of such change would be required to maintain the equivalence of the Exchangeable Shares and the Acquiror Shares;

"Final Order" has the meaning ascribed thereto in the Plan of Arrangement;

"Governmental Entity" means any:

(a)
multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign;

(b)	subdivision, agent, commission, board, or authority of any of the foregoing; or

(c)	quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

"Holder" means, when used with reference to the Exchangeable Shares, the holders of Exchangeable Shares shown from time to time in the register maintained by or on behalf of the Corporation in respect of the Exchangeable Shares;

"Liquidation Amount" has the meaning ascribed thereto in Section 5.1;

"Liquidation Call Right" has the meaning ascribed thereto in the Plan of Arrangement;

"Liquidation Date" has the meaning ascribed thereto in Section 5.1;

"Person" includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

"Plan of Arrangement" means the plan of arrangement to which these share provisions are attached as Schedule "A";

"Purchase Price" has the meaning ascribed thereto in Section 6.3;

"Redemption Call Purchase Price" has the meaning ascribed thereto in the Plan of Arrangement;

"Redemption Call Right" has the meaning ascribed thereto in the Plan of Arrangement;

"Redemption Date" means the date, if any, established by the Board of Directors for the redemption by the Corporation of all but not less than all of the outstanding Exchangeable Shares pursuant to Article 7, which date shall be no earlier than the fifth anniversary of the Effective Date, unless:

(a)	there are less than 25,285,358 Exchangeable Shares issued and outstanding (other than Exchangeable Shares held by Acquiror and its Affiliates);

(b)
an Acquiror Control Transaction occurs, in which case, provided that the Board of Directors determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such an Acquiror Control Transaction and that the redemption of all but not less than all of the outstanding Exchangeable Shares is necessary to enable the completion of such Acquiror Control Transaction in accordance with its terms, the Board of Directors may accelerate such redemption date to such date prior to the fifth anniversary of the Effective Date as it may determine, upon such number of days prior written notice to the registered holders of the Exchangeable Shares and the Trustee as the Board of Directors may determine to be reasonably practicable in such circumstances;

(c)
an Exchangeable Share Voting Event is proposed, in which case, provided that the Board of Directors has determined, in good faith and in its sole discretion, that it is not reasonably practicable to accomplish the business purpose intended by the Exchangeable Share Voting Event, which business purpose must be bona fide and not for the primary purpose of causing the occurrence of a Redemption Date, the redemption date shall be the Business Day prior to the record date for any meeting or vote of the holders of the Exchangeable Shares to consider the Exchangeable Share Voting Event and the Board of Directors shall give such number of days prior written notice of such redemption to the registered holders of the Exchangeable Shares and the Trustee as the Board of Directors may determine to be reasonably practicable in such circumstances; or

(d)
an Exempt Exchangeable Share Voting Event is proposed and the holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares, to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event, in which case the redemption date shall be the Business Day following the day on which the holders of the Exchangeable Shares failed to take such action, provided, however, that the accidental failure or omission to give any notice of redemption under clauses (a), (b) or (c) above to any of such holders of Exchangeable Shares shall not affect the validity of any such redemption;

"Redemption Price" has the meaning ascribed thereto in Section 7.1;

"Registrar" means the Registrar appointed pursuant to section 263 of the ABCA;

"Retracted Shares" has the meaning ascribed thereto in Subsection 6.1(a);

"Retraction Call Right" has the meaning ascribed thereto in Subsection 6.1(c);

"Retraction Date" has the meaning ascribed thereto in Subsection 6.1(b);

"Retraction Price" has the meaning ascribed thereto in Section 6.1;

"Retraction Request" has the meaning ascribed thereto in Section 6.1;

"Securities Act" means the Securities Act (Alberta) and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

"Support Agreement" means the agreement made among Acquiror, Callco and the Corporation substantially in the form and content of Exhibit B annexed to the Arrangement Agreement, with such changes thereto as the parties to the Arrangement Agreement; acting reasonably, may agree;

"Target" means Solana Resources Limited, a corporation existing under the laws of the Province of Alberta;

"Target Shares" means the common shares in the capital of Target;

"Transfer Agent" means Computershare Trust Company of Canada or such other Person as may from time to time be appointed by the Corporation as the registrar and transfer agent for the Exchangeable Shares;

"Trustee" means Computershare Trust Company of Canada or such other trustee as is chosen by Acquiror and Target, acting reasonably, to act as trustee under the Voting and Exchange Trust Agreement, being a corporation organized and existing under the laws of Canada, and any successor trustee appointed under the Voting and Exchange Trust Agreement; and

"Voting and Exchange Trust Agreement" means the agreement made among Acquiror, the Corporation and the Trustee in connection with the Plan of Arrangement substantially in the form and content of Exhibit C annexed to the Arrangement Agreement with such changes thereto as the parties to the Arrangement Agreement, acting reasonably, may agree.

ARTICLE 2

RANKING OF EXCHANGEABLE SHARES

2.1
The Exchangeable Shares shall be entitled to a preference over the Common Shares and any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation, among its shareholders for the purpose of winding-up its affairs.

ARTICLE 3

DIVIDENDS

3.1
A holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, on each Acquiror Dividend Declaration Date, declare a dividend on each Exchangeable Share:

(a)
in the case of a cash dividend declared on the Acquiror Shares, in an amount in cash for each Exchangeable Share in U.S. dollars, or the Canadian Dollar Equivalent thereof on the Acquiror Dividend Declaration Date, in each case, corresponding to the cash dividend declared on each Acquiror Share;

(b)
in the case of a stock dividend declared on the Acquiror Shares, to be paid in Acquiror Shares, subject to Section 3.2, by the issue or transfer by the Corporation of such number of Exchangeable Shares for each Exchangeable Share as is equal to the number of Acquiror Shares to be paid on each Acquiror Share; or

(c)
in the case of a dividend declared on the Acquiror Shares in property other than cash or Acquiror Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent to (to be determined by the Board of Directors as contemplated by Section 3.6) the type and amount of property declared as a dividend on each Acquiror Share.

Such dividends shall be paid out of money, assets or property of the Corporation properly applicable to the payment of dividends, or out of authorized but unissued shares of the Corporation, as applicable.

3.2
In the case of a stock dividend declared on the Acquiror Shares to be paid in Acquiror Shares, in lieu of declaring the stock dividend contemplated by Subsection 3.1(b) on the Exchangeable Shares, the Board of Directors may, in good faith and in its discretion and subject to applicable law and to obtaining all required regulatory approvals, subdivide, redivide or change (the "Subdivision") each issued and unissued Exchangeable Share on the basis that each Exchangeable Share before the subdivision becomes a number of Exchangeable Shares equal to the sum of: (i) one Acquiror Share; and (ii) the number of Acquiror Shares to be paid as a share dividend on each Acquiror Share. In making such Subdivision, the Board of Directors shall consider the effect thereof upon the then outstanding Exchangeable Shares and the general taxation consequences of the Subdivision to the holders of the Exchangeable Shares. In such instance, and notwithstanding any other provision hereof, such Subdivision, shall become effective on the effective date specified in Section 3.4 without any further act or formality on the part of the Board of Directors or of the holders of Exchangeable Shares. For greater certainty, subject to applicable law; no approval of the Holders to an amendment to the articles of the Corporation shall be required to give effect to such Subdivision.

3.3
Cheques of the Corporation payable at par at any branch of the bankers of the Corporation shall be issued in respect of any cash, dividends contemplated by Subsection 3.1(a) and the sending of such a cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Subject to applicable law, certificates registered in the name of the registered holder of Exchangeable Shares shall be issued or transferred in respect of any stock dividends contemplated by Subsection 3.1(b) or any Subdivision contemplated by Section 3.2 and the sending of such a certificate to each holder of an Exchangeable Share shall satisfy the stock dividend represented thereby. Such other type and amount of property in respect of any dividends contemplated by Subsection 3.1(c) shall be issued, distributed or transferred by the Corporation in such manner as it shall determine and the issuance, distribution or transfer thereof by the Corporation to each holder of an Exchangeable Share shall satisfy the dividend represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against the Corporation any dividend that is represented by a cheque that has not been duly presented to the Corporation's bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was first payable.

3.4
The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under Section 3.1 shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the Acquiror Shares. The record date for the determination of the holders of Exchangeable Shares entitled to receive Exchangeable Shares in connection with any Subdivision of the Exchangeable Shares under Section 3.2 and the effective date of such Subdivision shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the Acquiror Shares.

3.5
If on any payment date for any dividends declared on the Exchangeable Shares under Section 3.1 the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on the earliest subsequent date or dates determined by the Board of Directors on which the Corporation shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.

3.6
The Board of Directors shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of Sections 3.1 and 3.2 and Article 11, and each such determination shall be conclusive and binding on the Corporation and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

(a)	in the case of any stock dividend or other distribution payable in Acquiror Shares, the number of such shares issued in proportion to the number of Acquiror Shares previously outstanding;

(b)
in the case of the issuance, or distribution of any rights, options or warrants to subscribe for or purchase Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price, the volatility of the Acquiror Shares and the term of any such instrument;

(c)
in the case of the issuance or distribution of any other form of property (including any shares or securities of Acquiror of any class other than Acquiror Shares, any rights, options or warrants other than those referred to in Subsection 3.6(b), any evidences of indebtedness of Acquiror or any assets of Acquiror) the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Acquiror Share and the Current Market Price; and

(d)
in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Acquiror Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and with regard to the individual circumstances of holders of Exchangeable Shares).

3.7
Except as provided in this Article 3, the holders of Exchangeable Shares shall not be entitled to receive dividends in respect thereof. Notwithstanding any provision of this Article 3 to the contrary, if the Exchangeable Share Price is paid to a holder of an Exchangeable Share by Callco pursuant to the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right or by the Acquiror pursuant to the Exchange Right or the Automatic Exchange Right, the holder of the Exchangeable Share shall cease to have any right to be paid any amount by the Corporation in respect of any unpaid dividends on such Exchangeable Shares.

ARTICLE 4

CERTAIN RESTRICTIONS

4.1
So long as any of the Exchangeable Shares are outstanding, the Corporation shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 10.2 of these share provisions:

(a)
pay any dividends on the Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends, other than stock dividends payable in Common Shares or any such other shares ranking junior to the Exchangeable Shares, as the case may be;

(b)
redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or on any liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation;

(c)
redeem or purchase or make any capital distribution in respect of any other shares of the Corporation ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation; or

(d)
issue any Exchangeable Shares or any other shares of the Corporation ranking equally with, or superior to, the Exchangeable Shares other than by way of stock dividends to the holders of such Exchangeable Shares, provided that the restrictions in Subsections 4.1(a), 4.1(b), 4.1(c) and 4.1(d) shall not apply if all dividends on the outstanding Exchangeable Shares corresponding to dividends declared and paid to date on the Acquiror Shares shall have been declared and paid on the Exchangeable Shares.

ARTICLE 5

DISTRIBUTION ON LIQUIDATION

5.1
In the event of the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, a holder of Exchangeable Shares shall be entitled, subject to applicable law and to the exercise by Callco of the Liquidation Call Right, to receive from the assets of the Corporation in respect of each Exchangeable Share held by such holder on the effective date (the "Liquidation Date") of such liquidation, dissolution, winding-up or distribution of assets, before any distribution of any part of the assets of the Corporation among the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Liquidation Date (the "Liquidation Amount").

5.2
On or promptly after the Liquidation Date, and subject to the exercise by Callco of the Liquidation Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the articles and by-laws of the Corporation and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of the Exchangeable Shares. Payment of the total Liquidation Amount for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the register of the Corporation for the Exchangeable Shares or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, on behalf of the Corporation of the Exchangeable Share Consideration representing the total Liquidation Amount. On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof (including any rights under the Voting and Exchange Trust Agreement) other than the right to receive their proportionate part of the total Liquidation Amount, unless payment of the total Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Liquidation Amount to which such holders are entitled shall have been paid to such holders in the manner hereinbefore provided. The Corporation shall have the right at any time on or before the Liquidation Date to deposit or cause to be deposited the Exchangeable Share Consideration in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof in a custodial account with any chartered bank or trust company in Canada. Upon such deposit being made, the rights of the holders of Exchangeable Shares, after such deposit, shall be limited to receiving their proportionate part of the total Liquidation Amount for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the Acquiror Shares delivered to them or the custodian on their behalf.

5.3
After the Corporation has satisfied its obligations to pay the holders of the Exchangeable Shares the Liquidation Amount per Exchangeable Share pursuant to Section 5.1, such holders shall not be entitled to share in any further distribution of the assets of the Corporation.

ARTICLE 6

RETRACTION OF EXCHANGEABLE SHARES BY HOLDER

6.1
A holder of Exchangeable Shares shall be entitled at any time, subject to the exercise by Callco of the Retraction Call Right and otherwise upon compliance with the provisions of this Article 6, to require the Corporation to redeem any or all of the Exchangeable Shares registered in the name of such holder, for an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Retraction Date (the "Retraction Price"), which shall be satisfied in full by the Corporation causing to be delivered to such holder the Exchangeable Share Consideration representing the Retraction Price. To effect such redemption, the holder shall present and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to the holders of Exchangeable Shares, the certificate or certificates representing the Exchangeable Shares which the holder desires to have the Corporation redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the articles and bylaws of the Corporation and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, and together with a duly executed statement (the "Retraction Request") in the form of Schedule A hereto or in such other form as may be acceptable to the Corporation:

(a)
specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the "Retracted Shares") redeemed by the Corporation;

(b)
stating the Business Day on which the holder desires to have the Corporation redeem the Retracted Shares (the "Retraction Date"), provided that the Retraction Date shall be not less than 10 Business Days nor more than 15 Business Days after the date on which the Retraction Request is received by the Corporation and further provided that in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the 15th Business Day after the date on which the Retraction Request is received by the Corporation; and

(c)
acknowledging the overriding right (the "Retraction Call Right") of Callco to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to Callco in accordance with the Retraction Call Right on the terms and conditions set out in Section 6.3.

6.2
Subject to the exercise by Callco of the Retraction Call Right, upon receipt by the Corporation or the Transfer Agent in the manner specified in Section 6.1 of a certificate or certificates representing the number of Retracted Shares, together with a Retraction Request and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Corporation shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall cause to be delivered to such holder the total Retraction Price with respect to such shares in accordance with Section 6.4. If only a part of the Exchangeable Shares represented by any certificate is redeemed (or purchased by Callco pursuant to the Retraction Call Right), a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Corporation.

6.3
Upon receipt by the Corporation of a Retraction Request, the Corporation shall immediately notify Callco thereof and shall provide to Callco a copy of the Retraction Request. In order to exercise the Retraction Call Right, Callco must notify the Corporation of its determination to do so (the "Callco Call Notice") within five Business Days of notification to Callco by the Corporation of the receipt by the Corporation of the Retraction Request. If Callco does not so notify the Corporation within such five Business Day period, the Corporation will notify the holder as soon as possible thereafter that Callco will not exercise the Retraction Call Right. If Callco delivers the Callco Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell all but not less than all the Retracted Shares to Callco in accordance with the Retraction Call Right. In such event, the Corporation shall not redeem the Retracted Shares and Callco shall purchase from such holder and such holder shall sell to Callco on the Retraction Date all but not less than all the Retracted Shares for a purchase price (the "Purchase Price") per share equal to the Retraction Price, which, as set forth in Section 6.4, shall be fully paid and satisfied by the delivery by or on behalf of Callco, of the Exchangeable Share Consideration representing the total Purchase Price. For the purposes of completing a purchase pursuant to the Retraction Call Right, Callco shall deposit with the Transfer Agent, on or before the Retraction Date, the Exchangeable Share Consideration representing the total Purchase Price. Provided that Callco has complied with Section 6.4, the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to have occurred as at the close of business on the Retraction Date and, for greater certainty, no redemption by the Corporation of such Retracted Shares shall take place on the Retraction Date. In the event that Callco does not deliver a Callco Call Notice within such five Business Day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7, the Corporation shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Article 6.

6.4
The Corporation or Callco, as the case may be, shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the register of the Corporation for the Exchangeable Shares or at the address specified in the holder's Retraction Request or, if specified in such Retraction Request, by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation by notice to such holder of Exchangeable Shares, the Exchangeable Share Consideration representing the total Retraction Price or the total Purchase Price, as the case may be, and such delivery of such Exchangeable Share Consideration to the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total Retraction Price or total Purchase Price, as the case may be, to the extent that the same is represented by such Exchangeable Share Consideration.

6.5
On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the total Retraction Price or total Purchase Price, as the case may be, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the total Retraction Price or the total Purchase Price, as the case may be, shall not be made as provided in Section 6.4, in which case the rights of such holder shall remain unaffected until the total Retraction Price or the total Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the total Retraction Price or the total Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by the Corporation or purchased by Callco shall thereafter be considered and deemed for all purposes to be the holder of the Acquiror Shares delivered to it.

6.6
Notwithstanding any other provision of this Article 6, the Corporation shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If the Corporation believes, acting reasonably, that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that Callco shall not have exercised the Retraction Call Right with respect to the Retracted Shares, the Corporation shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by the Corporation. In any case in which the redemption by the Corporation of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law, the Corporation shall redeem the maximum number of Exchangeable Shares which the Board of Directors determines the Corporation is permitted to redeem as of the Retraction Date on a pro rata basis and shall issue to each holder of Retracted Shares a new certificate, at the expense of the Corporation, representing the Retracted Shares not redeemed by the Corporation pursuant to Section 6.2. Provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6.7 and Callco does not exercise the Retraction Call Right, the holder of any such Retracted Shares not redeemed by the Corporation pursuant to Section 6.2 as a result of solvency requirements or other provisions of applicable law shall be deemed by giving the Retraction Request to have instructed the Trustee to require Acquiror to purchase such, Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by Acquiror to such holder of the Retraction Price for each such Retracted Share, all as more specifically provided in the Voting and Exchange Trust Agreement.

6.7
A holder of Retracted Shares may, by notice in writing given by the holder to the Corporation before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Callco shall be deemed to have been revoked.

Article 7

REDEMPTION OF EXCHANGEABLE SHARES BY THE CORPORATION

7.1
Subject to applicable law, and provided Callco has not exercised the Redemption Call Right, the Corporation shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares for an amount per share equal to the Exchangeable Share Price applicable on the last Business Day prior to the Redemption Date (the "Redemption Price").

7.2
In any case of a redemption of Exchangeable Shares under this Article 7, the Corporation shall, at least 45 days before the Redemption Date (other than a Redemption Date established in connection with an Acquiror Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event), send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by the Corporation or the purchase by Callco under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. In the case of a Redemption Date established in connection with an Acquiror Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, the written notice of redemption by the Corporation or the purchase by Callco under the Redemption Call Right will be sent on or before the Redemption Date, on as many days prior written notice as may be determined by the Board of Directors to be reasonably practicable in the circumstances. In any such case, such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right. In the case of any notice given in connection with a possible Redemption Date, such notice will be given contingently and will be withdrawn if the contingency does not occur.

7.3
On or after the Redemption Date and subject to the exercise by Callco of the Redemption Call Right, the Corporation shall cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share upon presentation and surrender at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in the notice described in Section 7.2 of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the articles and by-laws of the Corporation and such additional documents and instruments as the Transfer Agent and the Corporation may reasonably require. Payment of the total Redemption Price for such Exchangeable Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of the Corporation or by holding for pick-up by the holder at the registered office of the Corporation or at any office of the Transfer Agent as may be specified by the Corporation in such notice, on behalf of the Corporation of the Exchangeable Share Consideration representing the total Redemption Price. On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price, unless payment of the total Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Redemption Price has been paid in the manner hereinbefore provided. The Corporation shall have the right at any time after the sending of notice of its intention to redeem the Exchangeable Shares as aforesaid to deposit or cause to be deposited the Exchangeable Share Consideration with respect to the Exchangeable Shares so called for redemption, or of such of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice. Upon the later of such deposit being made and the Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the total Redemption Price for such Exchangeable Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of Acquiror Shares delivered to them or the custodian on their behalf.

Article 8

PURCHASE FOR CANCELLATION

8.1
Subject to applicable law and the articles of the Corporation and notwithstanding Section 8.2, the Corporation may at any time and from time to time purchase for cancellation all or any part of the Exchangeable Shares by private agreement with any holder of Exchangeable Shares.

8.2
Subject to applicable law and the articles of the Corporation, the Corporation may at any time and from time to time purchase for cancellation all or any part of the outstanding Exchangeable Shares by tender to all the holders of record of Exchangeable Shares then outstanding or through the facilities of any stock exchange on which the Exchangeable Shares are listed or quoted at any price per share together with an amount equal to all declared and unpaid dividends thereon for which the record date has occurred prior to the date of purchase. If in response to an invitation for tenders under the provisions of this Section 8.2, more Exchangeable Shares are tendered at a price or prices acceptable to the Corporation than the Corporation is prepared to purchase, the Exchangeable Shares to be purchased by the Corporation shall be purchased as nearly as may be pro rata according to the number of shares tendered by each holder who submits a tender to the Corporation, provided that when shares are tendered at different prices, the pro rating shall be effected (disregarding fractions) only with respect to the shares tendered at the price at which more shares were tendered than the Corporation is prepared to purchase after the Corporation has purchased all the shares tendered at lower prices. If only part of the Exchangeable Shares represented by any certificate shall be purchased, a new certificate for the balance of such shares shall be issued at the expense of the Corporation.

ARTICLE 9

VOTING RIGHTS

9.1
Except as required by applicable law and by Article 10, Section 11.1 and Section 12.2, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of the Corporation or to vote at any such meeting.

ARTICLE 10

AMENDMENT AND APPROVAL

10.1
The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed but only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

10.2
Any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than 66 2/3% of the votes cast on such resolution by holders (other than Acquiror and its Affiliates) represented in person or by proxy at a meeting of holders of Exchangeable Shares duly called and held on at least 21 days written notice, provided that if at any such meeting the holders of at least 25% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the Chair of such meeting. At such adjourned meeting, the holders of Exchangeable Shares (other than Acquiror and its Affiliates), present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than 66 2/3% of the votes cast on such resolution by holders (other than Acquiror and its Affiliates) represented in person or by proxy at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares. For purposes of this Section 10.2, any spoiled votes, illegible votes, defective votes and abstentions shall be deemed to be votes not cast.

ARTICLE 11

RECIPROCAL CHANGES IN RESPECT OF ACQUIROR SHARES

11.1
Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that Acquiror will not, without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2:

(a)
issue or distribute Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares) to the holders of all or substantially all of the then outstanding Acquiror Shares by way of stock dividend or other distribution, other than an issue of Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares) to holders of Acquiror Shares:

(i)
who exercise an option to receive dividends in Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares) in lieu of receiving cash dividends, or

(ii)	pursuant to any dividend reinvestment plan or scrip dividend;

(b)
issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Acquiror Shares entitling them to subscribe for or to purchase Acquiror Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Shares); or

(c)	issue or distribute to the holders of all or substantially all of the then outstanding Acquiror Shares:

(i)	shares or securities of Acquiror of any class other than Acquiror Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Acquiror Shares);

(ii)	rights, options or warrants other than those referred to in Subsection 11.1(b);

(iii)	evidences of indebtedness of Acquiror; or

(iv)	assets of Acquiror,

unless the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares.

11.2
Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that Acquiror will not, without the prior approval of the Corporation and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2:

(a)	subdivide, redivide or change the then outstanding Acquiror Shares into a greater number of Acquiror Shares;

(b)	reduce, combine, consolidate or change the then outstanding Acquiror Shares into a lesser number of Acquiror Shares; or

(c)	reclassify or otherwise change the Acquiror Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Acquiror Shares,

unless the same or an economically equivalent change shall simultaneously be made to or in the rights of the holders of the Exchangeable Shares, and such change is permitted under applicable law. The Support Agreement further provides, in part, that the provisions of the Support Agreement described in Section 11.1 and this Section 11.2 shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 10.2.

11.3	Notwithstanding the foregoing provisions of this Article 11, in the event of an Acquiror Control Transaction:

(a)
in which Acquiror merges or amalgamates with, or in which all or substantially all of the then outstanding Acquiror Shares are acquired by one or more other corporations to which Acquiror is, immediately before such merger, amalgamation or acquisition, related within the meaning of the Income Tax Act (Canada) (otherwise than virtue of a right referred to in paragraph 251(5) (b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c)
in which all or substantially all of the then outstanding Acquiror Shares are converted into or exchanged for shares or rights to receive such shares (the "Other Shares") of another corporation (the "Other Corporation") that, immediately after such Acquiror Control Transaction, owns or controls, directly or indirectly, Acquiror, then all references herein to "Acquiror" shall thereafter be and be deemed to be references to "Other Corporation" and all references herein to "Acquiror Shares" shall thereafter be and be deemed to be references to "Other Shares" (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of shares pursuant to these share provisions or Article 8 of the Plan of Arrangement or exchange of shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the Acquiror Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, option or retraction of such shares pursuant to these share provisions or Article 8 of the Plan of Arrangement, or exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the Acquiror Control Transaction and the Acquiror Control Transaction was completed) without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

ARTICLE 12

ACTIONS BY THE CORPORATION UNDER OTHER AGREEMENTS

12.1
The Corporation will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by Acquiror, Callco and the Corporation with all provisions of the Support Agreement and the Voting and Exchange Trust Agreement applicable to Acquiror, Callco and the Corporation, respectively, in accordance with the terms thereof including taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of the Corporation all rights and benefits in favour of the Corporation under or pursuant thereto.

12.2
The Corporation shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of, its rights or obligations under the Support Agreement or the Voting and Exchange Trust Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

(a)	adding to the covenants of the other parties to such agreement for the protection of the Corporation or the holders of the Exchangeable Shares thereunder,

(b)
making such provisions or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

(c)
making such changes in or corrections to such agreement which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the good faith opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

ARTICLE 13

LEGEND; CALL RIGHTS; WITHHOLDING RIGHTS

13.1
The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend in form and on terms approved by the Board of Directors, with respect to the Support Agreement, the provisions of the Plan of Arrangement relating to the Liquidation Call Right, the Redemption Call Right and the Change of Law Call Right, and the Voting and Exchange Trust Agreement (including the provisions with respect to the voting, exchange and automatic exchange rights thereunder) and the Retraction Call Right.

13.2
Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, in each case, in favour of Callco, and the Change of Law Call Right in favour of Acquiror and Callco and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of the Corporation or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding-up its affairs, or the retraction or redemption of Exchangeable Shares, or a Change of Law (as defined for purposes of the Change of Law Call Right), as the case may be, and to be bound thereby in favour of Callco or Acquiror, as the case may be, as therein provided.

13.3
The Corporation, Callco, Acquiror and the Transfer Agent shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Exchangeable Shares such amounts as the Corporation, Callco, Acquiror or the Transfer Agent is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of provincial, state, territorial, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or permitted to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, the Corporation, Callco, Acquiror and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to the Corporation, Callco, Acquiror or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and the Corporation, Callco, Acquiror or the Transfer Agent shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

ARTICLE 14

GENERAL

14.1
Any notice, request or other communication to be given to the Corporation by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the registered office of the Corporation and addressed to the attention of the Secretary of the Corporation. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by the Corporation.

14.2
Any presentation and surrender by a holder of Exchangeable Shares to the Corporation or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of the Corporation or the retraction or redemption of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the registered office of the Corporation or to such office of the Transfer Agent as may be specified by the Corporation, in each case, addressed to the attention of the Secretary of the Corporation. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by the Corporation or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by registered mail shall be at the sole risk of the holder mailing the same.

14.3
Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of the Corporation shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the register of the Corporation or, in the event of the address of any such holder not being so recorded, then at the last address of such holder known to the Corporation. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding intended to be taken by the Corporation pursuant thereto.

14.4
If the Corporation determines that mail service is or is threatened to be interrupted at the time when the Corporation is required or elects to give any notice to the holders of Exchangeable Shares hereunder, the Corporation shall, notwithstanding the provisions hereof, give such notice by means of publication in The National Post, national edition, or any other English language daily newspaper or newspapers of general circulation in Canada and in a French language daily newspaper of general circulation in the Province of Quebec in each of two successive weeks, and notice so published shall be deemed to have been given on the latest date on which the first publication has taken place. If, by reason of any actual or threatened interruption of mail service due to strike, lock-out or otherwise, any notice to be given to the Corporation would be unlikely to reach its destination in a timely manner, such notice shall be valid and effective only if delivered personally to the Corporation in accordance with Sections 14.1 or 14.2, as the case may be.

Exhibit B

SUPPORT AGREEMENT

SUPPORT AGREEMENT (the "Agreement") made as of the ● day of ●, 2008.

AMONG:

GRAN TIERRA ENERGY INC., a corporation existing under the laws of the State of Nevada (hereinafter referred to as "Acquiror"),

- and -

GRAN TIERRA CALLCO ULC, a corporation existing under the laws of the Province of Alberta (hereinafter referred to as "Callco"),

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GRAN TIERRA EXCHANGECO INC., an indirect wholly-owned subsidiary of Acquiror, existing under the laws of the Province of Alberta (hereinafter referred to as "ExchangeCo"),

WHEREAS, in connection with an arrangement agreement (the "Arrangement Agreement") made as of July 28, 2008 among Acquiror, ExchangeCo and Solana Resources Limited, a corporation existing under the laws of Alberta ("Target"), ExchangeCo is to issue exchangeable shares (the "Exchangeable Shares") to certain holders of common shares in the capital of Target ("Target Common Shares") pursuant to the plan of arrangement (the "Arrangement") contemplated by the Arrangement Agreement;

AND WHEREAS, pursuant to the Arrangement Agreement, Acquiror and ExchangeCo have agreed to execute a support agreement substantially in the form of this Agreement on the Effective Date (as defined in the Arrangement Agreement);

NOW THEREFORE, in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Defined Terms

Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the "Exchangeable Share Provisions") attaching to the Exchangeable Shares which are attached as Schedule "A" to the Plan of Arrangement which is attached as Exhibit A to the Arrangement Agreement and as set out in the Articles of Arrangement of Target, unless the context requires otherwise.

1.2	Interpretation Not Affected by Headings

The division of this agreement into articles, sections, subsections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "Article", "Section" or "Subsection" followed by a number refer to the specified Article, Section or Subsection of this Agreement. The terms "this Agreement," "hereof," "herein" and "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section, Subsection or other portion hereof.

1.3	Rules of Construction

Unless otherwise specifically indicated or the context otherwise requires: (a) all references to "dollars" or "$" mean United States dollars; (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders; and (c) "include," "includes" and "including" shall be deemed to be followed by the words "without limitation."

1.4	Date for any Action

If the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

ARTICLE 2
COVENANTS OF ACQUIROR AND EXCHANGECO

2.1	Covenants Regarding Exchangeable Shares

So long as any Exchangeable Shares not owned by Acquiror or its Affiliates are outstanding, Acquiror will:

(a)
not declare or pay any dividend on common shares in the capital of Acquiror ("Acquiror Common Shares") unless: (i) ExchangeCo shall: (a) simultaneously declare or pay, as the case may be, an equivalent dividend or other distribution economically equivalent thereto (as provided for in the Exchangeable Share Provisions) on the Exchangeable Shares (an "Equivalent Dividend"); and (b) ExchangeCo shall have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such Equivalent Dividend; or (ii) if the dividend or other distribution is a stock dividend or distribution of stock, in lieu of such dividend ExchangeCo shall: (a) effect a corresponding, contemporaneous and economically equivalent subdivision of the Exchangeable Shares (as provided for in the Exchangeable Share Provisions) (an "Equivalent Stock Subdivision"); and (b) have sufficient authorized but unissued securities available to enable the Equivalent Stock Subdivision;

(b)
advise ExchangeCo sufficiently in advance of the declaration by Acquiror of any dividend on Acquiror Common Shares and take all such other actions as are reasonably necessary, in cooperation with ExchangeCo, to ensure that: (i) the respective declaration date, record date and payment date for an Equivalent Dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the Acquiror Common Shares; or (ii) the record date and effective date for an Equivalent Stock Subdivision shall be the same as the record date and payment date for the stock dividend on the Acquiror Common Shares and that such dividend on the Exchangeable Shares will correspond with any requirement of the principal stock exchange on which the Exchangeable Shares are listed;

(c)	ensure that the record date for any dividend declared on Acquiror Common Shares is not less than 10 Business Days after the declaration date of such dividend;

(d)
take all such actions and do all such things as are reasonably necessary or desirable to enable and permit ExchangeCo, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by Acquiror or its Affiliates) upon the liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding-up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by ExchangeCo, as the case may be, including all such actions and all such things as are necessary or desirable to enable and permit ExchangeCo to cause to be delivered Acquiror Common Shares to the holders of Exchangeable Shares in accordance with the provisions of Articles 5, 6 and 7 of the Exchangeable Share Provisions, as the case may be, of the Exchangeable Share Provisions and cash in respect of declared and unpaid dividends;

(e)
take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Callco, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including all such actions and all such things as are necessary or desirable to enable and permit Callco to cause to be delivered Acquiror Common Shares to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be, and cash in respect of declared and unpaid dividends; and

(f)
not (and will ensure that Callco or any of its Affiliates does not) exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs nor take any action or omit to take any action (and Acquiror will not permit Callco or any of its Affiliates to take any action or omit to take any action) that is designed to result in the liquidation, dissolution or winding up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs.

2.2	Segregation of Funds

Acquiror will cause ExchangeCo to deposit a sufficient amount of funds in a separate account of ExchangeCo and segregate a sufficient amount of such other assets and property as is necessary to enable ExchangeCo to pay dividends when due and to pay or otherwise satisfy its respective obligations under Articles 5, 6 and 7 of the Exchangeable Share Provisions or, if required, to pay the purchase price for Acquiror Common Shares as contemplated by Section 2.5, as applicable.

2.3	Reservation of Acquiror Common Shares

Acquiror hereby represents, warrants and covenants in favour of ExchangeCo and Callco that Acquiror has reserved for issuance and will, at all times while any Exchangeable Shares (other than Exchangeable Shares held by Acquiror or its Affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Acquiror Common Shares (or other shares or securities into which Acquiror Common Shares may be reclassified or changed as contemplated by Section 2.7): (a) as is equal to the sum of: (i) the number of Exchangeable Shares issued and outstanding from time to time; and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time; and (b) as are now and may hereafter be required to enable and permit Acquiror to meet its obligations under the Voting and Exchange Trust Agreement and under any other security or commitment pursuant to the Arrangement with respect to which Acquiror may now or hereafter be required to issue Acquiror Common Shares, to enable and permit Callco to meet its obligations arising upon exercise by it of each of the Liquidation Call Right, the Retraction Call Right, the Redemption Call Right and the Change of Law Call Right (if Acquiror causes Callco to exercise such right) and to enable and permit ExchangeCo to meet its obligations hereunder and under the Exchangeable Share Provisions.

2.4	Notification of Certain Events

In order to assist Acquiror in compliance with its obligations hereunder and to permit Callco to exercise the Liquidation Call Right, the Retraction Call Right, the Redemption Call Right and the Change of Law Call Right (if Acquiror causes Callco to exercise such right), ExchangeCo will notify Acquiror and Callco of each of the following events at the times set forth below:

(a)
in the event of any determination by the Board of Directors of ExchangeCo to institute voluntary liquidation, dissolution or winding-up proceedings with respect to ExchangeCo or to effect any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding-up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)
promptly, upon the earlier of receipt by ExchangeCo of notice of and ExchangeCo otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceeding with respect to the involuntary liquidation, dissolution or winding-up of ExchangeCo or to effect any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding-up its affairs;

(c)	promptly, upon receipt by ExchangeCo of a Retraction Request;

(d)	promptly, following the date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Exchangeable Share Provisions;

(e)
promptly, upon the issuance by ExchangeCo of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares in exchange for outstanding Target Common Shares pursuant to the Arrangement); and

(f)	promptly, upon receiving notice of a Change of Law.

2.5	Delivery of Acquiror Common Shares to ExchangeCo and Callco

In furtherance of its obligations under Subsections 2.1(d) and 2.1(e), upon notice from ExchangeCo or Callco of any event that requires ExchangeCo or Callco to cause to be delivered Acquiror Common Shares to any holder of Exchangeable Shares, Acquiror shall forthwith issue and deliver the requisite number of Acquiror Common Shares to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares, as ExchangeCo or Callco shall direct. All such Acquiror Common Shares shall be duly authorized, validly issued and fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.

2.6	Qualification of Acquiror Common Shares

Acquiror covenants that if any Acquiror Common Shares (or other shares or securities into which Acquiror Common Shares may be reclassified or changed as contemplated by Section 2.7) (other than Acquiror Common Shares held by the Trustee) to be issued and delivered hereunder (including for greater certainty, pursuant to the Exchangeable Share Provisions, or pursuant to the Change of Law Call Right, Exchange Right or the Automatic Exchange Rights (all as defined in the Voting and Exchange Trust Agreement)) require registration or qualification with, or approval of, or the filing of any document, including any prospectus or similar document, the taking of any proceeding with, or the obtaining of any order, ruling or consent from, any governmental or regulatory authority under any Canadian or United States federal, provincial, territorial or state securities or other law or regulation or pursuant to the rules and regulations of any securities or other regulatory authority, or the fulfillment of any other United States or Canadian legal requirement (collectively, the "Applicable Laws") before such shares (or other shares or securities into which Acquiror Common Shares may be reclassified or changed as contemplated by Section 2.7) may be issued and delivered by Acquiror at the direction of ExchangeCo or Callco, if applicable, to the holder of surrendered Exchangeable Shares or in order that such shares (or other shares or securities into which Acquiror Common Shares may be reclassified or changed as contemplated by Section 2.7) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a "control person" of Acquiror for purposes of Canadian provincial securities law or an "affiliate" of Acquiror for purposes of United States federal or state securities law), Acquiror will use its reasonable best efforts and in good faith expeditiously take all such actions and do all such things as are necessary or desirable and within its power to cause such Acquiror Common Shares (or other shares or securities into which Acquiror Common Shares may be reclassified or changed as contemplated by Section 2.7) to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be, to the extent expressly provided in the Arrangement Agreement. Acquiror will use its reasonable best efforts and in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Acquiror Common Shares (or other shares or securities into which Acquiror Common Shares may be reclassified or changed as contemplated by Section 2.7) (other than Acquiror Common Shares held by the Trustee) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Acquiror Common Shares (or other shares or securities into which Acquiror Common Shares may be reclassified or changed as contemplated by Section 2.7) are listed and are quoted or posted for trading at such time.

2.7	Economic Equivalence

So long as any Exchangeable Shares not owned by Acquiror or its Affiliates are outstanding:

(a)	Acquiror will not, without prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Exchangeable Share Provisions:

(i)
issue or distribute Acquiror Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Common Shares) to the holders of all or substantially all of the then outstanding Acquiror Common Shares by way of stock dividend or other distribution, other than an issue of Acquiror Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Common Shares) to holders of Acquiror Common Shares who: (A) exercise an option to receive dividends in Acquiror Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Common Shares) in lieu of receiving cash dividends; or (B) pursuant to any dividend reinvestment plan or scrip dividend; or

(ii)
issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Acquiror Common Shares entitling them to subscribe for or to purchase Acquiror Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Common Shares); or

(iii)
issue or distribute to the holders of all or substantially all of the then outstanding Acquiror Common Shares: (A) shares or securities of Acquiror of any class other than Acquiror Common Shares (other than shares convertible into or exchangeable for or carrying rights to acquire Acquiror Common Shares); (B) rights, options or warrants other than those referred to in Subsection 2.7(a)(ii); (C) evidences of indebtedness of Acquiror; or (D) assets of Acquiror, unless the economic equivalent on a per share basis of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Acquiror in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Arrangement Agreement.

(b)	Acquiror will not without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Exchangeable Share Provisions:

(i)	subdivide, redivide or change the then outstanding Acquiror Common Shares into a greater number of Acquiror Common Shares; or

(ii)	reduce, combine, consolidate or change the then outstanding Acquiror Common Shares into a lesser number of Acquiror Common Shares; or

(iii)	reclassify or otherwise change Acquiror Common Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Acquiror Common Shares,

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by Acquiror in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Arrangement Agreement.

(c)
Acquiror will ensure that the record date for any event referred to in Subsections 2.7(a) or 2.7(b), or (if no record date is applicable for such event) the effective date for any such event, is not less than five Business Days after the date on which such event is declared or announced by Acquiror (with contemporaneous notification thereof by Acquiror to ExchangeCo).

(d)
The Board of Directors of ExchangeCo shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in Subsections 2.7(a) or 2.7(b) and each such determination shall be conclusive and binding on Acquiror and the holders of the Exchangeable Shares. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of ExchangeCo to be relevant, be considered by the Board of Directors of ExchangeCo:

(i)
in the case of any stock dividend or other distribution payable in Acquiror Common Shares, the number of such shares issued in proportion to the number of Acquiror Common Shares previously outstanding;

(ii)
in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Acquiror Common Shares (or securities exchangeable for or convertible into or carrying rights to acquire Acquiror Common Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price, the volatility of the Acquiror Common Shares and the term of such instrument;

(iii)
in the case of the issuance or distribution of any other form of property (including any shares or securities of Acquiror of any class other than Acquiror Common Shares, any rights, options or warrants other than those referred to in Subsection 2.7(d)(ii), any evidences of indebtedness of Acquiror or any assets of Acquiror), the relationship between the fair market value (as determined by the Board of Directors of ExchangeCo in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Acquiror Common Share and the Current Market Price;

(iv)
in the case of any subdivision, redivision or change of the then outstanding Acquiror Common Shares into a greater number of Acquiror Common Shares or the reduction, combination, consolidation or change of the then outstanding Acquiror Common Shares into a lesser number of Acquiror Common Shares or any amalgamation, merger, reorganization or other transaction affecting Acquiror Common Shares, the effect thereof upon the then outstanding Acquiror Common Shares; and

(v)
in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Acquiror Common Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

(e)
ExchangeCo agrees that, to the extent required, upon due notice from Acquiror, ExchangeCo will use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by ExchangeCo, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalent with respect to the Acquiror Common Shares and Exchangeable Shares as provided for in this Section 2.7.

2.8	Tender Offers

For so long as Exchangeable Shares remain outstanding (not including Exchangeable Shares held by Acquiror and its Affiliates), in the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Acquiror Common Shares (an "Offer") is proposed by Acquiror or is proposed to Acquiror or its shareholders and is recommended by the Board of Directors of Acquiror, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of Acquiror, and the Exchangeable Shares are not redeemed by ExchangeCo or purchased by Callco pursuant to the Redemption Call Right, Acquiror will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than Acquiror and its Affiliates) to participate in such offer to the same extent and on an economically equivalent basis as the holders of Acquiror Common Shares, without discrimination. Without limiting the generality of the foregoing, Acquiror will use its reasonable best efforts expeditiously and in good faith to ensure that holders of Exchangeable Shares may participate in each such offer without being required to retract Exchangeable Shares as against ExchangeCo (or, if so required, to ensure that any such retraction, shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of ExchangeCo to redeem (or Callco to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, in the event of an Acquiror Control Transaction.

2.9	Ownership of Outstanding Shares

Without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 10.2 of the Exchangeable Share Provisions, Acquiror covenants and agrees in favour of ExchangeCo that, as long as any outstanding Exchangeable Shares are owned by any Person other than Acquiror or any of its Affiliates, Acquiror will be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of ExchangeCo and Callco. Notwithstanding the foregoing, Acquiror shall not be in violation of this Section 2.9 if any person or group of persons acting jointly or in concert acquires all or substantially all of the assets of Acquiror or the Acquiror Common Shares pursuant to any merger of Acquiror pursuant to which Acquiror was not the surviving corporation.

2.10	Acquiror and Affiliates Not to Vote Exchangeable Shares

Acquiror and Callco each covenants and agrees that it will not, and will cause its Affiliates not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the ABCA (or any successor or other corporate statute by which ExchangeCo may in the future be governed) with respect to any Exchangeable Shares held by it or by its Affiliates in respect of any matter considered at any meeting of holders of Exchangeable Shares.

2.11	Rule 10b-18 Purchases

For greater certainty, nothing contained in this Agreement, including the obligations of Acquiror contained in Section 2.8, shall limit the ability of Acquiror or ExchangeCo to make a "Rule 10b-18 purchase" of Acquiror Common Shares pursuant to Rule 10b-18 of the United States Securities Exchange Act of 1934, as amended, or any successor rule.

2.12	Stock Exchange Listing

Acquiror covenants and agrees in favour of ExchangeCo that, as long as any outstanding Exchangeable Shares are owned by any Person other than Acquiror or any of its Affiliates, Acquiror will use its reasonable best efforts to maintain a listing for such Exchangeable Shares on a Canadian stock exchange which is a designated stock exchange within the meaning of the Income Tax Act (Canada) (the "Tax Act") and to ensure that ExchangeCo remains a "public corporation" within the meaning of the Tax Act and maintains a "substantial Canadian presence" within the meaning of the Tax Act as in effect on the date of this Agreement.

ARTICLE 3
ACQUIROR SUCCESSORS

3.1	Certain Requirements in Respect of Combination, etc.

Neither Acquiror nor Callco shall consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

(a)
such other Person or continuing corporation (the "Acquiror Successor") by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Acquiror Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Acquiror Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Acquiror or Callco, as the case may be, under this Agreement;

(b)
in the event that the Acquiror Common Shares are reclassified or otherwise changed as part of such transaction, the same or an economically equivalent change is simultaneously made to, or in the rights of the holders of, the Exchangeable Shares; and

(c)
such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of Exchangeable Shares.

3.2	Vesting of Powers in Successor

Whenever the conditions of Section 3.1 have been duly observed and performed, the parties, if required by Section 3.1, shall execute and deliver the supplemental agreement provided for in Subsection 3.1(a) and thereupon the Acquiror Successor shall possess and from time to time may exercise each and every right and power of Acquiror or Callco, as the case may be, under this Agreement in the name of Acquiror or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Acquiror or any officers of Acquiror may be done and performed with like force and effect by the directors or officers of such Acquiror Successor.

3.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Acquiror (other than ExchangeCo or Callco) with or into Acquiror or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Acquiror provided that all of the assets of such subsidiary are transferred to Acquiror or another wholly-owned direct or indirect subsidiary of Acquiror and any such transactions are expressly permitted by this Article 3.

3.4	Successorship Transaction

Notwithstanding the foregoing provisions of Article 3, in the event of an Acquiror Control Transaction:

(a)
in which Acquiror merges or amalgamates with, or in which all or substantially all of the then outstanding Acquiror Common Shares are acquired by, one or more other corporations to which Acquiror is, immediately before such merger, amalgamation or acquisition, "related'' within the meaning of the Tax Act (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c)
in which all or substantially all of the then outstanding Acquiror Common Shares are converted into or exchanged for shares or rights to receive such shares (the "Other Shares") or another corporation (the "Other Corporation") that, immediately after such Acquiror Control Transaction, owns or controls, directly or indirectly, Acquiror, then all references herein to "Acquiror'' shall thereafter be and be deemed to be references to "Other Corporation'' and all references herein to "Acquiror Common Shares" shall thereafter be and be deemed to be references to "Other Shares'' (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or Article 8 of the Plan of Arrangement or exchange of such shares pursuant to the Voting and Exchange Trust Agreement immediately subsequent to the Acquiror Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or Article 8 of the Plan of Arrangement, or exchange of such shares pursuant to the Voting and Exchange Trust Agreement had occurred immediately prior to the Acquiror Control Transaction and the Acquiror Control Transaction was completed) without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

ARTICLE 4
GENERAL

4.1	Term

This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any Person other than Acquiror and any of its Affiliates.

4.2	Changes in Capital of Acquiror and ExchangeCo

At all times after the occurrence of any event contemplated pursuant to Sections 2.7 and 2.8 hereof or otherwise, as a result of which either Acquiror Common Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be deemed amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Acquiror Common Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

4.3	Notices to Parties

All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) or dispatched (postage prepaid) to a nationally recognized overnight courier service with overnight delivery instructions, in each case addressed to the particular party at:

(a)	If to Acquiror, at:

Gran Tierra Energy Inc.
#300, 611 – 10th Avenue S.W.
Calgary, Alberta T2R 0B2
Attention:  Dana Coffield, Ph. D., President & Chief Executive Officer
Facsimile Number: (403) 265-3242

(b)	If to ExchangeCo, at:

Gran Tierra Exchangeco Inc.
#300, 611 – 10th Avenue S.W.
Calgary, Alberta T2R 0B2
Attention:  Dana Coffield, Ph. D., President & Chief Executive Officer
Facsimile Number: (403) 265-3242

(c)	If to Callco, at:

Gran Tierra Callco ULC
#300, 611 – 10th Avenue S.W.
Calgary, Alberta T2R 0B2
Attention:  Dana Coffield, Ph. D., President & Chief Executive Officer
Facsimile Number: (403) 265-3242

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing.

4.4	Assignment

No party hereto may assign this Agreement or any of its rights, interests or obligations under this Agreement or the Arrangement (whether by operation of law or otherwise) except that ExchangeCo may assign in its sole discretion, any or all of its rights, interests and obligations hereunder to any wholly-owned subsidiary of Acquiror.

4.5	Binding Effect

Subject to Section 4.4, this Agreement and the Arrangement shall be binding upon, enure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

4.6	Amendments, Modifications

Subject to Sections 4.2, 4.7 and 4.11, this Agreement may not be amended or modified except by an agreement in writing executed by ExchangeCo, Callco and Acquiror and approved by the holders of the Exchangeable Shares in accordance with Section 10.2 of the Exchangeable Share Provisions.

4.7	Ministerial Amendments

Notwithstanding the provisions of Section 4.6, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:

(a)
adding to the covenants of any or all parties provided that the board of directors of each of ExchangeCo, Callco and Acquiror shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

(b)
making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of ExchangeCo, Callco and Acquiror, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(c)
making such changes or corrections which, on the advice of counsel to ExchangeCo, Callco and Acquiror, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the board of directors of each of ExchangeCo, Callco and Acquiror shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

4.8	Meeting to Consider Amendments

ExchangeCo, at the request of Acquiror, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 4.6. Any such meeting or meetings shall be called and held in accordance with the bylaws of ExchangeCo, the Exchangeable Share Provisions and all applicable laws.

4.9	Amendments Only in Writing

No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

4.10	Governing Laws; Consent to Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein and shall be treated in all respects as an Alberta contract. Each party hereby irrevocably attorns to the jurisdiction of the courts of the Province of Alberta in respect of all matters arising under or in relation to this Agreement.

4.11	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

4.12	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GRAN TIERRA ENERGY INC.

By:
Name:	Dana Coffield, Ph. D.
Title:	President and Chief Executive Officer

GRAN TIERRA EXCHANGECO INC.

By:
Name:	Dana Coffield, Ph. D.
Title:	President and Chief Executive Officer

GRAN TIERRA CALLCO ULC

By:
Name:	Dana Coffield, Ph. D.
Title:	President and Chief Executive Officer

Exhibit C

VOTING AND EXCHANGE TRUST AGREEMENT

VOTING AND EXCHANGE AGREEMENT (the "Agreement") made as of the ● day of ●, 2008.

AMONG:

GRAN TIERRA ENERGY INC., a corporation existing under the laws of the State of Nevada (hereinafter referred to as "Acquiror"),

- and -

GRAN TIERRA EXCHANGECO INC., a corporation existing under the laws of Alberta (hereinafter referred to as "ExchangeCo"),

- and -

COMPUTERSHARE TRUST COMPANY OF CANADA, a Canadian trust company incorporated under the laws of Canada (hereinafter referred to as the "Trustee"),

WHEREAS, in connection with the Arrangement Agreement, ExchangeCo may be required to issue Exchangeable Shares to certain holders of common shares in the capital of Target, a corporation existing under the laws of Alberta, pursuant to the Plan of Arrangement contemplated in the Arrangement Agreement;

AND WHEREAS, pursuant to the Arrangement Agreement, Acquiror, ExchangeCo and Trustee have agreed to execute a voting and exchange trust agreement substantially in the form of this Agreement;

NOW, THEREFORE, in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires, the following terms shall have the following meanings respectively:

"ABCA" means the Business Corporations Act (Alberta) as the same has been and may hereafter from time to time be amended;

"Acquiror Common Shares" means the shares of common stock, no par value per share, in the capital of Acquiror;

"Acquiror Control Transaction" has the meaning ascribed thereto in the Exchangeable Share Provisions;

"Acquiror Consent" has the meaning ascribed thereto in Section 4.2;

"Acquiror Meeting" has the meaning ascribed thereto in Section 4.2;

"Acquiror Special Voting Stock" means one share of preferred stock of Acquiror to which that number of voting rights attach (each such voting right to be equal to the voting rights attached to one Acquiror Common Share) equal to the number of outstanding Exchangeable Shares held by Beneficiaries;

"Acquiror Successor" has the meaning ascribed thereto in Subsection 10.1(a);

"Affiliate" has the meaning ascribed thereto in the Securities Act, unless otherwise expressly stated herein;

"Arrangement" means the arrangement under section 193 of the ABCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Article 6 of the Plan of Arrangement and Section 9.2 of the Arrangement Agreement or made at the direction of the Court;

"Arrangement Agreement" means the arrangement agreement made as of July 28, 2008 among Acquiror, ExchangeCo and Target, as amended, supplemented and/or restated in accordance therewith prior to the date hereof, providing for, among other things, the Arrangement;

"Automatic Exchange Rights" means the benefit of the obligation of Acquiror to effect the automatic exchange of Exchangeable Shares for Acquiror Common Shares pursuant to Section 5.12;

"Beneficiaries" means the registered holders from time to time of Exchangeable Shares, other than Acquiror and its Affiliates;

"Beneficiary Votes" has the meaning ascribed thereto in Section 4.2;

"Business Day" means any day on which commercial banks are generally open for business in Calgary, Alberta, other than a Saturday, a Sunday or a day observed as a holiday in Calgary, Alberta under the laws of the Province of Alberta or the federal laws of Canada;

"Callco" means Gran Tierra Callco ULC, a corporation existing under the laws of the Province of Alberta;

"Change of Law Call Right" has the meaning ascribed thereto in the Plan of Arrangement;

"Court" has the meaning ascribed thereto in the Plan of Arrangement;

"Effective Date" means the date the Arrangement is effective under the ABCA;

"Equivalent Vote Amount" means, with respect to any matter, proposition or question on which holders of Acquiror Common Shares are entitled to vote, consent or otherwise act, the number of votes to which a holder of one Acquiror Common Share is entitled with respect to such matter, proposition or question;

"Exchange Right" has the meaning ascribed thereto in Section 5.1;

"Exchangeable Shares" means the non-voting exchangeable shares in the capital of ExchangeCo, having substantially the rights, privileges, restrictions and conditions set out in Schedule "A" to the Plan of Arrangement;

"Exchangeable Share Consideration" has the meaning ascribed thereto in the Exchangeable Share Provisions;

"Exchangeable Share Price" has the meaning ascribed thereto in the Exchangeable Share Provisions;

"Exchangeable Share Provisions" means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares;

"Final Order" means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the date hereof or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed;

"Indemnified Parties" has the meaning ascribed thereto in Section 8.1;

"Insolvency Event" means: (i) the institution by ExchangeCo of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of ExchangeCo to the institution of bankruptcy, insolvency or winding-up proceedings against it; or (ii) the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by ExchangeCo to contest in good faith any such proceedings commenced in respect of ExchangeCo within 30 days of becoming aware thereof, or the consent by ExchangeCo to the filing of any such petition or to the appointment of a receiver; or (iii) the making by ExchangeCo of a general assignment for the benefit of creditors, or the admission in writing by ExchangeCo of its inability to pay its debts generally as they become due; or (iv) ExchangeCo not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6.6 of the Exchangeable Share Provisions;

"Liquidation Call Right" has the meaning ascribed thereto in the Plan of Arrangement;

"Liquidation Event" has the meaning ascribed thereto in Subsection 5.12(b);

"Liquidation Event Effective Time" has the meaning ascribed thereto in Subsection 5.12(c);

"List" has the meaning ascribed thereto in Section 4.6;

"Officer's Certificate" means, with respect to Acquiror or ExchangeCo, as the case may be, a certificate signed by any one of the authorized signatories of Acquiror or ExchangeCo, as the case may be;

"person" includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, government body, syndicate or other entity, whether or not having legal status;

"Plan of Arrangement" means the plan of arrangement substantially in the form and content of Exhibit A annexed to the Arrangement Agreement and any amendments or variations thereto made in accordance with Section 9.2 of the Arrangement Agreement or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order;

"Redemption Call Right" has the meaning ascribed thereto in the Plan of Arrangement;

"Redemption Date" has the meaning ascribed thereto in the Exchangeable Share Provisions;

"Retracted Shares" has the meaning ascribed thereto in Section 5.7;

"Retraction Call Right" has the meaning ascribed thereto in the Exchangeable Share Provisions;

"Securities Act" means the Securities Act (Alberta) and the rules, regulations and policies made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date;

"Support Agreement" means that certain support agreement made as of even date herewith among ExchangeCo, Callco and Acquiror substantially in the form and content of Exhibit B to the Arrangement Agreement, with such changes thereto as the parties to the Arrangement Agreement, acting reasonably, may agree;

"Target" means Solana Resources Limited, a corporation existing under the laws of Alberta;

"Trust" means the trust created by this Agreement;

"Trust Estate" means the Acquiror Special Voting Stock, any other securities, the Exchange Right, the Automatic Exchange Rights and any money or other property which may be held by the Trustee from time to time pursuant to this Agreement; and

"Voting Rights" means the voting rights of the Acquiror Special Voting Stock held by the Trustee in respect of which the Beneficiaries are, in accordance with this Agreement, entitled to instruct the Trustee to vote.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Agreement into articles, sections, subsections and other portions and the insertion of headings are for convenience of reference only and should not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "Article", "Section" or "Subsection" followed by a number refer to the specified Article, Section or Subsection of this Agreement. The terms "this Agreement," "hereof," "herein" and "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section, Subsection or other portion hereof.

1.3	Rules of Construction

Unless otherwise specifically indicated or the context otherwise requires: (a) all references to "dollars" or "$" mean United States dollars; (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders; and (c) "include," "includes" and "including" shall be deemed to be followed by the words "without limitation."

1.4	Date for any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

1.5	Payments

All payments to be made hereunder will be made without interest and less any tax required by Canadian law to be deducted or withheld.

ARTICLE 2
PURPOSE OF AGREEMENT

2.1	Establishment of Trust

The purpose of this Agreement is to create the Trust for the benefit of the Beneficiaries and Acquiror, as herein provided. The Trustee will hold the Acquiror Special Voting Stock in order to enable the Trustee to exercise the Voting Rights and will hold the Exchange Right and the Automatic Exchange Rights in order to enable the Trustee to exercise such rights, in each case as trustee for and on behalf of the Beneficiaries as provided in this Agreement. The Trustee will hold the Acquiror Special Voting Stock for and on behalf of Acquiror for all other rights associated with such Acquiror Special Voting Stock other than the Voting Rights.

ARTICLE 3
ACQUIROR SPECIAL VOTING STOCK

3.1	Issue and Ownership of the Acquiror Special Voting Stock

Acquiror hereby agrees to issue to, and deposit with, the Trustee the Acquiror Special Voting Stock to be hereafter held of record by the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries and in accordance with the provisions of this Agreement. Acquiror hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the issuance of the Acquiror Special Voting Stock by Acquiror to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of such Acquiror Special Voting Stock and shall be entitled to exercise all of the rights and powers of an owner with respect to such Acquiror Special Voting Stock provided that the Trustee shall:

(a)	hold such Acquiror Special Voting Stock and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b)
except as specifically authorized by this Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with such Acquiror Special Voting Stock and such Acquiror Special Voting Stock shall not be used or disposed of by the Trustee for any purpose other than the purposes for which this Trust is created pursuant to this Agreement.

3.2	Legended Share Certificates

ExchangeCo will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of their right to instruct the Trustee with respect to the exercise of the portion of the Voting Rights in respect of the Exchangeable Shares held by the Beneficiaries.

3.3	Safe Keeping of Certificate

The physical certificates representing the Acquiror Special Voting Stock are held by the Trust, such certificates shall at all times be held in safe keeping by the Trustee or its duly authorized agent.

ARTICLE 4
EXERCISE OF VOTING RIGHTS

4.1	Voting Rights

The Trustee, as the holder of record of the Acquiror Special Voting Stock forming part of the Trust Estate, shall be entitled to all of the Voting Rights, including the right to vote in person or by proxy the Acquiror Special Voting Stock held by the Trustee on any matter, question, proposal or proposition whatsoever that may properly come before the shareholders of Acquiror at a Acquiror Meeting or in connection with a Acquiror Consent. The Voting Rights shall be and remain vested in and exercised by the Trustee. Subject to Section 6.15:

(a)
the Trustee shall exercise the Voting Rights only on the basis of instructions received pursuant to this Article 4 from Beneficiaries entitled to instruct the Trustee as to the voting thereof at the time at which the Acquiror Meeting is held or a Acquiror Consent is sought; and

(b)
to the extent that no instructions are received from a Beneficiary with respect to the Voting Rights to which such Beneficiary is entitled, the Trustee shall not exercise or permit the exercise of such Voting Rights.

4.2	Number of Votes

With respect to all meetings of shareholders of Acquiror at which holders of Acquiror Common Shares are entitled to vote (each, a "Acquiror Meeting") and with respect to all written consents sought from Acquiror's shareholders, including the holders of Acquiror Common Shares (each, a "Acquiror Consent"), each Beneficiary shall be entitled to instruct the Trustee to cast and exercise, in the manner instructed, a number of votes equal to the Equivalent Vote Amount for each Exchangeable Share owned of record by such Beneficiary on the record date established by Acquiror or by applicable law for such Acquiror Meeting or Acquiror Consent, as the case may be (collectively, the "Beneficiary Votes"), in respect of each matter, question, proposal or proposition to be voted on at such Acquiror Meeting or consented to in connection with such Acquiror Consent.

4.3	Mailings to Shareholders

With respect to each Acquiror Meeting and Acquiror Consent, the Trustee will use its reasonable commercial efforts promptly to mail or cause to be mailed (or otherwise communicate in the same manner as Acquiror utilizes in communications to holders of Acquiror Common Shares subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each of the Beneficiaries named in the List, such mailing or communication to commence on the same day as the mailing or notice (or other communication) with respect thereto is commenced by Acquiror to its shareholders:

(a)	a copy of such notice, together with any related materials, including any proxy or information statement, to be provided to shareholders of Acquiror;

(b)
a statement that such Beneficiary is entitled to instruct the Trustee as to the exercise of the Beneficiary Votes with respect to such Acquiror Meeting or Acquiror Consent or, pursuant to Section 4.7, to attend such Acquiror Meeting and to exercise personally thereat the Beneficiary Votes of such Beneficiary;

(c)	a statement as to the manner in which such instructions may be given to the Trustee, including an express indication that instructions may be given to the Trustee to give:

(i)	a proxy to such Beneficiary or its designee to exercise personally the Beneficiary Votes; or

(ii)	a proxy to a designated agent or other representative of the management of Acquiror to exercise such Beneficiary Votes;

(d)	a statement that if no such instructions are received from the Beneficiary, the Beneficiary Votes to which such Beneficiary is entitled will not be exercised;

(e)	a form of direction whereby the Beneficiary may so direct and instruct the Trustee as contemplated herein; and

(f)
a statement of the time and date by which such instructions must be received by the Trustee in order to be binding upon it, which in the case of a Acquiror Meeting shall not be earlier than the close of business on the Business Day immediately prior to the date by which the Corporation has required proxies be deposited for such meeting, and of the method for revoking or amending such instructions.

For the purpose of determining Beneficiary Votes to which a Beneficiary is entitled in respect of any Acquiror Meeting or Acquiror Consent, the number of Exchangeable Shares owned of record by the Beneficiary shall be determined at the close of business on the record date established by Acquiror or by applicable law for purposes of determining shareholders entitled to vote at such Acquiror Meeting or to give written consent in connection with such Acquiror Consent. Acquiror will notify the Trustee of any decision of the Board of Directors of Acquiror with respect to the calling of any Acquiror Meeting or the seeking of any Acquiror Consent and shall provide all necessary information and materials to the Trustee in each case promptly and in any event in sufficient time to enable the Trustee to perform its obligations contemplated by this Section 4.3.

The materials referred to in this Section 4.3 are to be provided to the Trustee by Acquiror and the materials referred to in Subsections 4.3(c), 4.3(e) and 4.3(f) shall be subject to reasonable comment by the Trustee in a timely manner. Acquiror shall ensure that the materials to be provided to the Trustee are provided in sufficient time to permit the Trustee to comment as aforesaid and to send all materials to each Beneficiary at the same time as such materials are first sent to holders of Acquiror Common Shares. Acquiror agrees not to communicate with holders of Acquiror Common Shares with respect to the materials referred to in this Section 4.3 otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. Notwithstanding the foregoing, Acquiror may at its option exercise the duties of the Trustee to deliver copies of all materials to each Beneficiary as required by this Section 4.3 so long as in each case Acquiror delivers a certificate to the Trustee stating that Acquiror has undertaken to perform the obligations of the Trustee set forth in this Section 4.3.

4.4	Copies of Shareholder Information

Acquiror will deliver to the Trustee copies of all proxy materials (including notices of Acquiror Meetings but excluding proxies to vote Acquiror Common Shares, and in lieu of such proxies, Acquiror shall deliver to the Trustee a voting information form in form satisfactory to the Trustee, acting reasonably), information statements, reports (including all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of Acquiror Common Shares in sufficient quantities and in sufficient time so as to enable the Trustee to send those materials to each Beneficiary, to the extent possible, at the same time as such materials are first sent to holders of Acquiror Common Shares. The Trustee will mail or otherwise send to each Beneficiary, at the expense of Acquiror, copies of all such materials (and all materials specifically directed to the Beneficiaries or to the Trustee for the benefit of the Beneficiaries by Acquiror) received by the Trustee from Acquiror, to the extent possible, at the same time as such materials are sent to holders of Acquiror Common Shares. The Trustee will make copies of all such materials available for inspection by any Beneficiary at the Trustee's principal office in Calgary, Alberta. Notwithstanding the foregoing, Acquiror at its option may exercise the duties of the Trustee to deliver copies of all materials to each Beneficiary as required by this Section 4.4 so long as in each case Acquiror delivers a certificate to the Trustee stating that Acquiror has undertaken to perform the obligations set forth in this Section 4.4.

4.5	Other Materials

As soon as reasonably practicable after receipt by Acquiror or holders of Acquiror Common Shares (if such receipt is known by Acquiror) of any material sent or given by or on behalf of a third party to holders of Acquiror Common Shares generally, including dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), Acquiror shall use its reasonable best efforts to obtain and deliver to the Trustee copies thereof in sufficient quantities so as to enable the Trustee to forward such material (unless the same has been provided directly to Beneficiaries by such third party) to each Beneficiary as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the Trustee will mail or otherwise send to each Beneficiary, at the expense of Acquiror, copies of all such materials received by the Trustee from Acquiror. The Trustee will also make available for inspection by any Beneficiary at the Trustee's principal office in Calgary, Alberta copies of all such materials. Notwithstanding the foregoing, Acquiror at its option may exercise the duties of the Trustee to deliver copies of all such materials to each Beneficiary as required by this Section 4.5 so long as in each case Acquiror delivers a certificate to the Trustee stating that Acquiror has undertaken to perform the obligations set forth in this Section 4.5.

4.6	List of Persons Entitled to Vote

ExchangeCo shall: (a) prior to each annual and special Acquiror Meeting or the seeking of any Acquiror Consent; and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a "List") of the names and addresses of the Beneficiaries arranged in alphabetical order and showing the number of Exchangeable Shares held of record by each such Beneficiary, in each case at the close of business on the date specified by the Trustee in such request or, in the case of a List prepared in connection with a Acquiror Meeting or a Acquiror Consent, at the close of business on the record date established by Acquiror or pursuant to applicable law for determining the holders of Acquiror Common Shares entitled to receive notice of and/or to vote at such Acquiror Meeting or to give consent in connection with such Acquiror Consent. Each such List shall be delivered to the Trustee promptly after receipt by ExchangeCo of such request or the record date for such meeting or seeking of consent, as the case may be, and in any event within sufficient time as to permit the Trustee to perform its obligations under this Agreement. Acquiror agrees to give ExchangeCo notice (with a copy to the Trustee) of the calling of any Acquiror Meeting or the seeking of any Acquiror Consent by Acquiror or its management, together with the record dates therefor, sufficiently prior to the date of the calling of such meeting or seeking of such consent so as to enable ExchangeCo to perform its obligations under this Section 4.6.

4.7	Entitlement to Direct Votes

Any Beneficiary named in a List prepared in connection with any Acquiror Meeting or Acquiror Consent will be entitled: (a) to instruct the Trustee in the manner described in Section 4.3 with respect to the exercise of the Beneficiary Votes to which such Beneficiary is entitled; or (b) to attend such meeting and personally exercise thereat (or to personally exercise with respect to any Acquiror Consent), as the proxy of the Trustee, the Beneficiary Votes to which such Beneficiary is entitled.

4.8	Voting by Trustee and Attendance of Trustee Representative at Meeting

(a)
In connection with each Acquiror Meeting and Acquiror Consent, the Trustee shall exercise, either in person or by proxy, in accordance with the instructions received from a Beneficiary pursuant to Section 4.3, the Beneficiary Votes as to which such Beneficiary is entitled to direct the vote (or any lesser number thereof as may be set forth in the instructions); provided, however, that such written instructions are received by the Trustee from the Beneficiary prior to the time and date fixed by the Trustee for receipt of such instruction in the notice given by the Trustee to the Beneficiary pursuant to Section 4.3.

(b)
The Trustee shall cause a representative who is empowered by it to sign and deliver, on behalf of the Trustee, proxies for Voting Rights to attend each Acquiror Meeting. Upon submission by a Beneficiary (or its designee) of identification satisfactory to the Trustee's representative, and at the Beneficiary's request, such representative shall sign and deliver to such Beneficiary (or its designee) a proxy to exercise personally the Beneficiary Votes as to which such Beneficiary is otherwise entitled hereunder to direct the vote, if such Beneficiary either: (i) has not previously given the Trustee instructions pursuant to Section 4.3 in respect of such meeting; or (ii) submits to such representative written revocation of any such previous instructions. At such meeting, upon receipt of a proxy from the Trustee's representative, the Beneficiary exercising such Beneficiary Votes shall have the same rights as the Trustee to speak at the meeting in respect of any matter, question, proposal or proposition, to vote by way of ballot at the meeting in respect of any matter, question, proposal or proposition, and to vote at such meeting by way of a show of hands in respect of any matter, question or proposition.

4.9	Distribution of Written Materials

Any written materials distributed by or on behalf of the Trustee pursuant to this Agreement shall be sent by mail (or otherwise communicated in the same manner as Acquiror utilizes in communications to holders of Acquiror Common Shares, subject to applicable regulatory requirements and provided such manner of communications is reasonably available to the Trustee) to each Beneficiary at its address as shown on the books of ExchangeCo. Acquiror agrees not to communicate with holders of Acquiror Common Shares with respect to such written material otherwise than by mail unless such method of communication is also reasonably available to the Trustee for communication with the Beneficiaries. ExchangeCo shall provide or cause to be provided to the Trustee for purposes of communication, on a timely basis and without charge or other expense:

(a)	a current List; and

(b)	upon the request of the Trustee, mailing labels to enable the Trustee to carry out its duties under this Agreement.

ExchangeCo's obligations under this Section 4.9 shall be deemed satisfied to the extent Acquiror exercises its option to perform the duties of the Trustee to deliver copies of materials to each Beneficiary and ExchangeCo provides the required information and materials to Acquiror.

4.10	Termination of Voting Rights

Except as otherwise provided herein or in the Exchangeable Share Provisions, all of the rights of a Beneficiary with respect to the Beneficiary Votes exercisable in respect of the Exchangeable Shares held by such Beneficiary, including the right to instruct the Trustee as to the voting of or to vote personally such Beneficiary Votes, shall be deemed to be surrendered by the Beneficiary to Acquiror or Callco, as the case may be, and such Beneficiary Votes and the Voting Rights represented thereby shall cease and be terminated immediately, upon the delivery by such Beneficiary to the Trustee of the certificates representing such Exchangeable Shares in connection with the exercise by the Beneficiary of the Exchange Right or upon the occurrence of the automatic exchange of Exchangeable Shares for Acquiror Common Shares, as specified in Article 5 (unless, in either case, Acquiror shall not have delivered the Exchangeable Share Consideration deliverable in exchange therefor to the Trustee for delivery to the Beneficiaries), or upon the redemption of Exchangeable Shares pursuant to Article 6 or Article 7 of the Exchangeable Share Provisions, or upon the effective date of the liquidation, dissolution or winding-up of ExchangeCo pursuant to Article 5 of the Exchangeable Share Provisions, or the purchase of Exchangeable Shares from the holder thereof by Callco pursuant to the exercise by Callco of the Retraction Call Right, the Redemption Call Right or the Liquidation Call Right, or upon the purchase of Exchangeable Shares from the holders thereof by Acquiror or Callco pursuant to the exercise by Acquiror or Callco of the Change of Law Call Right.

ARTICLE 5
EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

5.1	Grant and Ownership of the Exchange Right

Acquiror hereby grants to the Trustee as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries the right (the "Exchange Right"), upon the occurrence and during the continuance of an Insolvency Event, to require Acquiror to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by such Beneficiary and the Automatic Exchange Rights, all in accordance with the provisions of this Agreement. Acquiror hereby acknowledges receipt from the Trustee as trustee for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Rights by Acquiror to the Trustee. During the term of the Trust and subject to the terms and conditions of this Agreement, the Trustee shall possess and be vested with full legal ownership of the Exchange Right and the Automatic Exchange Rights and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Automatic Exchange Rights, provided that the Trustee shall:

(a)
hold the Exchange Right and the Automatic Exchange Rights and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and

(b)
except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Automatic Exchange Rights, and the Trustee shall not exercise any such rights for any purpose other than the purposes for which the Trust is created pursuant to this Agreement.

5.2	Legended Share Certificates

ExchangeCo will cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of:

(a)	their right to instruct the Trustee with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares held by a Beneficiary; and

(b)	the Automatic Exchange Rights.

5.3	General Exercise of Exchange Right

The Exchange Right shall be and remain vested in and exercisable by the Trustee. Subject to Section 6.15, the Trustee shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 5 from Beneficiaries entitled to instruct the Trustee as to the exercise thereof. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Trustee shall not exercise or permit the exercise of the Exchange Right.

5.4	Purchase Price

The purchase price payable by Acquiror for each Exchangeable Share to be purchased by Acquiror under the Exchange Right shall be an amount per share equal to the Exchangeable Share Price on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Share under the Exchange Right. In connection with each exercise of the Exchange Right, Acquiror shall provide to the Trustee an Officer's Certificate setting forth the calculation of the Exchangeable Share Price for each Exchangeable Share. The Exchangeable Share Price for each such Exchangeable Share so purchased may be satisfied only by Acquiror delivering or causing to be delivered to the Trustee, on behalf of the relevant Beneficiary, the Exchangeable Share Consideration representing the total Exchangeable Share Price. Upon payment by Acquiror of such purchase price to the Trustee for the benefit of the Beneficiary, the relevant Beneficiary shall cease to have any right to be paid any amount in respect of declared and unpaid dividends on each such Exchangeable Share by ExchangeCo.

5.5	Exercise Instructions

Subject to the terms and conditions herein set forth, a Beneficiary shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to instruct the Trustee to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of ExchangeCo. To cause the exercise of the Exchange Right by the Trustee, the Beneficiary shall deliver to the Trustee, in person or by certified or registered mail, at its principal office in Calgary, Alberta or at such other places as the Trustee may from time to time designate by written notice to the Beneficiaries, the certificates representing the Exchangeable Shares which such Beneficiary desires Acquiror to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the ABCA and the by-laws of ExchangeCo and such additional documents and instruments as the Trustee, ExchangeCo and Acquiror may reasonably require together with: (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating: (i) that the Beneficiary thereby instructs the Trustee to exercise the Exchange Right so as to require Acquiror to purchase from the Beneficiary the number of Exchangeable Shares specified therein: (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by Acquiror free and clear of all liens, claims, security interests and encumbrances; (iii) the names in which the certificates representing Acquiror Common Shares issuable in connection with the exercise of the Exchange Right are to be issued; and (iv) the names and addresses of the persons to whom such new certificates should be delivered; and (b) payment (or evidence satisfactory to the Trustee, ExchangeCo and Acquiror of payment) of the taxes (if any) payable as contemplated by Section 5.8 of this Agreement. If only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Trustee are to be purchased by Acquiror under the Exchange Right, a new certificate for the balance of such Exchangeable Shares shall be issued to the holder at the expense of ExchangeCo.

5.6	Delivery of Acquiror Common Shares; Effect of Exercise

Promptly after the receipt by the Trustee of the certificates representing the Exchangeable Shares which the Beneficiary desires Acquiror to purchase under the Exchange Right, together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any payable as contemplated by Section 5.8 or evidence thereof), duly endorsed for transfer to Acquiror, the Trustee shall notify Acquiror and ExchangeCo of its receipt of the same, which notice to Acquiror and ExchangeCo shall constitute exercise of the Exchange Right by the Trustee on behalf of the Beneficiary in respect of such Exchangeable Shares, and Acquiror shall promptly thereafter deliver or cause to be delivered to the Trustee, for delivery to the Beneficiary in respect of such Exchangeable Shares (or to such other persons, if any, properly designated by such Beneficiary) the Exchangeable Share Consideration deliverable in connection with the exercise of the Exchange Right; provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to the Trustee, ExchangeCo and Acquiror of the payment of) the taxes (if any) payable as contemplated by Section 5.8 of this Agreement. Immediately upon the giving of notice by the Trustee to Acquiror and ExchangeCo of the exercise of the Exchange Right, as provided in this Section 5.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Beneficiary of such Exchangeable Shares shall be deemed to have transferred to Acquiror all of such Beneficiary's right, title and interest in and to such Exchangeable Shares and in the related interest in the Trust Estate and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total purchase price therefor, unless such Exchangeable Share Consideration is not delivered by Acquiror to the Trustee for delivery to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary) within five Business Days of the date of the giving of such notice by the Trustee, in which case the rights of the Beneficiary shall remain unaffected until such Exchangeable Share Consideration is delivered by Acquiror and any cheque included therein is paid. Upon delivery of such Exchangeable Share Consideration by Acquiror to the Trustee, the Trustee shall deliver such Exchangeable Share Consideration to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary). Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Acquiror Common Shares delivered to it pursuant to the Exchange Right.

5.7	Exercise of Exchange Right Subsequent to Retraction

In the event that a Beneficiary has exercised its right under Article 6 of the Exchangeable Share Provisions to require ExchangeCo to redeem any or all of the Exchangeable Shares held by the Beneficiary (the "Retracted Shares") and is notified by ExchangeCo pursuant to Section 6.6 of the Exchangeable Share Provisions that ExchangeCo will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that Callco shall not have exercised the Retraction Call Right with respect to the Retracted Shares and that the Beneficiary has not revoked the retraction request delivered by the Beneficiary to ExchangeCo pursuant to Section 6.7 of the Exchangeable Share Provisions, and provided further that the Trustee has received written notice of same from ExchangeCo or Acquiror, the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Trustee instructing the Trustee to exercise the Exchange Right with respect to those Retracted Shares that ExchangeCo is unable to redeem. In any such event, ExchangeCo hereby agrees with the Trustee and in favour of the Beneficiary promptly to forward or cause to be forwarded to the Trustee all relevant materials delivered by the Beneficiary to ExchangeCo or to the transfer agent of the Exchangeable Shares (including a copy of the retraction request delivered pursuant to Section 6.1 of the Exchangeable Share Provisions) in connection with such proposed redemption of the Retracted Shares and the Trustee will thereupon exercise the Exchange Right with respect to the Retracted Shares that ExchangeCo is not permitted to redeem and will require Acquiror to purchase such shares in accordance with the provisions of this Article 5.

5.8	Stamp or Other Transfer Taxes

Upon any sale of Exchangeable Shares to Acquiror pursuant to the Exchange Right or the Automatic Exchange Rights, the share certificate or certificates representing Acquiror Common Shares to be delivered in connection with the payment of the purchase price therefor shall be issued in the name of the Beneficiary in respect of the Exchangeable Shares so sold or in such names as such Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold; provided, however, that such Beneficiary shall pay (and none of Acquiror, ExchangeCo or the Trustee shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary.

5.9	Notice of Insolvency Event

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, ExchangeCo and Acquiror shall give written notice thereof to the Trustee. As soon as practicable following the receipt of notice from ExchangeCo and Acquiror of the occurrence of an Insolvency Event, or upon the Trustee becoming aware of an Insolvency Event, the Trustee will mail to each Beneficiary, at the expense of Acquiror (such funds to be received in advance), a notice of such Insolvency Event in the form provided by Acquiror, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.

5.10	Qualification of Acquiror Common Shares

Acquiror covenants that if any Acquiror Common Shares issuable pursuant to the Exchange Right or the Automatic Exchange Rights require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document, or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or United States federal, provincial, territorial or state law or regulation or pursuant to the rules and regulations of any regulatory authority or the fulfillment of any other Canadian or United States federal, provincial, territorial or state legal requirement before such shares may be issued and delivered by Acquiror to the initial holder thereof or in order that such shares may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a "control person" of Acquiror for purposes of Canadian provincial securities law or an "affiliate" of Acquiror for purposes of United States federal or state securities law), Acquiror will in good faith take all such actions and do all such things as are necessary or desirable to cause such Acquiror Common Shares to be and remain duly registered, qualified or approved under United States and/or Canadian law, as the case may be, to the extent expressly provided in the Arrangement Agreement. Acquiror will use its reasonable best efforts and in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all Acquiror Common Shares to be delivered pursuant to the Exchange Right or the Automatic Exchange Rights to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Acquiror Common Shares are listed, quoted or posted for trading at such time.

5.11	Acquiror Common Shares

Acquiror hereby represents, warrants and covenants that the Acquiror Common Shares issuable to Beneficiaries as described herein will be duly authorized and validly issued, fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance.

5.12	Automatic Exchange on Liquidation of Acquiror

(a)	Acquiror will give the Trustee written notice of each of the following events at the time set forth below:

(i)
in the event of any determination by the Board of Directors of Acquiror to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Acquiror or to effect any other distribution of assets of Acquiror among its shareholders for the purpose of winding-up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(ii)
promptly following the earlier of: (A) receipt by Acquiror of notice of; and (B) Acquiror otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Acquiror or to effect any other distribution of assets of Acquiror among its shareholders for the purpose of winding-up its affairs, in each case where Acquiror has failed to contest in good faith any such proceeding commenced in respect of Acquiror within 30 days of becoming aware thereof.

(b)
Promptly following receipt by the Trustee from Acquiror of notice of any event (a "Liquidation Event") contemplated by Subsection 5.12(a), the Trustee will give notice or cause such notice to be given thereof to the Beneficiaries. Such notice shall be provided to the Trustee by Acquiror and shall include a brief description of rights of the Beneficiaries with respect to the Automatic Exchange Rights provided for in Subsection 5.12(c).

(c)
In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of Acquiror Common Shares in the distribution of assets of Acquiror in connection with a Liquidation Event, immediately prior to the effective time (the "Liquidation Event Effective Time") of a Liquidation Event all of the then outstanding Exchangeable Shares shall be automatically exchanged for Acquiror Common Shares. To effect such automatic exchange, Acquiror shall purchase each Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Time and held by Beneficiaries, and each Beneficiary shall sell the Exchangeable Shares held by such Beneficiary at such time, for a purchase price per share equal to the Exchangeable Share Price applicable at that time. Acquiror shall provide the Trustee with an Officer's Certificate in connection with any automatic exchange setting forth the calculation of the Exchangeable Share Price for each Exchangeable Share.

(d)
The closing of the transaction of purchase and sale contemplated by the automatic exchange of Exchangeable Shares for Acquiror Common Shares shall be deemed to have occurred immediately prior to the Liquidation Event Effective Time, and each Beneficiary shall be deemed to have transferred to Acquiror all of the Beneficiary's right, title and interest in and to such Beneficiary's Exchangeable Shares and the related interest in the Trust Estate. Any right of each such Beneficiary to receive declared and unpaid dividends from ExchangeCo shall be deemed to be satisfied and discharged and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and Acquiror shall deliver to the Beneficiary the Exchangeable Share Consideration deliverable upon the automatic exchange of Exchangeable Shares. Concurrently with such Beneficiary ceasing to be a holder of Exchangeable Shares, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Acquiror Common Shares issued pursuant to the automatic exchange of Exchangeable Shares for Acquiror Common Shares and the certificates held by the Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with Acquiror pursuant to such automatic exchange shall thereafter be deemed to represent Acquiror Common Shares issued to the Beneficiary by Acquiror pursuant to such automatic exchange. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent Acquiror Common Shares, duly endorsed in blank and accompanied by such instruments of transfer as Acquiror may reasonably require, Acquiror shall deliver or cause to be delivered to the Beneficiary certificates representing Acquiror Common Shares of which the Beneficiary is the holder.

5.13	Withholding Rights

Acquiror, ExchangeCo and the Trustee shall be entitled to deduct and withhold from any consideration otherwise payable under this Agreement to any holder of Exchangeable Shares or Acquiror Common Shares such amounts as Acquiror, ExchangeCo or the Trustee is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States Internal Revenue Code of 1986 or any provision of federal, provincial, state, local or foreign tax law, in each case as amended or succeeded. The Trustee may act on the advice of counsel with respect to such matters. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, Acquiror, ExchangeCo and the Trustee are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to Acquiror, ExchangeCo or the Trustee, as the case may be, to enable it to comply with such deduction or withholding requirement and Acquiror, ExchangeCo or the Trustee shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

ARTICLE 6
CONCERNING THE TRUSTEE

6.1	Powers and Duties of the Trustee

The rights, powers, duties and authorities of the Trustee under this Agreement, in its capacity as trustee of the Trust, shall include:

(a)	receipt and deposit of Acquiror Special Voting Stock from Acquiror as trustee for and on behalf of the Beneficiaries and Acquiror in accordance with the provisions of this Agreement;

(b)	granting proxies and distributing materials to Beneficiaries as provided in this Agreement;

(c)	casting and exercising the Beneficiary Votes in accordance with the provisions of this Agreement;

(d)	receiving the grant of the Exchange Right and the Automatic Exchange Rights from Acquiror as trustee for and on behalf of the Beneficiaries in accordance with the provisions of this Agreement;

(e)
exercising the Exchange Right and enforcing the benefit of the Automatic Exchange Rights, in each case in accordance with the provisions of this Agreement, and in connection therewith receiving from Beneficiaries Exchangeable Shares and other requisite documents and distributing to such Beneficiaries Acquiror Common Shares and cheques, if any, to which such Beneficiaries are entitled upon the exercise of the Exchange Right or pursuant to the Automatic Exchange Rights, as the case may be;

(f)	holding title to the Trust Estate;

(g)	investing any moneys forming, from time to time, a part of the Trust Estate as provided in this Agreement;

(h)	taking action on its own initiative or at the direction of a Beneficiary or Beneficiaries to enforce the obligations of Acquiror and ExchangeCo under this Agreement; and

(i)	taking such other actions and doing such other things as are specifically provided in this Agreement.

In the exercise of such rights, powers, duties and authorities, the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the purpose of the Trust. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all persons.

The Trustee in exercising its rights, powers, duties and authorities hereunder shall act honestly and in good faith and with a view to the best interests of the Beneficiaries and shall exercise the care, diligence and skill that a reasonably prudent trustee would exercise in comparable circumstances.

The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof, nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

6.2	No Conflict of Interest

The Trustee represents to Acquiror and ExchangeCo that at the date of execution and delivery of this Agreement there exists no material conflict of interest in the role of the Trustee as a fiduciary hereunder and the role of the Trustee in any other capacity. The Trustee shall, within 90 days after it becomes aware that such material conflict of interest exists, either eliminate such material conflict of interest or resign in the manner and with the effect specified in Article 9. If, notwithstanding the foregoing provisions of this Section 6.2, the Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 6.2, any interested party may apply to the Court for an order that the Trustee be replaced as trustee hereunder.

6.3	Dealings with Transfer Agents, Registrars, etc.

Acquiror and ExchangeCo irrevocably authorize the Trustee, from time to time, to:

(a)
consult, communicate and otherwise deal with the respective registrars and transfer agents, and with any such subsequent registrar or transfer agent, of the Exchangeable Shares and Acquiror Common Shares; and

(b)
requisition, from time to time: (i) from any such registrar or transfer agent any information readily available from the records maintained by it which the Trustee may reasonably require for the discharge of its duties and responsibilities under this Agreement; and (ii) from the transfer agent of Acquiror Common Shares, and any subsequent transfer agent of such shares, the share certificates issuable upon the exercise from time to time of the Exchange Right and pursuant to the Automatic Exchange Rights.

Acquiror and ExchangeCo shall irrevocably authorize their respective registrars and transfer agents to comply with all such requests and confirm to the Trustee that such irrevocable authorization has been given. Acquiror covenants that it will supply, in a timely manner, its transfer agents with duly executed share certificates for the purpose of completing the exercise from time to time of the Exchange Right and the Automatic Exchange Rights.

6.4	Books and Records

The Trustee shall keep available for inspection by Acquiror and ExchangeCo at the Trustee's principal office in Calgary, Alberta correct and complete books and records of account relating to the Trust created by this Agreement, including all relevant data relating to mailings and instructions to and from Beneficiaries and all transactions pursuant to the Exchange Right and the Automatic Exchange Rights. On or before January 31 in every year, so long as any Acquiror Common Shares are on deposit with the Trustee, the Trustee shall transmit to Acquiror and ExchangeCo a brief report, dated as of the preceding December 31, with respect to:

(a)	the property and funds comprising the Trust Estate as of that date;

(b)
the number of exercises of the Exchange Right, if any, and the aggregate number of Exchangeable Shares received by the Trustee on behalf of Beneficiaries in consideration of the issuance by Acquiror of Acquiror Common Shares and any other Exchangeable Share Consideration in connection with the Exchange Right, during the calendar year ended on such December 31; and

(c)	any action taken by the Trustee in the performance of its duties under this Agreement which it had not previously reported and which, in the Trustee's opinion, materially affects the Trust Estate.

6.5	Income Tax Returns and Reports

The Trustee shall, to the extent necessary, prepare and file on behalf of the Trust appropriate United States and Canadian income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which the Exchangeable Shares are traded; provided that, the Trustee will not be responsible for preparing United States tax returns unless specifically directed by Acquiror and Acquiror will indemnify the Trustee for any costs or damages to the Trustee as a result of Acquiror failing to so direct the preparation of a United States tax return. In connection therewith, the Trustee may obtain the advice and assistance of such experts or advisors as the Trustee reasonably considers necessary or advisable (who may be experts or advisors to Acquiror or ExchangeCo). If requested by the Trustee, Acquiror or ExchangeCo shall retain, at their expense, qualified experts or advisors for the purpose of providing such tax advice or assistance.

6.6	Indemnification Prior to Certain Actions by Trustee

The Trustee shall exercise any or all of the rights, duties, powers or authorities vested in it by this Agreement at the request, order or direction of any Beneficiary upon such Beneficiary furnishing to the Trustee reasonable funding, security or indemnity against the costs, expenses and liabilities which may be incurred by the Trustee therein or thereby, provided that no Beneficiary shall be obligated to furnish to the Trustee any such security or indemnity in connection with the exercise by the Trustee of any of its rights, duties, powers and authorities with respect to the Acquiror Common Shares held by the Trustee pursuant to Article 4, subject to Section 6.15, with respect to the Exchange Right pursuant to Article 5, subject to Section 6.15, and with respect to the Automatic Exchange Rights pursuant to Article 5, subject to Section 6.15.

None of the provisions contained in this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the exercise of any of its rights, powers, duties, or authorities unless funded, given security or indemnified as aforesaid.

6.7	Action of Beneficiaries

No Beneficiary shall have the right to institute any action, suit or proceeding or to exercise any other remedy authorized by this Agreement for the purpose of enforcing any of its rights or for the execution of any trust or power hereunder unless the Beneficiary has requested the Trustee to take or institute such action, suit or proceeding and furnished the Trustee with the funding, security or indemnity referred to in Section 6.6 and the Trustee shall have failed to act within a reasonable time thereafter. In such case, but not otherwise, the Beneficiary shall be entitled to take proceedings in any court of competent jurisdiction such as the Trustee might have taken; it being understood and intended that no one or more Beneficiaries shall have any right in any manner whatsoever to affect, disturb or prejudice the rights hereby created by any such action, or to enforce any right hereunder or the Voting Rights, the Exchange Rights or the Automatic Exchange Rights except subject to the conditions and in the manner herein provided, and that all powers and trusts hereunder shall be exercised and all proceedings at law shall be instituted, had and maintained by the Trustee, except only as herein provided, and in any event for the equal benefit of all Beneficiaries.

6.8	Reliance Upon Declarations

The Trustee shall not be considered to be in contravention of any of its rights, powers, duties and authorities hereunder if, when required, it acts and relies in good faith upon statutory declarations, certificates, opinions, Lists, reports or other papers or documents furnished pursuant to the provisions hereof or required by the Trustee to be furnished to it in the exercise of its rights, powers, duties and authorities hereunder if such statutory declarations, certificates, opinions, Lists, reports or other papers or documents comply with the provisions of Section 6.9, if applicable, and with any other applicable provisions of this Agreement.

6.9	Evidence and Authority to Trustee

Acquiror and/or ExchangeCo shall furnish to the Trustee evidence of compliance with the conditions provided for in this Agreement relating to any action or step required or permitted to be taken by Acquiror and/or ExchangeCo or the Trustee under this Agreement or as a result of any obligation imposed under this Agreement, including in respect of the Voting Rights or the Exchange Right or the Automatic Exchange Rights and the taking of any other action to be taken by the Trustee at the request of or on the application of Acquiror and/or ExchangeCo promptly if and when:

(a)	such evidence is required by any other section of this Agreement to be furnished to the Trustee in accordance with the terms of this Section 6.9; or

(b)
the Trustee, in the exercise of its rights, powers, duties and authorities under this Agreement, gives Acquiror and/or ExchangeCo written notice requiring it to furnish such evidence in relation to any particular action or obligation specified in such notice.

Such evidence shall consist of an Officer's Certificate of Acquiror and/or ExchangeCo or a statutory declaration or a certificate made by persons entitled to sign an Officer's Certificate stating that any such condition has been complied with in accordance with the terms of this Agreement.

Whenever such evidence relates to a matter other than the Voting Rights or the Exchange Right or the Automatic Exchange Rights or the taking of any other action to be taken by the Trustee at the request or on the application of Acquiror and/or ExchangeCo, and except as otherwise specifically provided herein, such evidence may consist of a report or opinion of any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert or any other person whose qualifications give authority to a statement made by him, provided that if such report or opinion is furnished by a director, officer or employee of Acquiror and/or ExchangeCo it shall be in the form of an Officer's Certificate or a statutory declaration.

Each statutory declaration, Officer's Certificate, opinion or report furnished to the Trustee as evidence of compliance with a condition provided for in this Agreement shall include a statement by the person giving the evidence:

(c)	declaring that such person has read and understands the provisions of this Agreement relating to the condition in question;

(d)	describing the nature and scope of the examination or investigation upon which such person based the statutory declaration, certificate, statement or opinion; and

(e)
declaring that such person has made such examination or investigation as such person believes is necessary to enable such person to make the statements or give the opinions contained or expressed therein.

6.10	Experts, Advisers and Agents

The Trustee may:

(a)
in relation to these presents act and rely on the opinion or advice of or information obtained from any solicitor, attorney, auditor, accountant, appraiser, valuer, engineer or other expert, whether retained by the Trustee or by Acquiror and/or ExchangeCo or otherwise, and may retain or employ such assistants as may be necessary to the proper discharge of its powers and duties and determination of its rights hereunder and may pay proper and reasonable compensation for all such legal and other advice or assistance as aforesaid; and

(b)
employ such agents and other assistants as it may reasonably require for the proper determination and discharge of its powers and duties hereunder, and may pay reasonable remuneration for all services performed for it (and shall be entitled to receive reasonable remuneration for all services performed by it) in the discharge of the trusts hereof and compensation for all disbursements, costs and expenses made or incurred by it in the discharge of its duties hereunder and in the management of the Trust.

6.11	Investment of Moneys Held by Trustee

Unless otherwise provided in this Agreement, any moneys held by or on behalf of the Trustee which under the terms of this Agreement may or ought to be invested or which may be on deposit with the Trustee or which may be in the hands of the Trustee may be invested and reinvested in the name or under the control of the Trustee, in trust for Acquiror, in securities in which, under the laws of the Province of Alberta, trustees are authorized to invest trust moneys, provided that such securities are stated to mature within two years after their purchase by the Trustee, and the Trustee shall so invest such moneys on the written direction of ExchangeCo. Pending the investment of any moneys as hereinbefore provided, such moneys may be deposited in the name of the Trustee in any chartered bank in Canada or, with the consent of ExchangeCo, in the deposit department of the Trustee or any other loan or trust company authorized to accept deposits under the laws of Canada or any province thereof at the rate of interest then current on similar deposits.

6.12	Trustee Not Required to Give Security

The Trustee shall not be required to give any bond or security in respect of the execution of the trusts, rights, duties, powers and authorities of this Agreement or otherwise in respect of the premises.

6.13	Trustee Not Bound to Act on Request

Except as in this Agreement otherwise specifically provided, the Trustee shall not be bound to act in accordance with any direction or request of Acquiror and/or ExchangeCo or of the directors thereof until a duly authenticated copy of the instrument or resolution containing such direction or request shall have been delivered to the Trustee, and the Trustee shall be empowered to act and rely upon any such copy purporting to be authenticated and believed by the Trustee to be genuine. The Trustee shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Trustee, in its sole judgment, determines that such act might cause it to be in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline. Further, should the Trustee, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on ten days written notice to the other parties to this Agreement, provided that: (a) the Trustee’s written notice shall describe the circumstances of such non-compliance; and (b) if such circumstances are rectified to the Trustee’s satisfaction within such 10 day period, then such resignation shall not be effective.

6.14	Authority to Carry on Business

The Trustee represents to Acquiror and ExchangeCo that at the date of execution and delivery by it of this Agreement it is authorized to carry on the business of a trust company in each of the Provinces of Canada but if, notwithstanding the provisions of this Section 6.14, it ceases to be so authorized to carry on business, the validity and enforceability of this Agreement and the Voting Rights, the Exchange Right and the Automatic Exchange Rights shall not be affected in any manner whatsoever by reason only of such event but the Trustee shall, within 90 days after ceasing to be authorized to carry on the business of a trust company in any province of Canada, either become so authorized or resign in the manner and with the effect specified in Article 9.

6.15	Conflicting Claims

If conflicting claims or demands are made or asserted with respect to any interest of any Beneficiary in any Exchangeable Shares, including any disagreement between the heirs, representatives, successors or assigns succeeding to all or any part of the interest of any Beneficiary in any Exchangeable Shares, resulting in conflicting claims or demands being made in connection with such interest, then the Trustee shall be entitled, at its sole discretion, to refuse to recognize or to comply with any such claims or demands. In so refusing, the Trustee may elect not to exercise any Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands and, in so doing, the Trustee shall not be or become liable to any person on account of such election or its failure or refusal to comply with any such conflicting claims or demands. The Trustee shall be entitled to continue to refrain from acting and to refuse to act until:

(a)
the rights of all adverse claimants with respect to the Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been adjudicated by a final judgment of a court of competent jurisdiction and all rights of appeal have expired; or

(b)
all differences with respect to the Voting Rights, Exchange Right or Automatic Exchange Rights subject to such conflicting claims or demands have been conclusively settled by a valid written agreement binding on all such adverse claimants, and the Trustee shall have been furnished with an executed copy of such agreement certified to be in full force and effect.

If the Trustee elects to recognize any claim or comply with any demand made by any such adverse claimant, it may in its discretion require such claimant to furnish such surety bond or other security satisfactory to the Trustee as it shall deem appropriate to fully indemnify it as between all conflicting claims or demands.

6.16	Acceptance of Trust

The Trustee hereby accepts the Trust created and provided for by and in this Agreement and agrees to perform the same upon the terms and conditions herein set forth and to hold all rights, privileges and benefits conferred hereby and by law in trust for the various persons who shall from time to time be Beneficiaries, subject to all the terms and conditions herein set forth.

6.17	Maintenance of Office or Agency

Acquiror will maintain in Calgary, Alberta an office or agency where certificates representing Exchangeable Shares may be presented or surrendered for exchange by Beneficiaries and where notices and demands to or upon Acquiror or ExchangeCo in respect of the Exchangeable Shares may be served. Acquiror will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time Acquiror shall fail to maintain any such office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be served at the Corporate Trust Office of the Trustee, and Acquiror and ExchangeCo hereby appoint the Trustee as their agent to receive all such presentations, surrenders, notices and demands. Furthermore, copies of all Acquiror proxy materials will be made available for inspection by any Beneficiary at such office or agency.

6.18	Third Party Interests

Each party to this Agreement hereby represents to the Trustee that any account to be opened by, or interest to held by the Trustee in connection with this Agreement, for or to the credit of such party, either (i) is not intended to be used by or on behalf of any third party; or (ii) is intended to be used by or on behalf of a third party, in which case such party hereto agrees to complete and execute forthwith a declaration in the Trustee’s prescribed form as to the particulars of such third party.

6.19	Privacy

The parties acknowledge that Canadian federal and/or provincial legislation that addresses the protection of individuals’ personal information (collectively, "Privacy Laws") applies to obligations and activities under this Agreement. Despite any other provision of this Agreement, no party shall take or direct any action that would contravene, or cause the others to contravene, applicable Privacy Laws. The parties shall, prior to transferring or causing to be transferred personal information to the Trustee, obtain and retain required consents of the relevant individuals to the collection, use and disclosure of their personal information, or shall have determined that such consents either have previously been given upon which the parties can rely or are not required under the Privacy Laws. The Trustee shall use commercially reasonable efforts to ensure that its services hereunder comply with Privacy Laws. Specifically, the Trustee agrees: (a) to have a designated chief privacy officer; (b) to maintain policies and procedures to protect personal information and to receive and respond to any privacy complaint or inquiry; (c) to use personal information solely for the purposes of providing its services under or ancillary to this Agreement and not to use it for any other purpose except with the consent of or direction from the other parties or the individual involved; (d) not to sell or otherwise improperly disclose personal information to any third party; and (e) to employ administrative, physical and technological safeguards to reasonably secure and protect personal information against loss, theft, or unauthorized access, use or modification.

ARTICLE 7
COMPENSATION

7.1	Fees and Expenses of the Trustee

Acquiror and ExchangeCo jointly and severally agree to pay the Trustee reasonable compensation for all of the services rendered by it under this Agreement and will reimburse the Trustee for all reasonable expenses (including taxes other than taxes based on the net income of the Trustee, fees paid to legal counsel and other experts and advisors and travel expenses) and disbursements, including the cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its duties under this Agreement; provided that Acquiror and ExchangeCo shall have no obligation to reimburse the Trustee for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation in which the Trustee is determined to have acted in bad faith or with gross negligence, recklessness or willful misconduct.

ARTICLE 8
INDEMNIFICATION AND LIMITATION OF LIABILITY

8.1	Indemnification of the Trustee

Acquiror and ExchangeCo jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents appointed and acting in accordance with this Agreement (collectively, the "Indemnified Parties") against all claims, losses, damages, reasonable costs, penalties, fines and reasonable expenses (including reasonable expenses of the Trustee's legal counsel) which, without fraud, gross negligence, recklessness, willful misconduct or bad faith on the part of such Indemnified Party, may be paid, incurred or suffered by the Indemnified Party by reason or as a result of the Trustee's acceptance or administration of the Trust, its compliance with its duties set forth in this Agreement, or any written or oral instruction delivered to the Trustee by Acquiror or ExchangeCo pursuant hereto.

In no case shall Acquiror or ExchangeCo be liable under this indemnity for any claim against any of the Indemnified Parties unless Acquiror and ExchangeCo shall be notified by the Trustee of the written assertion of a claim or of any action commenced against the Indemnified Parties, promptly after any of the Indemnified Parties shall have received any such written assertion of a claim or shall have been served with a summons or other first legal process giving information as to the nature and basis of the claim. Subject to (ii) below, Acquiror and ExchangeCo shall be entitled to participate at their own expense in the defense and, if Acquiror and ExchangeCo so elect at any time after receipt of such notice, either of them may assume the defense of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been authorized by Acquiror or ExchangeCo; or (ii) the named parties to any such suit include both the Trustee and Acquiror or ExchangeCo and the Trustee shall have been advised by counsel acceptable to Acquiror or ExchangeCo that there may be one or more legal defenses available to the Trustee that are different from or in addition to those available to Acquiror or ExchangeCo and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case Acquiror and ExchangeCo shall not have the right to assume the defense of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee). This indemnity shall survive the termination of this Agreement and the resignation or removal of the Trustee.

8.2	Limitation of Liability

The Trustee shall not be held liable for any loss which may occur by reason of depreciation of the value of any part of the Trust Estate or any loss incurred on any investment of funds pursuant to this Agreement, except to the extent that such loss is attributable to the fraud, gross negligence, recklessness, willful misconduct or bad faith on the part of the Trustee.

ARTICLE 9
CHANGE OF TRUSTEE

9.1	Resignation

The Trustee, or any trustee hereafter appointed, may at any time resign by giving written notice of such resignation to Acquiror and ExchangeCo specifying the date on which it desires to resign, provided that such notice shall not be given less than 30 days before such desired resignation date unless Acquiror and ExchangeCo otherwise agree and provided further that such resignation shall not take effect until the date of the appointment of a successor trustee and the acceptance of such appointment by the successor trustee. Upon receiving such notice of resignation, Acquiror and ExchangeCo shall promptly appoint a successor trustee, which shall be a corporation organized and existing under the laws of Canada or any Province thereof, by written instrument in duplicate, one copy of which shall be delivered to the resigning trustee and one copy to the successor trustee. Failing the appointment and acceptance of a successor trustee, a successor trustee may be appointed by order of a court of competent jurisdiction upon application of one or more of the parties to this Agreement. If the retiring trustee is the party initiating an application for the appointment of a successor trustee by order of a court of competent jurisdiction, Acquiror and ExchangeCo shall be jointly and severally liable to reimburse the retiring trustee for its legal costs and expenses in connection with same.

9.2	Removal

The Trustee, or any trustee hereafter appointed, may (provided a successor trustee is appointed) be removed at any time on not less than 30 days' prior notice by written instrument executed by Acquiror and ExchangeCo, in duplicate, one copy of which shall be delivered to the trustee so removed and one copy to the successor trustee.

9.3	Successor Trustee

Any successor trustee appointed as provided under this Agreement shall execute, acknowledge and deliver to Acquiror and ExchangeCo and to its predecessor trustee an instrument accepting such appointment. Thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor under this Agreement, with the like effect as if originally named as trustee in this Agreement. However, on the written request of Acquiror and ExchangeCo or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of this Agreement, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon the request of any such successor trustee, Acquiror, ExchangeCo and such predecessor trustee shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers.

9.4	Notice of Successor Trustee

Upon acceptance of appointment by a successor trustee as provided herein, Acquiror and ExchangeCo shall cause to be mailed notice of the succession of such trustee hereunder to each Beneficiary specified in a List. If Acquiror or ExchangeCo shall fail to cause such notice to be mailed within ten days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be mailed at the expense of Acquiror and ExchangeCo.

ARTICLE 10
ACQUIROR SUCCESSORS

10.1	Certain Requirements in Respect of Combination, etc.

Acquiror shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom unless, but may do so if:

(a)
such other person or continuing corporation (herein called the "Acquiror Successor"), by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, a trust agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Trustee, acting reasonably, and in the opinion of legal counsel to the Trustee are reasonably necessary or advisable to evidence the assumption by the Acquiror Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Acquiror Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Acquiror under this Agreement; and

(b)
such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the Trustee or of the Beneficiaries hereunder.

10.2	Vesting of Powers in Successor

Whenever the conditions of Section 10.1 have been duly observed and performed, the Trustee, Acquiror Successor and ExchangeCo shall, if required by Section 10.1, execute and deliver the supplemental trust agreement provided for in Article 11 and thereupon Acquiror Successor shall possess and from time to time may exercise each and every right and power of Acquiror under this Agreement in the name of Acquiror or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Acquiror or any officers of Acquiror may be done and performed with like force and effect by the directors or officers of such Acquiror Successor.

10.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect subsidiary of Acquiror with or into Acquiror or the winding-up, liquidation or dissolution of any wholly-owned subsidiary of Acquiror provided that all of the assets of such subsidiary are transferred to Acquiror or another wholly-owned direct or indirect subsidiary of Acquiror and any such transactions are expressly permitted by this Article 10.

10.4	Successor Transaction

Notwithstanding the foregoing provisions of this Article 10, in the event of an Acquiror Control Transaction:

(a)
in which Acquiror merges or amalgamates with, or in which all or substantially all of the then outstanding Acquiror Common Shares are acquired by, one or more other corporations to which Acquiror is, immediately before such merger, amalgamation or acquisition, "related'' within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)	which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

(c)
in which all or substantially all of the then outstanding Acquiror Common Shares are converted into or exchanged for shares or rights to receive such shares (the "Other Shares") of another corporation (the "Other Corporation") that, immediately after such Acquiror Control Transaction, owns or controls, directly or indirectly, Acquiror, then: (i) all references herein to "Acquiror" shall thereafter be and be deemed to be references to "Other Corporation'' and all references herein to "Acquiror Shares'' shall thereafter be and be deemed to be references to "Other Shares'' (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or Article 8 of the Plan of Arrangement or exchange of such shares pursuant to this Agreement immediately subsequent to the Acquiror Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or Article 8 of the Plan of Arrangement, or exchange of such shares pursuant to this Agreement had occurred immediately prior to the Acquiror Control Transaction and the Acquiror Control Transaction was completed) without any need to amend the terms and conditions of this Agreement and without any further action required; and (ii) Acquiror shall cause the Other Corporation to deposit one or more voting securities of such Other Corporation to allow Beneficiaries to exercise voting rights in respect of the Other Corporation substantially similar to those provided for in this Agreement.

ARTICLE 11
AMENDMENTS AND SUPPLEMENTAL TRUST AGREEMENTS

11.1	Amendments, Modifications, etc.

This Agreement may not be amended or modified except by an agreement in writing executed by Acquiror, ExchangeCo and the Trustee and approved by the Beneficiaries in accordance with Section 10.2 of the Exchangeable Share Provisions.

11.2	Ministerial Amendments

Notwithstanding the provisions of Section 11.1, the parties to this Agreement may in writing, at any time and from time to time, without the approval of the Beneficiaries, amend or modify this Agreement for the purposes of

(a)
adding to the covenants of any or all parties hereto for the protection of the Beneficiaries hereunder provided that the Board of Directors of each of ExchangeCo and Acquiror shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Beneficiaries;

(b)
making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board of Directors of each of Acquiror and ExchangeCo and in the opinion of the Trustee, having in mind the best interests of the Beneficiaries it may be expedient to make, provided that such Boards of Directors and the Trustee, acting on the advice of counsel, shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Beneficiaries; or

(c)
making such changes or corrections which, on the advice of counsel to Acquiror, ExchangeCo and the Trustee, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Trustee, acting on the advice of counsel, and the Board of Directors of each of Acquiror and ExchangeCo shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Beneficiaries.

11.3	Meeting to Consider Amendments

ExchangeCo, at the request of Acquiror, shall call a meeting or meetings of the Beneficiaries for the purpose of considering any proposed amendment or modification requiring approval pursuant hereto. Any such meeting or meetings shall be called and held in accordance with the by-laws of ExchangeCo, the Exchangeable Share Provisions and all applicable laws; provided that any such meeting shall only be called for a bona fide business purpose and not for the principle purpose of causing a Redemption Date (as defined in the Exchangeable Share Provisions) to occur or transpire.

11.4	Changes in Capital of Acquiror and ExchangeCo

At all times after the occurrence of any event contemplated pursuant to Sections 2.7 or 2.8 of the Support Agreement or otherwise, as a result of which either Acquiror Common Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be deemed amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Acquiror Common Shares or the Exchangeable Shares or both are so changed.

11.5	Execution of Supplemental Trust Agreements

No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto. From time to time ExchangeCo, Acquiror and the Trustee may, subject to the provisions of these presents, and they shall, when so directed by these presents, execute and deliver by their proper officers, trust agreements or other instruments supplemental hereto, which thereafter shall form part hereof, for any one or more of the following purposes:

(a)
evidencing the succession of Acquiror Successors and the covenants of and obligations assumed by each such Acquiror Successor in accordance with the provisions of Article 10 and the successors of any successor trustee in accordance with the provisions of Article 9;

(b)
making any additions to, deletions from or alterations of the provisions of this Agreement or the Voting Rights, the Exchange Right or the Automatic Exchange Rights which, in the opinion of the Trustee, will not be prejudicial to the interests of the Beneficiaries or are, in the opinion of counsel to the Trustee, necessary or advisable in order to incorporate, reflect or comply with any legislation the provisions of which apply to Acquiror, ExchangeCo, the Trustee or this Agreement; and

(c)
for any other purposes not inconsistent with the provisions of this Agreement, including to make or evidence any amendment or modification to this Agreement as contemplated hereby, provided that, in the opinion of the Trustee, the rights of the Trustee and Beneficiaries will not be prejudiced thereby.

ARTICLE 12
TERMINATION

12.1	Term

The Trust created by this Agreement shall continue until the earliest to occur of the following events:

(a)	no outstanding Exchangeable Shares are held by a Beneficiary;

(b)	each of Acquiror and ExchangeCo elects in writing to terminate the Trust and such termination is approved by the Beneficiaries in accordance with Section 10.2 of the Exchangeable Share Provisions; and

(c)
21 years after the death of the last survivor of the descendants of His Majesty King George VI of Canada and the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.

12.2	Survival of Agreement

This Agreement shall survive any termination of the Trust and shall continue until there are no Exchangeable Shares outstanding held by a Beneficiary; provided, however, that the provisions of Article 7 and Article 8 shall survive any such termination of this Agreement.

ARTICLE 13
GENERAL

13.1	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

13.2	Assignment

No party hereto may assign this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of law or otherwise) except that ExchangeCo may assign in its sole discretion, any or all of its rights, interests and obligations hereunder to any wholly-owned subsidiary of Acquiror.

13.3	Binding Effect

Subject to Section 13.2, this Agreement and the Arrangement shall be binding upon, enure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns and to the benefit of the Beneficiaries.

13.4	Notices to Parties

All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) or dispatched (postage prepaid) to a nationally recognized overnight courier service with overnight delivery instructions, in each case addressed to the particular party at:

(a)	if to Acquiror or ExchangeCo, at:

Gran Tierra Energy Inc.
#300, 611 – 10th Avenue S.W.
Calgary, Alberta T2R 0B2
Attention:                   Dana Coffield, Ph.D., President & Chief Executive Officer
Facsimile Number:     (403) 265-3242

(b)	if to the Trustee, at:

Computershare Trust Company of Canada
#600, 530 – 8th Avenue S.W.
Calgary, Alberta T2P 3S8
Attention:                  Manager, Corporate Trusts
Facsimile Number:    (403) 267-6598

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing.

13.5	Notice to Beneficiaries

Any and all notices to be given and any documents to be sent to any Beneficiaries may be given or sent to the address of such Beneficiary shown on the register of holders of Exchangeable Shares in any manner permitted by the by-laws of ExchangeCo from time to time in force in respect of notices to shareholders and shall be deemed to be received (if given or sent in such manner) at the time specified in such by-laws, the provisions of which by-laws shall apply mutatis mutandis to notices or documents as aforesaid sent to such Beneficiaries.

13.6	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

13.7	Governing Laws; Consent to Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of Alberta. Each party hereby irrevocably attorns to the jurisdiction of the courts of Alberta in respect of all matters arising under or in relation to this Agreement.

13.8	United States Tax Characterization

The parties hereto recognize and intend that, for United States federal, state and local income, franchise and similar tax purposes, the Trust will be disregarded as an entity separate from Acquiror pursuant to Treas. Reg. 301.7701-3(b), and no party shall take any position on any tax return or otherwise that is inconsistent with such treatment.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

GRAN TIERRA ENERGY INC.

By:
Name: Dana Coffield, Ph.D.
Title: President and Chief Executive Officer

GRAN TIERRA EXCHANGECO INC.

By:
Name: Dana Coffield, Ph.D.
Title: President and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY OF CANADA

By:
Name:
Title:

By:
Name:
Title:

Exhibit D
NONSOLICITATION AGREEMENT

This Nonsolicitation Agreement is being executed and delivered as of __________ , 2008 by _______________ (the “Stockholder”) in favor of, and for the benefit of Gran Tierra Energy Inc., a Nevada corporation (the “Purchaser”) and Solana Resources Limited, an Alberta corporation and its successors and assigns (the “Company”) (as hereinafter defined). Certain capitalized terms used in this Nonsolicitation Agreement are defined in Section 18.

Recitals

A. As a stockholder and employee of the Company, the Stockholder has obtained extensive and valuable knowledge and confidential information concerning the businesses of the Company and its subsidiaries. (The Company and its subsidiaries are referred to collectively herein as the “Acquired Companies.”)

B. Pursuant to a Arrangement Agreement dated as of July 28, 2008 among the Purchaser, the Company, and Gran Tierra Exchangeco Inc. (the “Arrangement Agreement”), the Company’s stockholders are selling all of the outstanding stock of the Company to the Purchaser contemporaneously with the execution and delivery of this Nonsolicitation Agreement. As a result of the Purchaser’s acquisition of all of the outstanding stock of the Company, the Acquired Companies are becoming subsidiaries of the Purchaser.

Agreement

To induce the Purchaser to consummate the transactions contemplated by the Arrangement Agreement, and for other good and valuable consideration, the Stockholder agrees as follows:

1. No Hiring or Solicitation of Employees. The Stockholder, during the Nonsolicitation Period, shall not (a) hire any Specified Employee, or (b) personally or through others, encourage, induce, attempt to induce, solicit or attempt to solicit (on the Stockholder’s own behalf or on behalf of any other Person) any Specified Employee or any other employee to leave his or her employment with the Purchaser, any of the Acquired Companies or any of the Purchaser’s other subsidiaries. (For purposes of this Section 1, “Specified Employee” shall mean any individual who (i) is or was an employee of any of the Acquired Companies on the date of this Nonsolicitation Agreement or during the 360-day period ending on the date of this Nonsolicitation Agreement, and (ii) remains or becomes an employee of the Purchaser, any of the Acquired Companies or any of the Purchaser’s other subsidiaries on the date of this Nonsolicitation Agreement or at any time during the Nonsolicitation Period.)

2. Confidentiality. The Stockholder shall hold all Confidential Information in strict confidence and shall not at any time (whether during or after the Nonsolicitation Period): (a) reveal, report, publish, disclose or transfer any Confidential Information to any Person (other than the Purchaser or the Company); (b) use any Confidential Information for any purpose; or (c) use any Confidential Information for the benefit of any Person (other than the Purchaser or the Company); except as required for statutory, judicial, regulatory or legal purposes.

In the event that the Stockholder is requested or required for statutory, judicial, regulatory or legal reasons to disclose any Confidential Information, it is agreed that the Stockholder will provide the Purchaser or the Company with prompt notice of such request or requirement so that the Purchaser or the Company may, at its option and its own expense, seek an appropriate protective order or other remedy to assure that the Confidential Information will be accorded confidential treatment.

3. Representations and Warranties. The Stockholder represents and warrants, to and for the benefit of the Indemnitees, that: (a) he has full power and capacity to execute and deliver, and to perform all of his obligations under, this Nonsolicitation Agreement; and (b) neither the execution and delivery of this Nonsolicitation Agreement nor the performance of this Nonsolicitation Agreement will result directly or indirectly in a violation or breach of any agreement or obligation by which the Stockholder or any of his Affiliates is or may be bound. The Stockholder’s representations and warranties shall survive the expiration of the Nonsolicitation Period as required.

4. Specific Performance. In the event of any breach or threatened breach by the Stockholder of any covenant or obligation contained in this Nonsolicitation Agreement, each of the Purchaser, the Company and the other Indemnitees shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. No Indemnitee shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4, and the Stockholder irrevocably waives any right he may have to require any Indemnitee to obtain, furnish or post any such bond or similarly instrument; save and except that the Indemnitee shall still be required to provide an undertaking as to damages in the event of an Indemnitee applying for injunctive relief.

5. Indemnification. Without in any way limiting any of the rights or remedies otherwise available to any of the Indemnitees, the Stockholder shall indemnify and hold harmless each Indemnitee against and from any loss, damage, injury, harm, detriment, lost opportunity, liability, exposure, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including attorneys’ fees), charge or expense (whether or not relating to any third-party claim) that is suffered or incurred at any time (whether during or after the Nonsolicitation Period) by such Indemnitee, or to which such Indemnitee otherwise becomes subject at any time (whether during or after the Nonsolicitation Period), and that arises out of or by virtue of, or relates to, (a) any inaccuracy in or breach of any representation or warranty contained in this Nonsolicitation Agreement, or (b) any failure on the part of the Stockholder to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Nonsolicitation Agreement.

6. Non-Exclusivity. The rights and remedies of the Purchaser, the Company and the other Indemnitees under this Nonsolicitation Agreement are not exclusive of or limited by any other rights or remedies which they may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of the Purchaser, the Company and the other Indemnitees under this Nonsolicitation Agreement, and the obligations and liabilities of the Stockholder under this Nonsolicitation Agreement, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition, under laws relating to misappropriation of trade secrets, under other laws and common law requirements and under all applicable rules and regulations. Nothing in this Nonsolicitation Agreement shall limit any of the Stockholder’s obligations, or the rights or remedies of the Purchaser, the Company or any of the other Indemnitees, under the Arrangement Agreement; and nothing in the Arrangement Agreement shall limit any of the Stockholder’s obligations, or any of the rights or remedies of the Purchaser, the Company, or any of the other Indemnitees, under this Nonsolicitation Agreement.

7. Severability. Any term or provision of this Nonsolicitation Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Nonsolicitation Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a mutually agreeable valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8. Governing Law; Venue.

(a) This Nonsolicitation Agreement shall be construed in accordance with, and governed in all respects by, the laws of the Province of Alberta, Canada (without giving effect to principles of conflicts of laws).

(b) Any legal action or other legal proceeding relating to this Nonsolicitation Agreement or the enforcement of any provision of this Nonsolicitation Agreement may be brought or otherwise commenced in a court of competent jurisdiction in the Province of Alberta. The Stockholder:

(i) expressly and irrevocably consents and submits to the jurisdiction of each court located in the Province of Alberta (and each appellate court located in the Province of Alberta), in connection with any such legal proceeding;

(ii) agrees that service of any process, summons, notice or document by mail addressed to him at the address set forth on the signature page of this Nonsolicitation Agreement shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;

(iii) agrees that each court located in the Province of Alberta shall be deemed to be a convenient forum; and

(iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any court located in the Province of Alberta any claim that the Stockholder is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Nonsolicitation Agreement or the subject matter of this Nonsolicitation Agreement may not be enforced in or by such court.

(c) THE STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS NONSOLICITATION AGREEMENT OR THE ENFORCEMENT OF ANY PROVISION OF THIS NONSOLICITATION AGREEMENT.

9. Waiver. No failure on the part of the Purchaser, the Company or any other Indemnitee to exercise any power, right, privilege or remedy under this Nonsolicitation Agreement, and no delay on the part of the Purchaser, the Company or any other Indemnitee in exercising any power, right, privilege or remedy under this Nonsolicitation Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Indemnitee shall be deemed to have waived any claim of such Indemnitee arising out of this Nonsolicitation Agreement, or any power, right, privilege or remedy of such Indemnitee under this Nonsolicitation Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Indemnitee; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

10. Successors and Assigns. Each of the Purchaser, the Company and the other Indemnitees may freely assign any or all of its rights under this Nonsolicitation Agreement, at any time, in whole or in part, to any successor in interest to the Purchaser, the Company or any of the Indemnitees without obtaining the consent or approval of the Stockholder or of any other Person. This Nonsolicitation Agreement shall be binding upon the Stockholder and his heirs, executors, estate, personal representatives, successors and assigns, and shall inure to the benefit of the Purchaser, the Company and the other Indemnitees.

11. Further Assurances. The Stockholder shall (at the Indemnitee’s sole expense) execute and/or cause to be delivered to each Indemnitee such instruments and other documents, and shall (at the Stockholder’s sole expense) take such other actions, as such Indemnitee may reasonably request at any time (whether during or after the Nonsolicitation Period) for the purpose of carrying out or evidencing any of the provisions of this Nonsolicitation Agreement.

12. Attorneys’ Fees. If any legal action or other legal proceeding relating to this Nonsolicitation Agreement or the enforcement of any provision of this Nonsolicitation Agreement is brought against the Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

13. Captions. The captions contained in this Nonsolicitation Agreement are for convenience of reference only, shall not be deemed to be a part of this Nonsolicitation Agreement and shall not be referred to in connection with the construction or interpretation of this Nonsolicitation Agreement.

14. Construction. Whenever required by the context, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; and the neuter gender shall include the masculine and feminine genders. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Nonsolicitation Agreement. Neither the drafting history nor the negotiating history of this Nonsolicitation Agreement shall be used or referred to in connection with the construction or interpretation of this Nonsolicitation Agreement. As used in this Nonsolicitation Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated in this Nonsolicitation Agreement, all references in this Nonsolicitation Agreement to “Sections” are intended to refer to Sections of this Nonsolicitation Agreement.

15. Survival of Obligations. Except as specifically provided herein, the obligations of the Stockholder under Sections 2, 5 and 11 of this Nonsolicitation Agreement shall survive the expiration of the Nonsolicitation Period. The expiration of the Nonsolicitation Period shall not operate to relieve the Stockholder of any obligation or liability arising from any prior breach by the Stockholder of any provision of this Nonsolicitation Agreement.

16. Amendment. This Nonsolicitation Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Stockholder, the Purchaser (or any successor to the Purchaser) and the Company (or any successor to the Company).

17. Defined Terms. For purposes of this Nonsolicitation Agreement:

(a) “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

(b) “Confidential Information” means any non-public information (whether or not in written form and whether or not expressly designated as confidential) relating directly or indirectly to the Purchaser, any of the Acquired Companies or any of the Purchaser’s other subsidiaries or relating directly or indirectly to the business, operations, financial affairs, performance, assets, technology, processes, products, contracts, customers, licensees, sublicensees, suppliers, personnel, consultants or plans of the Purchaser, any of the Acquired Companies or any of the Purchaser’s other subsidiaries (including any such information consisting of or otherwise relating to trade secrets, know-how, technology, inventions, prototypes, designs, drawings, sketches, processes, license or sublicense arrangements, formulae, proposals, research and development activities, customer lists or preferences, pricing lists, referral sources, marketing or sales techniques or plans, operations manuals, service manuals, financial information, projections, lists of consultants, lists of suppliers or lists of distributors); provided, however, that “Confidential Information” shall not be deemed to include information of the Company that was already publicly known and in the public domain prior to the time of its initial disclosure to the Stockholder.

(c) “Indemnitees” shall include: (i) the Purchaser; (ii) the Company; (iii) each Person who is or becomes an Affiliate of the Purchaser or the Company; and (iv) the successors and assigns of each of the Persons referred to in clauses “(i)”, “(ii)” and “(iii)” of this sentence.

(d) “Nonsolicitation Period” shall mean the period commencing on the date of this Nonsolicitation Agreement and ending on the second anniversary of the date of this Nonsolicitation Agreement; provided, however, that in the event of any breach on the part of the Stockholder of any provision of this Nonsolicitation Agreement, the Nonsolicitation Period shall be automatically extended by a number of days equal to the total number of days in the period from the date on which such breach shall have first occurred through the date as of which such breach shall have been fully cured.

(e) “Person” means any: (i) individual; (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity; or (iii) governmental body or authority.

In Witness Whereof, the Stockholder has duly executed and delivered this Nonsolicitation Agreement as of the date first above written.

[Name of Stockholder] Address: ________________________________________ Telephone No.:( )_____________Facsimile:( )______________